Exhibit 10.2

LOAN AGREEMENT

Dated as of August 6, 2025

between

MANNKIND CORPORATION,
(as Borrower),

Certain Subsidiaries of Borrower from time to time party hereto,
(as other Credit Parties),

WILMINGTON TRUST, NATIONAL ASSOCIATION,
(as Agent),

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP,
(as Blackstone Representative and Lead Arranger),

and

the Lenders from time to time party hereto

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TABLE OF CONTENTS

Page

1.	ACCOUNTING AND OTHER TERMS	1
2.	LOANS AND TERMS OF PAYMENT	3
2.1	Promise to Pay	3
2.2	Commitments.	3
2.3	Payment of Interest on the Credit Extensions	8
2.4	[Reserved]	12
2.5	Requirements of Law; Increased Costs	12
2.6	Taxes; Withholding, Etc.	13
2.7	Fees	16
2.8	Register; Term Loan Note	17
2.9	Benchmark Replacement Setting	17
2.10	Incremental Delayed Draw Term Loans.	19
2.11	Mitigation Obligations; Replacement of Lenders.	20
3.	CONDITIONS OF TERM LOAN	21
3.1	Conditions Precedent to Closing Date	21
3.2	Conditions to Each Credit Extension.	23
3.3	Covenant to Deliver	24
3.4	Procedures for Borrowing	24
4.	REPRESENTATIONS AND WARRANTIES	24
4.1	Due Organization, Power and Authority	24
4.2	Equity Interests	24
4.3	Authorization; No Conflict	25
4.4	Government Consents; Third Party Consents	25
4.5	Binding Obligation	25
4.6	Collateral and Intellectual Property	25
4.7	Adverse Proceedings, Compliance with Laws	29
4.8	Exchange Act Documents; Financial Statements; Financial Condition; No Material Adverse Change; Books and Records	29
4.9	Solvency	30
4.10	Payment of Taxes	30
4.11	Environmental Matters	31
4.12	Material Contracts	31
4.13	Regulatory Compliance	32
4.14	Margin Stock	33
4.15	Subsidiaries	33
4.16	Employee Matters	33

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4.17	Full Disclosure	33
4.18	FCPA; Patriot Act; OFAC	34
4.19	Health Care Matters	35
4.20	IT Assets and Data Privacy.	38
4.21	Additional Representations and Warranties	39
5.	AFFIRMATIVE COVENANTS	39
5.1	Maintenance of Existence	39
5.2	Financial Statements, Notices	39
5.3	Taxes	44
5.4	Insurance	44
5.5	Operating Accounts	44
5.6	Compliance with Laws	45
5.7	Protection of Intellectual Property Rights	45
5.8	Books and Records	46
5.9	Access to Collateral; Audits; Lender Calls	46
5.10	Use of Proceeds	47
5.11	Further Assurances	47
5.12	Additional Collateral; Guarantors	47
5.13	Formation or Acquisition of Subsidiaries	48
5.14	Post‑Closing Requirements	49
5.15	Environmental	49
5.16	[Reserved]	51
5.17	[Reserved]	51
5.18	Credit Party Minimum Coverage	51
6.	NEGATIVE COVENANTS	51
6.1	Dispositions	51
6.2	Fundamental Changes	52
6.3	Mergers, Acquisitions, Liquidations or Dissolutions	52
6.4	Indebtedness	53
6.5	Encumbrances	53
6.6	No Further Negative Pledges	54
6.7	Maintenance of Collateral Accounts	54
6.8	Distributions; Investments	54
6.9	No Restrictions on Subsidiary Distributions	54
6.10	Junior Indebtedness	54
6.11	Amendments or Waivers of Organizational Documents or Junior Indebtedness	55
6.12	Compliance	55
6.13	Compliance with Anti‑Terrorism Laws	56
6.14	Amendments or Waivers of Material Contracts	56
6.15	Transactions with Affiliates	56
6.16	[Reserved]	57
6.17	Minimum Liquidity	57
6.18	No Liability Management Transactions.	57

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6.19	Fiscal Year	57
6.20	Royalty Transaction	57
7.	EVENTS OF DEFAULT	57
7.1	Payment Default	57
7.2	Covenant Default	58
7.3	Material Adverse Change	58
7.4	Attachment; Levy; Restraint on Business	58
7.5	Insolvency	58
7.6	Other Agreements	59
7.7	Judgments	60
7.8	Misrepresentations	60
7.9	Loan Documents; Collateral	60
7.10	Subordinated Debt	60
7.11	ERISA Event	61
7.12	Regulatory Matters	61
7.13	Change in Control	61
8.	RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT	61
8.1	Rights and Remedies	61
8.2	Power of Attorney	63
8.3	Application of Payments and Proceeds Upon Default	63
8.4	Agent’s Liability for Collateral	64
8.5	No Waiver; Remedies Cumulative	64
8.6	Demand Waiver	64
9.	NOTICES.	64
10.	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER	66
11.	GENERAL PROVISIONS	66
11.1	Successors and Assigns	66
11.2	Indemnification; Lender and Agent Expenses	69
11.3	Severability of Provisions	69
11.4	Royalty Transaction Right of First Refusal	70
11.5	Amendments in Writing; Integration	70
11.6	Counterparts	71
11.7	Survival	71
11.8	Confidentiality	72
11.9	Release of Collateral or Guarantors	73
11.10	Right of Set‑Off	73
11.11	Marshalling; Payments Set Aside	74
11.12	Electronic Execution of Documents	74

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11.13	Captions	75
11.14	Construction of Agreement	75
11.15	Third Parties	75
11.16	No Advisory or Fiduciary Duty	75
11.17	Contractual recognition of Bail‑In	75
11.18	Currency Equivalents Generally	76
11.19	Reinstatement	76
11.20	Restricted Licenses	76
12.	AGENT	77
12.1	Appointment and Authority	77
12.2	Arranger Has No Liability	78
12.3	Exculpatory Provisions	78
12.4	Reliance by Agent	81
12.5	Delegation of Duties	81
12.6	Resignation of Agent	81
12.7	Non‑Reliance on Agent and Other Lenders	82
12.8	No Other Duties, Etc.	83
12.9	Agent May File Proofs of Claim	83
12.10	Collateral and Guaranty Matters	83
12.11	Indemnification by Lenders	85
12.12	Patriot Act	86
12.13	Costs and Expenses; Indemnification	86
12.14	Survival	87
12.15	Erroneous Payments	87
12.16	Enforcement	89
13.	GUARANTY	89
13.1	Guaranty	89
13.2	Limitation of Guaranty	90
13.3	Authorization; Other Agreements	90
13.4	Guaranty Absolute and Unconditional	90
13.5	Waivers	91
13.6	Reliance	92
13.7	Contribution	92
14.	DEFINITIONS	92
14.1	Definitions	92

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Attachments to Loan Agreement

1. Annex 1 – Commitments

2. Exhibit A – Payment/Advance Form

3. Exhibit B – Form of Term Loan Note

4. Exhibit C – Form of Borrowing Notice

5. Exhibit D – Form of Compliance Certificate

6. Exhibit E – [Reserved]

7. Exhibit F – Form of Security Agreement

8. Exhibit G – Form of Assignment and Assumption

9. Exhibit H – Form of Joinder Agreement

10. Exhibit I – [Reserved]

11. Exhibit J – Form of Interest Election Request

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of August 6, 2025 (the “Closing Date”), is by and among MANNKIND CORPORATION, a Delaware corporation (as “Borrower”), each other Person from time to time party hereto that is designated as a “Credit Party” (as defined below), WILMINGTON TRUST, NATIONAL ASSOCIATION (as “Agent”), Blackstone Alternative Credit Advisors LP (the “Blackstone Representative”) and each lender from time to time party hereto (each individually a “Lender” and collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Lenders have agreed, subject to the terms and conditions set forth herein, to extend certain credit facilities to Borrower consisting of (i) Initial Term Loans in an aggregate principal amount equal to $75,000,000 and (ii) Delayed Draw Term Loans in an aggregate principal amount equal to $125,000,000;

WHEREAS, the proceeds of the Term Loans shall be used (i)  to pay fees, costs, and expenses in connection with the funding of the Term Loans, and (ii) for general corporate purposes of Borrower and its Subsidiaries;

WHEREAS, Borrower desires to secure the Obligations by granting to Agent, for the benefit of the Secured Parties, a security interest in and Lien upon the Collateral granted by it pursuant to the Collateral Documents; and

WHEREAS, subject to the terms hereof, each Guarantor is willing to guarantee all of the Obligations and to grant to Agent, for the benefit of the Secured Parties, a security interest in and Lien upon the Collateral granted by it pursuant to the Collateral Documents.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1. ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with GAAP. All accounting calculations and determinations must be made following GAAP. Unless otherwise expressly provided, all financial covenants and financial terms shall be computed on a consolidated basis for Borrower and its Subsidiaries, in each case without duplication. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either Borrower or the Blackstone Representative shall so request, the Blackstone Representative and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder, before and after giving effect to such change or issuance.

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Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted, and all payments made by the Credit Parties to Agent or the Lenders with respect to the Obligations shall be in Dollars.

For purposes of determining compliance with Section 6 with respect to the amount of any Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness is incurred, made or acquired (so long as such Indebtedness, at the time incurred, made or acquired, was permitted hereunder).

Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including a statutory division pursuant to Section 18‑217 of the Delaware Limited Liability Company Act: (a) if any asset or property of any Person becomes the asset or property of one or more different Persons, then such asset or property shall be deemed to have been disposed of from the original Person to the subsequent Person(s) on the date such division becomes effective, (b) if any obligation or liability of any Person becomes the obligation or liability of one or more different Person(s), then the original Person shall be deemed to have been automatically released from such obligation or liability and such obligation or liability shall be deemed to have been assumed by the subsequent Person(s), in each case, on the date such division becomes effective and (c) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests on the date such division becomes effective.

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2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrower hereby unconditionally promises to pay to the Lenders the outstanding principal amount of the Term Loans advanced to Borrower by the Lenders, and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Commitments.

(a)

(a) Availability; Borrowing. Subject to the terms and conditions of this Agreement (including, as applicable, Sections 3.1, 3.2, 3.3 and 3.4):

(i) Each Lender with an Initial Term Loan Commitment severally and not jointly agrees to make to Borrower on the Closing Date initial term loans denominated in Dollars equal to such Lender’s Initial Term Loan Commitment (collectively, the “Initial Term Loan”). After repayment or prepayment, the Initial Term Loan may not be re‑borrowed.

(ii) At any time and from time to time during the Delayed Draw Commitment Period, each Lender with a Delayed Draw Commitment severally and not jointly agrees to make to Borrower on the applicable Funding Date delayed draw term loans denominated in Dollars in an aggregate amount not to exceed the Delayed Draw Commitment of such Lender (the “Delayed Draw Term Loans”). After repayment or prepayment, the Delayed Draw Term Loans may not be re-borrowed.

(iii) Borrower shall give Agent irrevocable written notice in the form of the Borrowing Notice attached hereto as Exhibit C (the “Borrowing Notice”) (which notice must be received by the Agent prior to 1:00 p.m. Eastern Time, (1) with respect to any Borrowing on the Closing Date, five (5)  Business Days prior to the Closing Date, (2) with respect to any Delayed Draw Term Loan Borrowing that is a Base Rate Loan, six (6) Business Days prior to the anticipated Funding Date, and (3) with respect to any Delayed Draw Term Loan Borrowing that is a SOFR Loan, three (3) Business Days prior to the anticipated Funding Date (or, in each case, such later time as may be agreed by the Blackstone Representative and the Agent)) requesting that the Lenders make the applicable Term Loans on the applicable Funding Date and specifying (v) the amount to be borrowed, (w) the Class of Loans to be borrowed, (x) the Type of Loans to be borrowed (and if a SOFR Loan, the Interest Period applicable thereto), (y) the Funding Date (which shall be a Business Day) and (z) the wiring information of the account of Borrower in which the proceeds of the requested Term Loans are to be disbursed. Upon receipt of such notice, Agent shall promptly notify each Lender thereof. Subject to the terms and conditions of this Agreement and the other Loan Documents, on the Funding Date set forth in the applicable Borrowing Notice, each such Lender shall fund (x) in the case of the Borrowing being made on the Closing Date, as directed by Borrower pursuant to the Payment / Advance Form and the Funding Direction Letter an amount in immediately available funds equal to the Initial Term Loans to be made by such Lender in accordance with the terms

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hereof and (y) in the case of any Borrowing being made after the Closing Date, the amount of such Lender’s pro rata share (based on the Delayed Draw Commitments) of such Borrowing to Agent, to the account of Agent specified for such purpose, prior to 1:00 p.m. Eastern Time, on the applicable Funding Date and the proceeds of such Borrowing received by Agent will then be made available to the Borrower by Agent by wire transferring such proceeds to the account of Borrower designated in the applicable Borrowing Notice on the requested Funding Date. The Borrower may not request more than five (5) Borrowings of Delayed Draw Term Loans during the Delayed Draw Commitment Period. Each Borrowing of Delayed Draw Term Loans shall be in a minimum principal amount of $25,000,000 and integral multiples of $500,000 in excess thereof (or, in each case, if less, the remaining amount of Delayed Draw Commitments or such lesser amount if Borrower and Agent (acting at the direction of the Blackstone Representative) otherwise agree).

(iv) The Initial Term Loan Commitment of each Lender shall be automatically and permanently reduced to zero on the Closing Date immediately following the funding of the Initial Term Loans. The Delayed Draw Commitment of each Lender shall be automatically and permanently reduced on a dollar-for-dollar basis upon each Funding Date by the principal amount of Delayed Draw Term Loans funded on such Funding Date, and any remaining Delayed Draw Commitments shall automatically and permanently be reduced to zero upon the expiration of the Delayed Draw Commitment Period.

(v) Unless Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to Agent its portion of the borrowing to be made on such date, Agent may assume that such Lender has made such amount available to Agent on such date of borrowing, and Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender and Agent has made available the same to Borrower, Agent shall be entitled to recover such corresponding amount from such Lender together with interest at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Agent. Agent shall also be entitled to recover from Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower, to the date such corresponding amount is recovered by Agent, at a rate per annum equal to the rate of interest then applicable to the applicable Term Loans pursuant to Section 2.3(a).

(b) Repayment. Borrower shall, on the Term Loan Maturity Date, repay the outstanding principal amount of the Term Loans to Agent, for the ratable account of the Lenders, together with all accrued and unpaid interest and fees, and all other outstanding Obligations.

(c) Prepayment of Term Loans.

(i) Borrower shall have the option, at any time after the applicable Funding Date, to prepay, in whole or in part, the Term Loans advanced by the Lenders under this

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Agreement; provided that (A) Borrower shall provide written notice to Agent of its election under this Section 2.2(c)(i) (which may be conditioned on the consummation of other transactions but shall otherwise be irrevocable unless Agent (acting at the direction of the Blackstone Representative) otherwise consents in writing, and upon receipt of any such written notice, Agent shall promptly notify each or, as the case may be, any relevant Lender thereof) to prepay all or only part of the Term Loan at least five (5) Business Days prior to such prepayment (unless otherwise agreed by the Blackstone Representative and Agent), and (B) such prepayment shall be accompanied by any and all accrued and unpaid interest on the principal amount to be prepaid to the date of prepayment, the Prepayment Premium (if applicable), and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents. Partial prepayments of the Term Loans shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Each notice of prepayment provided to Agent under this Section 2.2(c)(i) shall specify the date (which shall be a Business Day) of such prepayments, the Class of Loans being prepaid, the amount of such prepayment and the amount of Prepayment Premium (if applicable) payable as a result of such prepayment.

(ii) Upon the occurrence of a Change in Control, Borrower shall immediately prepay all of the Term Loans in full in an amount equal to the sum of (A) all unpaid principal and any and all accrued and unpaid interest with respect to the Term Loans, and (B) the Prepayment Premium (if applicable), and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents.

(iii) If at any time any Credit Party or any Subsidiary of a Credit Party shall incur Indebtedness not constituting Permitted Indebtedness, then (A) Borrower shall promptly notify Agent in writing of such incurrence of Indebtedness (including the amount of the Net Issuance Proceeds received by a Credit Party or such Subsidiary in respect thereof) (and upon receipt of any such written notice Agent shall promptly notify each relevant Lender thereof) and (B) promptly (and in any event, within five (5) Business Days (or such later date as agreed by the Blackstone Representative)) upon receipt by a Credit Party or such Subsidiary of the Net Issuance Proceeds of incurrence of such Indebtedness, Borrower shall deliver, or cause to be delivered, one hundred percent (100%) of such Net Issuance Proceeds to Agent for distribution to the Lenders as a prepayment of the Term Loans, together with any and all accrued and unpaid interest with respect to the Term Loans so prepaid, and the Prepayment Premium (if applicable). Any prepayment required pursuant to this clause (iii) shall not be deemed to be the exclusive right or remedy of the Lenders with respect to such incurrence of Indebtedness not constituting Permitted Indebtedness, and such incurrence shall constitute an Event of Default (and Agent and Lenders shall have all rights and remedies in respect thereof).

(iv) Upon receipt by any Credit Party or any Subsidiary of Net Proceeds from the occurrence of any Asset Sale not made in the ordinary course of business or any Event of Loss, to the extent the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Asset Sale or Event of Loss and all other such Asset Sales and Events of Loss received during the same fiscal year exceeds $10,000,000 then (A) Borrower shall promptly notify Agent in writing of such Asset Sale or Event of Loss (including the amount of the Net Proceeds received by a Credit Party or

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such Subsidiary in respect thereof) (and upon receipt of any such written notice Agent shall promptly notify each relevant Lender thereof), and (B) promptly (and in any event, within three (3) Business Days (or such later date as agreed by the Blackstone Representative and Agent)) upon receipt by a Credit Party or such Subsidiary of the Net Proceeds of such Asset Sale or Event of Loss, Borrower shall deliver, or cause to be delivered, one hundred percent (100%) of such Net Proceeds (in excess of the threshold set forth above) to Agent for distribution to the Lenders as a prepayment of the Term Loans, together with any and all accrued and unpaid interest with respect to the Term Loans so prepaid, and, to the extent such prepayment constitutes a Prepayment Premium Trigger Event, the Prepayment Premium (if applicable).

(v) Notwithstanding clause (iv) above, and provided that no Default or Event of Default has occurred and is continuing, no prepayment of all (or a portion) of such Net Proceeds pursuant to clause (iv) above shall be required to the extent (i) a Credit Party or such Subsidiary reinvests the Net Proceeds (or applicable portion thereof) of any such Asset Sale or Event of Loss with respect to Collateral in assets or property of any Credit Party constituting Collateral of a kind then used or usable in the business of such Credit Party, or (ii) a Credit Party or such Subsidiary reinvests the Net Proceeds (or applicable portion thereof) of any such Asset Sale or Event of Loss with respect to assets that are not Collateral in assets or property of any Credit Party or Subsidiary of a kind then used or usable in the business of such Credit Party or Subsidiary, in each case within three hundred sixty‑five (365) days after the date of receipt of such Net Proceeds or enters into a binding commitment thereof within said three hundred sixty‑five (365) day period and subsequently makes such reinvestment within one hundred eighty (180) days after the final day of such three hundred sixty‑five (365) day period. Pending such reinvestment, the Net Proceeds shall be deposited, and shall remain on deposit, in a deposit account subject to a Control Agreement.

(d) Allocation of Prepayments. Each prepayment or repayment by Borrower on account of principal of and interest on each Class of Loan shall be applied by Agent on a pro rata basis according to the respective outstanding principal amounts of the Term Loans then held by the Lenders making up that Class. Each prepayment or repayment required to be made with respect to the Term Loans shall be applied by Agent on a pro rata basis to the Initial Term Loans and Delayed Draw Term Loans according to the respective outstanding principal amounts of the Term Loans of each such Class.

(e) Declined Amounts. In the event of any mandatory prepayment of the Term Loans pursuant to Sections 2.2(c)(ii), (iii) or (iv) (an “Applicable Mandatory Prepayment”), (i) Borrower shall provide written notice to Agent no later than 12:00 p.m. Eastern Time, three (3) Business Days prior to the Applicable Mandatory Prepayment, which notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and the Prepayment Premium (if any) applicable thereto and (ii) each Lender may reject all or a portion of its share of such Applicable Mandatory Prepayment by written notice (each, a “Rejection Notice”) (each such Lender, a “Rejecting Lender”) to Agent no later than 2:00 p.m. Eastern Time, two (2) Business Days prior to the date of prepayment (the “Rejection Deadline”). If a Lender fails to deliver a Rejection Notice to Agent at or prior to the Rejection Deadline, such Lender shall be deemed to have accepted its ratable share of the Applicable

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Mandatory Prepayment. The aggregate portion of such Applicable Mandatory Prepayment that is rejected by Lenders pursuant to Rejection Notices shall be referred to as the “Rejected Amount”. Such Rejected Amount shall be offered to each Lender holding the same Class of Loans as such Rejecting Lender that is not a Rejecting Lender pro rata, and such Lender may reject all or a portion of its share of the Rejected Amount by no later than 2:00 pm Eastern Time, one (1) Business Day prior to the date of prepayment pursuant to the procedures set forth in the immediately preceding sentence and the aggregate portion of such Rejected Amount that is rejected by the Lenders shall be returned by Agent to Borrower and may be used by Borrower in any manner not prohibited by the Loan Documents.

(f) Prepayment Premium. Upon the occurrence of a Prepayment Premium Trigger Event, Borrower shall pay to Agent, for the account of the Lenders, the Prepayment Premium, plus any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment. Any such Prepayment Premium shall be fully earned on the date due and payable and shall not be refundable or subject to proration for any reason. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if a Prepayment Premium Trigger Event occurs under clauses (a)(ii), (b), (c) or (d) of the definition thereof, the Prepayment Premium, determined as of the date of such acceleration or event, shall be automatically due and payable and shall be treated and deemed as though the entire principal amount of the Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Prepayment Premium payable in accordance with this Section 2.2(f) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Prepayment Premium Trigger Event, and Borrower and Guarantors agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be due and payable in the event the Obligations (or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or if the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code (with the Prepayment Premium being determined as of the date of such foreclosure, deed in lieu of foreclosure, reinstatement or other event). If the Prepayment Premium becomes due and payable pursuant to this Agreement, such Prepayment Premium shall be deemed to be principal of the Term Loans, and interest shall accrue on the full principal amount of the Term Loans (including the Prepayment Premium) from and after the applicable Prepayment Premium Trigger Event. In the event the Prepayment Premium is determined not to be due or payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Prepayment Premium shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. BORROWER AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO AND THE SAME IS NOT OUTSIDE THEIR LEGAL CAPACITY (WHETHER AS A RESULT OF FINANCIAL ASSISTANCE, CORPORATE BENEFIT, THIN CAPITALIZATION, CAPITAL MAINTENANCE OR LIQUIDITY MAINTENANCE RULES OR OTHER LEGAL PRINCIPLES)) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH PREPAYMENT, INCLUDING ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO AN INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY INSOLVENCY LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Credit

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Parties, Agent and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Credit Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Borrower and Guarantors expressly agree that (i)  the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.2(f), (v) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, and (vi) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders, and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Prepayment Premium Trigger Event.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Subject to Section 2.3(b) and Section 2.3(e), the principal amount outstanding under the Term Loans shall accrue interest at a per annum rate equal to Adjusted Term SOFR or the Base Rate, as the case may be, plus the Applicable Margin, which interest shall be payable quarterly in arrears in accordance with this Section 2.3.

(ii) Interest shall accrue on the Term Loans commencing on, and including, the day on which the Term Loans are made, and shall not accrue on the Term Loans, or any portion thereof, for the day on which such Term Loans or such portion is paid.

(iii) Each Borrowing of Term Loans initially shall be of the Type specified in the applicable Borrowing Notice. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this clause (iii), Borrower shall deliver a duly completed and executed irrevocable written notice in the form of the Interest Election Required attached hereto as Exhibit J (the “Interest Election Request”) to Agent not later than 12:00 p.m., Eastern Time, (x) three (3) Business Days prior to the requested date of any continuation of SOFR Loans or any conversion of Base Rate Loans to SOFR Loans, and (y) one (1) Business Day prior to the requested date of any conversion of SOFR Loans to Base Rate Loans. Each Interest Election Request shall specify (x) the Borrowing to which such Interest Election Request applies, (y) the effective

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date of the election made pursuant to such Interest Election Request, which shall be a Business Day and (z) whether the resulting Borrowing is to be a Base Rate Borrowing or a Term SOFR Borrowing. If an Interest Election Request with respect to a SOFR Loan is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an interest period of one month.

(b) Default Rate. Following the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to 2.00%, plus the rate otherwise applicable to the Term Loans or other Obligations as provided in Sections 2.3(a) (the “Default Rate”), and such interest shall be payable entirely in cash on demand of the Blackstone Representative (notice of which shall be provided to the Agent); provided, that the Blackstone Representative may waive the Default Rate in its sole discretion. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent, the Blackstone Representative or the Lenders.

(c) 360‑Day Year. Interest shall be computed on the basis of a year of a 360 days and the actual number of days elapsed.

(d) Payments.

(i) Except as otherwise expressly provided herein, all loan payments (and any other payments hereunder) by Borrower hereunder shall be made on the date specified herein to such bank account of Agent as specified in writing by Agent from time to time to Borrower and the Lenders. Interest is payable on each Interest Date, beginning (in the case of Base Rate Loan) on September 30, 2025, on the date of any payment or prepayment or acceleration, in whole or in part, of principal outstanding on the Term Loans, on the principal amount so paid or prepaid or accelerated, and on the Term Loan Maturity Date. Payments of principal or interest received after 2:00 p.m. Eastern Time on such date are considered received at the opening of business on the next Business Day. Except as otherwise expressly provided herein, when a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Agent shall distribute such payments on a pro rata basis to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 12.14.

(ii) If, other than as expressly provided elsewhere herein or required by court order, any Lender shall obtain payment in respect of any principal or interest on account of the Term Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated

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hereunder) thereof, such Lender shall (A) immediately notify Agent of such fact, and (B) hold such amounts in trust for the benefit of Agent and the other Lenders and promptly pay or deliver to Agent, for application to the Term Loans made by the other Lenders pursuant to this Agreement, such excess amounts in the form received. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant permitted hereunder.

(iii) [Reserved].

(iv) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.13 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.13 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.13. If any Lender shall fail to make any payment required to be made by it pursuant to Section 12.13, then Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by Agent for the account of such Lender under any Loan Document to satisfy such Lender’s obligation to Agent.

(v) Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(e) Inability to Determine Rates. Subject to Section 2.9, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Agent, Agent shall

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promptly so notify Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, Borrower shall be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans shall be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.5. Subject to Section 2.9, if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Agent without reference to clause (c) of the definition of “Base Rate” until Agent revokes such determination.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent (in consultation with Borrower and at the direction of the Blackstone Representative) shall endeavor in good faith to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent shall promptly notify the Lenders and Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g) Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to Borrower (through Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Loans shall, if necessary to avoid such illegality, be determined by Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the

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definition of “Base Rate,” in each case until Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.5.

2.4 [Reserved].

2.5 Requirements of Law; Increased Costs. In the event that any applicable Change in Law:

(a) Does or shall subject Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement or the Term Loans made hereunder (except, in each case, Indemnified Taxes, Taxes described in clause (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes);

(b) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan, insurance charge or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Agent or any Lender; or

(c) Does or shall impose on Agent or any Lender any other condition (other than Taxes); and the result of any of the foregoing is to increase the cost to Agent or any Lender (as determined by such Person in good faith using calculation methods customary in the industry) of making, renewing or maintaining the Term Loan, or to reduce any amount receivable in respect thereof, or to reduce the rate of return on the capital of Agent or any Lender or any Person controlling Agent or any Lender, then, in any such case, Borrower shall promptly pay to Agent or such Lender, as applicable, within thirty (30) days of its receipt of the certificate described below, any additional amounts necessary to compensate Agent or such Lender for such additional cost or reduced amounts receivable, or rate of return as reasonably determined by Agent or such Lender with respect to this Agreement, or the Term Loans made hereunder. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5, it shall promptly notify Borrower (and such Lender shall promptly notify Agent) in writing of the event by reason of which it has become so entitled, and a certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by Agent or such Lender to Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and the payment of the outstanding Term Loan and all other Obligations. Failure or delay on the part of Agent or any Lender to demand compensation for any increased costs or reduction in amounts received or receivable, or reduction in return on capital under this Section 2.5, shall not constitute a waiver of Agent’s or any Lender’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate Agent or any Lender under this Section 2.5 with respect to increased costs or reductions with respect to any period prior to the date that is one hundred eighty (180) days prior to the date of the delivery of the notice required pursuant to the foregoing provisions of this paragraph; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the

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180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

2.6 Taxes; Withholding, Etc.

(a) All sums payable by or on account of any obligation of any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by Requirements of Law (as determined in the good faith discretion of an applicable Credit Party or Agent)) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority. In addition, Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of Agent timely reimburse it for the payment of, and indemnify and hold Agent and each Lender harmless from, Other Taxes, and as soon as reasonably practicable after the date of paying such sum, Borrower shall furnish to Agent or such Lender, if reasonably available, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(b) If any Credit Party or Agent is required by Requirements of Law to make any deduction or withholding on account of any Tax (as determined in the good faith discretion of an applicable Credit Party or Agent, as applicable) from any sum paid or payable by any Credit Party to Agent or any Lender under any of the Loan Documents: (i)such Person shall notify Agent or such Lender, as applicable, in writing of any such requirement or any change in any such requirement promptly after a Credit Party becomes aware of it; (ii) such Person shall be entitled to make any such withholding or deduction; (iii) such Person shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law; (iv) if the Tax is an Indemnified Tax, the sum payable by the applicable Credit Party in respect of which the relevant deduction, withholding or payment of Indemnified Tax is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.6(b)), Agent or such Lender, as applicable, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Tax been required or made; and (v) as soon as practicable after paying any sum from which it is required by Requirements of Law to make any deduction or withholding, Borrower shall deliver to Agent and each Lender evidence reasonably satisfactory to Agent and Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority, including, if reasonably available, the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment or a copy of the return reporting such payment.

(c) Borrower shall indemnify each Lender or, as applicable (and without double counting), Agent for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6) payable or paid by such Lender or Agent, or required to be withheld or deducted from a payment to such Lender or Agent, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and any indemnification payment pursuant to this Section 2.6(c) shall be made to Agent or any Lender within thirty (30) days from written demand therefor, except that no

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payment shall be due from Borrower under this Section 2.6(c) to the extent that the relevant Lender has been compensated by an increased payment under Section 2.6(b)(iv) above with respect to the same Indemnified Taxes. In the case of the first and the second sentence of this Section 2.6(c), a certificate as to the amount of such payment or liability delivered to Borrower by Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of Lender, shall be conclusive absent manifest error.

(d) Status of Lenders and Agent.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.6(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN or W‑8BEN‑E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W‑8BEN‑E, as

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applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b) executed copies of IRS Form W‑8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate in a form reasonably acceptable to Borrower and Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN or W‑8BEN‑E, as applicable; or

(d) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, IRS Form W‑8BEN‑E, a U.S. Tax Compliance Certificate in a form reasonably acceptable to Borrower and Agent, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in a form reasonably acceptable to Borrower and Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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To the extent legally permissible, Agent, on or prior to the date Agent becomes a party to this Agreement, shall (i) deliver a duly executed IRS Form W-9 to the Borrower in the event that Agent is a U.S. Person or (ii) if Agent is not a U.S. Person, deliver a duly executed applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts receivable for its own account.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(e) Borrower and each Lender acknowledge and agree that, for U.S. federal and other applicable income tax purposes, the Term Loans have original issue discount (“OID”) within the meaning of Section 1272 of the Code. Information regarding the amount of any OID, the issue price, the issue date and the yield to maturity of the Term Loans may be obtained by writing to the Borrower at the following address: 30930 Russell Ranch Road Suite 300, Westlake Village, CA 91362, Attention: Chief Financial Officer, Email: cprentiss@mannkindcorp.com. Neither Borrower nor any Lender shall take any tax position inconsistent with this Section 2.6(e) unless otherwise required by applicable law or the final determination of a tax authority following a tax audit or examination.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 2.6 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

2.7 Fees.

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(a) Borrower shall pay the amounts required to be paid in the Lender Fee Letter and the Agent Fee Letter, in the manner and at the times required by each such letter.

(b) Borrower shall pay to Agent a fee (the “DDTL Ticking Fee”) for the account of each Delayed Draw Term Lender holding Delayed Draw Commitments for the period from the first anniversary of the Closing Date until the expiration of the Delayed Draw Commitment Period (or such earlier date as the Delayed Draw Commitment shall terminate as provided in this Agreement) computed at a rate of 1.0% per annum multiplied by the daily unused portion of the Delayed Draw Commitment of such Delayed Draw Term Lender during such period, in each case, payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with September 30, 2026, and on the expiration of the Delayed Draw Commitment Period, or such earlier date as the Delayed Draw Commitment shall terminate as provided in this Agreement, and shall be calculated based upon the actual number of days elapsed over a 360-day year. The DDTL Ticking Fee shall accrue at all times from and after the first anniversary of the Closing Date through the expiration of the Delayed Draw Commitment Period (or such earlier date as the Delayed Draw Commitment shall terminate as provided in this Agreement).

2.8 Register; Term Loan Note.

(a) Register. Agent, acting solely for this purpose as a non‑fiduciary agent of Borrower, shall maintain a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related stated interest amounts) of the Term Loans and the amounts due owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, Agent and any Lender (solely with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any interest in the Term Loans or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. This Section 2.8 and Section 11.1 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related Treasury Regulations (or any other relevant or successor provisions of the IRC or of such Treasury Regulations).

(b) Term Loan Note. Borrower shall execute and deliver to each Lender, upon written request, to evidence such Lender’s Term Loans, a Term Loan Note.

2.9 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent (acting at the direction of the Blackstone Representative), the Blackstone Representative and Borrower may amend this Agreement to replace the then‑current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event shall become effective at 5:00 p.m. Eastern Time on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Agent has not received, by

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such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.9(a) shall occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent (in consultation with Borrower and the Blackstone Representative) shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Agent shall promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent shall promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.9(d). Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.9, including any determination with respect to a tenor, rate or adjustment, or of the occurrence or non‑occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error, and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.9.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then‑current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent (acting at the direction of the Blackstone Representative) in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent (acting at the direction of the Blackstone Representative) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non‑representative and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then Agent (acting at the direction of the Blackstone Representative) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made,

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converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then‑current Benchmark is not an Available Tenor, the component of Base Rate based upon the then‑current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.10 Incremental Delayed Draw Term Loans.

(a) Subject to the terms and conditions of this Agreement, Borrower may at any time and from time to time after the Closing Date, subject to the prior written consent of the Blackstone Representative and the Required Lenders (to be granted or withheld in their sole and absolute discretion), by notice to Agent, the Blackstone Representative and the Lenders, request one or more additional Classes of Delayed Draw Term Loans or additional Delayed Draw Term Loans of the same Class of any existing Class of Delayed Draw Term Loans (the “Incremental Delayed Draw Term Loans” or the “Incremental Delayed Draw Term Facilities”). Notwithstanding anything to the contrary herein, the aggregate principal amount of Incremental Delayed Draw Term Facilities incurred hereunder shall not exceed $300,000,000 (the “Maximum Incremental Delayed Draw Term Amount”).

(b) Unless otherwise specified in the applicable Incremental Term Supplement (as defined below), each Incremental Delayed Draw Term Loan shall be on the same terms as, and shall be treated for all purposes as, the Delayed Draw Term Loans, respectively; provided that the Prepayment Premium (if any) applicable to such Incremental Delayed Draw Term Loans shall be determined by Borrower, the Blackstone Representative and the Required Lenders by mutual agreement at the time of incurrence of such Incremental Delayed Draw Term Loans and set forth in the applicable Incremental Term Supplement. Each Incremental Delayed Draw Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (unless Borrower and the Blackstone Representative otherwise agree); provided that such amount may be less than $1,000,000, if such amount represents all the remaining availability under the Maximum Incremental Term Amount set forth above.

(c) Each notice from Borrower pursuant to this Section 2.10 shall set forth the requested amount and type of the relevant Incremental Delayed Draw Term Facilities.

(d) Commitments in respect of Incremental Delayed Draw Term Facilities shall become commitments under this Agreement pursuant to a supplement (an “Incremental Term Supplement”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Lender agreeing to provide such commitment (provided that no Lender shall be obligated to provide any loans or commitments under any Incremental Delayed Draw Term Facility unless it so agrees), the Blackstone Representative, the Required Lenders and Agent. Incremental Delayed Draw Term Loans shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents. The effectiveness of any Incremental Term Supplement and the occurrence of any credit event (including the making of a Term Loan) pursuant to such Incremental Term Supplement may be subject to the satisfaction of such additional conditions as the parties

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thereto shall agree. Borrower shall use the proceeds of the Incremental Delayed Draw Term Facilities to fund business development activities.

2.11 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.5, or requires a Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5 or 2.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.5, or if a Credit Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.11(a), or if any Lender is a Defaulting Lender and failed to cure the circumstances as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower’s request that it cure such circumstances , then the Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.5 or Section 2.6) and obligations under this Agreement and the related Loan Documents to an eligible assignee under Section 11.1 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to Agent the assignment fee (if any) specified in Section 11.1;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Credit Parties (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.5 or payments required to be made pursuant to Section 2.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

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(v) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that an assignment required pursuant to this Section 2.11(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, Agent and the assignee; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

3. CONDITIONS OF TERM LOAN

3.1 Conditions Precedent to Closing Date. Subject to Section 5.14, the effectiveness of this Agreement and the occurrence of the Closing Date is subject to the satisfaction (or waiver in accordance with Section 11.5 hereof) of the following conditions:

(a) Agent’s and the Lenders’ receipt of (i) the Loan Documents (including, to the extent requested by a Lender at least two (2) Business Days prior to the Closing Date, a Term Loan Note, executed by Borrower) executed and delivered by each applicable Credit Party and Lender, which Loan Documents shall be in form and substance reasonably satisfactory to the Blackstone Representative, the Disclosure Letter, and each other schedule to such Loan Documents (the Disclosure Letter and such other schedules to be in form and substance reasonably satisfactory to the Blackstone Representative) and (ii) the Collateral Documents dated as of the Closing Date, executed in escrow by each of the applicable Credit Parties and Agent, to the extent applicable, and circulated but not released, which Collateral Documents shall be in form and substance reasonably satisfactory to Agent and the Blackstone Representative;

(b) Agent’s and the Lenders’ receipt of (i) true, correct and complete copies of the Operating Documents of each of the Credit Parties, and (ii) a Secretary’s Certificate with respect to each Credit Party dated the Closing Date, certifying (x) that the foregoing copies are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to the Blackstone Representative), (y) that the Borrowing Resolutions with respect to the Loan Documents are in full force and effect, true, correct, complete and have not been altered as of the Closing Date (such Borrowing Resolutions to be in form and substance reasonably satisfactory to the Blackstone Representative) , and (z) the specimen signatures of the officers of the Credit Parties authorized to execute and deliver the Loan Documents which specimens are to be attached to the Secretary’s Certificate;

(c) Agent’s and the Lenders’ receipt of the Perfection Certificate for Borrower and the other Credit Parties, in form and substance reasonably satisfactory to the Blackstone Representative;

(d) copies of the appropriate UCC financing statement forms and U.S. intellectual property filing documents, as applicable, with respect to the Collateral of the Credit Parties, in each case, for filing with the appropriate entity on or promptly after the Closing Date;

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(e) Agent’s and the Lenders’ receipt of a good standing certificate for each Credit Party, certified by the Secretary of State (or the equivalent thereof) of the jurisdiction of incorporation or formation of such Credit Party as of a date no earlier than thirty (30) days prior to the Closing Date;

(f) the Lenders shall be satisfied with lien searches regarding the Credit Parties made as of a date reasonably close to the Closing Date;

(g) Agent’s receipt of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Credit Party that are required to be pledged and so delivered under the Security Agreement, together with stock powers or assignments, as applicable, properly endorsed for transfer to Agent or duly executed in blank, in each case in form reasonably satisfactory to Agent, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), an executed uncertificated stock control agreement among the issuer, the registered owner and Agent substantially in the form attached as an Annex to the Security Agreement;

(h) each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, if any, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Blackstone Representative;

(i) Agent’s and the Lenders’ receipt of a legal opinion of Cooley LLP, in form and substance reasonably satisfactory to the Blackstone Representative;

(j) Agent’s and the Lenders’ receipt of (i) evidence that the products liability and general liability insurance policies maintained regarding any Collateral are in full force and effect, and (ii) appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Agent in accordance with Section 5.4;

(k) Agent’s and the Lenders’ receipt of all documentation and other information required by bank regulatory authorities under applicable “know‑your‑customer” and anti‑money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), to the extent requested, at least five (5) Business Days before the Closing Date;

(l) Agent’s and the Lenders’ receipt of the Agent Fee Letter and Blackstone Representative’s receipt of the Lender Fee Letter, and payment of Lender and Agent Expenses (to the extent invoiced at least one (1) Business Day prior to the Closing Date) and other fees then due as specified in Sections 2.4, 2.7 and 11.2 hereof;

(m) Agent’s and the Lenders’ receipt of a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming (i) there is no Adverse Proceeding pending or, to the Knowledge of the Credit Parties, threatened, that (x) contests the transactions contemplated by the Loan Documents or (y) individually or in the aggregate could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 4.7 of the Disclosure Letter (such certificate to be in form and substance reasonably satisfactory to the Blackstone Representative), and (ii) that Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

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(n) the Blackstone Representative’s receipt on or prior to the Closing Date of copies of each Material Contract identified as such in the Perfection Certificate;

(o) [Reserved];

(p) [Reserved];

(q) the Blackstone Representative’s receipt on or prior to the Closing Date of the Intercompany Subordination Agreement; and

(r) Agent’s and the Lender’s receipt on or prior to the Closing Date of the (x) Payment / Advance Form and (y) Funding Direction Letter, in each case in form and substance satisfactory to the Blackstone Representative.

For purposes of determining compliance with the conditions specified in Section 3.1 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions to Each Credit Extension. The obligation of each Lender to make any Credit Extension requested to be made by it hereunder on any date is subject to the satisfaction or waiver in accordance with Section 11.5 of the following conditions precedent:

(a) the representations and warranties made by the Credit Parties in Section 4 of this Agreement and in the other Loan Documents are true and correct in all material respects, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects, in each case, on the date on which the Term Loan is made (both with and without giving effect to the Term Loan) or as of such earlier date, as applicable);

(b) as of such Funding Date, there shall not have occurred and be continuing (i) any Material Adverse Change or (ii) any Default or Event of Default;

(c) in the case of a borrowing of Delayed Draw Term Loans, such borrowing shall occur during the Delayed Draw Commitment Period; and

(d) Agent shall have received a fully executed Borrowing Notice in accordance with Section 2.2(a)(iii).

Each delivery of a Borrowing Notice or notice requesting the issuance, amendment, extension and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 3.2 have been satisfied. Borrower shall

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provide such information as Agent may reasonably request to confirm that the conditions in this Section 3.2 have been satisfied.

3.3 Covenant to Deliver. The Credit Parties agree to deliver to Agent and the Lenders, if applicable, each item required to be delivered to Agent and the Lenders, if applicable, under this Agreement as a condition precedent to any Credit Extension; provided, however, that any such items set forth on Schedule 5.14 of the Disclosure Letter shall be delivered to Agent within the time period prescribed therefore on such schedule. The Credit Parties expressly agree that a Credit Extension made prior to the receipt by Agent and the Lenders, if applicable, of any such item shall not constitute a waiver by Agent, the Blackstone Representative or any Lender of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of any such item required to have been delivered by the date of such Credit Extension shall be in Agent’s (acting at the direction of the Blackstone Representative) sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of any Term Loan set forth in this Agreement, to obtain such Term Loan, Borrower shall deliver to Agent by electronic mail or facsimile a completed Payment/Advance Form in the form of Exhibit A hereto executed by a Responsible Officer of Borrower.

4. REPRESENTATIONS AND WARRANTIES

In order to induce Agent, the Blackstone Representative and the Lenders to enter into this Agreement and make the Credit Extensions from time to time, each Credit Party, jointly and severally, represents and warrants on behalf of itself and its Subsidiaries, to Agent, the Blackstone Representative and each Lender that the following statements are true and correct as of the Closing Date and on each Funding Date (both with and without giving effect to such Loan) and as of any other date on which the representations and warranties are required to be made:

4.1 Due Organization, Power and Authority. Each of Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, organization or formation identified on Schedule 4.15 of the Disclosure Letter, (b) has all requisite power and authority to (i) own, lease, license and operate its assets and properties and to carry on its business as currently conducted, and (ii) execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and otherwise carry out the transactions contemplated thereby, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease, license or operation of assets or properties or the conduct of its business requires such qualification, and (d) has all requisite Governmental Approvals to operate its business as currently conducted, except, in each case referred to in clauses (a) (other than with respect to Borrower and any other Credit Party), (b)(i), (c) or (d) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.2 Equity Interests. All of the outstanding Equity Interests in each Subsidiary of Borrower, the Equity Interests of which are required to be pledged pursuant to the Collateral Documents, have been duly authorized and validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, are non‑assessable, and, on the Closing Date, all such

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Equity Interests owned directly by Borrower or any other Credit Party are owned free and clear of all Liens except for Permitted Liens. Schedule 4.2 of the Disclosure Letter identifies each Person, the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral Documents.

4.3 Authorization; No Conflict. Except as set forth on Schedule 4.3 of the Disclosure Letter, the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and shall not (i) contravene the terms of any of such Credit Party’s Operating Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any provision of any security issued by such Credit Party or of any agreement, instrument or other undertaking to which such Credit Party is a party or affecting such Credit Party or the assets or properties of such Credit Party or any of its Subsidiaries or (B) any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its properties or assets are subject, (iii) result in the creation of any Lien (other than under the Loan Documents) or (iv) violate any Requirements of Law, except, in the cases of clauses (b)(ii) and (b)(iv) above, to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.4 Government Consents; Third Party Consents. Except as set forth on Schedule 4.4 of the Disclosure Letter, no Governmental Approval or other approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (including any counterparty to any Material Contract) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties to Agent in favor and for the benefit of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) filings under state or federal securities laws and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.5 Binding Obligation. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and constitutes a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally,.

4.6 Collateral and Intellectual Property.

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(a) (i) its exact legal name is that indicated on the completed perfection certificate signed by such Credit Party and delivered to the Agent and the Lenders in connection with this Agreement (with respect to all Credit Parties, collectively, the “Perfection Certificate”) and on the signature page hereof; (ii) it is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth its organizational identification number or accurately states that it has none; (iv) the Perfection Certificate accurately sets forth as of the Closing Date its place of business, or, if more than one, its chief executive office as well as its mailing address (if different than its chief executive office); (v) it (and each of its predecessors) has not, in the five (5) years prior to the Closing Date, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete in all material respects as of the Closing Date.

(b) (i) it has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under any Collateral Document, free and clear of any and all Liens except Permitted Liens, except as could not materially interfere with the Credit Parties’ ability to conduct their business as currently conducted, including any material loss of rights, and (ii) it has no Deposit Accounts maintained at a bank or other depository or financial institution other than the deposit or current accounts described in the Perfection Certificate delivered to Agent and the Lenders in connection herewith.

(c) A true, correct and complete list of each item of Registered Product IP that is owned or co‑owned by, or exclusively licensed to, any Credit Party or any of its Subsidiaries, including its name/title, current owner, registration, patent or application number, and registration or application date, is set forth on Schedule 4.6(c) of the Disclosure Letter. Each such item of owned or co‑owned Registered Product IP is subsisting and no such item of Registered Product IP has lapsed, expired, been cancelled or invalidated or become abandoned (other than as permitted under clause (i) of the definition of “Permitted Transfers”). To the Knowledge of the Credit Parties, each such item of Registered Product IP that is licensed from another Person is subsisting, valid and enforceable (or will be enforceable upon issuance) and without material defects, and no such item of Registered Product IP has lapsed, expired, been cancelled or invalidated, or become abandoned (other than through the lapse, expiration or abandonment of such Registered Product IP in the exercise of ordinary course prosecution practices and reasonable business judgment). To the Knowledge of the Credit Parties, each item of Registered Product IP owned by any Credit Party or any of its Subsidiaries is valid, enforceable (or will be enforceable upon issuance) and without material defects. Each Person who has or has had any rights in or to Product IP owned by any Credit Party or any of its Subsidiaries, including each inventor named on the Patents within such owned Product IP filed by any Credit Party or any of its Subsidiaries, has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Product IP, to the Credit Party or its Subsidiaries, as applicable, and to the Knowledge of the Credit Parties, no such Person has any contractual or other obligation that would preclude or conflict with such assignment.

(d) (i) Except as set forth on Schedule 4.6(c), all material Registered Product IP is exclusively owned by the Credit Party or their Subsidiaries; (ii) to the Knowledge of the Credit Parties, no circumstances or grounds exist that would give rise to a claim of a third party to any rights in any Registered Product IP owned or purported to be owned by any Credit Party or its

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Subsidiaries (other than any co-owner of any patent or patent application constituting Product IP who is listed on the records of the USPTO or foreign equivalent); (iii) each Credit Party possesses valid title to all Product IP for which it is listed as the owner or co‑owner, as applicable, on Schedule 4.6(c) of the Disclosure Letter; (iv) there are no Liens on any of the Credit Parties’ or their Subsidiaries’ interest in the Product IP, other than Permitted Liens that do not secure Indebtedness for borrowed money; (v) no Subsidiary that is not a Credit Party holds any Product IP; and (vi) the Credit Parties have not received any notice of any Person disputing the inventorship or ownership of any material Registered Product IP. Nothing in this Section 4.6(d) shall be construed as a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property.

(e) There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any Registered Product IP that is owned by or licensed to (and for which such Credit Party or any of its Subsidiaries controls the prosecution and maintenance thereof) any Credit Party or any of its Subsidiaries, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired that would result in a material loss of rights relating to such Product.

(f) There are no unpaid fees or royalties, and at any time after the Closing Date, there are no material unpaid fees or royalties, in each case, under any Material Contract that have become due, or are expected to become overdue, except to the extent disputed in good faith and for which appropriate reserves have been taken under GAAP.

(g) Except for any fees, royalties, milestone or other similar payments that are due pursuant to any Material Contract that is listed on Schedule 4.6(g) of the Disclosure Letter, no material payments by any Credit Party or any of its Subsidiaries are due to any other Person in respect of any Product IP pursuant to any Material Contract.

(h) No Credit Party or any of its Subsidiaries has undertaken any acts, and, to the Knowledge of the Credit Parties, no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the enforceability or scope of (or failed to engage in any act to preserve the validity, enforceability or scope of) (i) Registered Product IP in any manner that could reasonably be expected to materially adversely affect the patent protection for any Product, including any material loss of rights, or (ii) in the case of Registered Product IP owned or co‑owned or exclusively or non‑exclusively licensed by any Credit Party or any of its Subsidiaries, such Credit Party’s or Subsidiary’s entitlement to own or license and exploit (other than any restrictions on licensing or exploitation pursuant to the terms of any Permitted Transfer) such Registered Product IP. To the Knowledge of the Credit Parties, no person having a duty of candor to a Patent Office, including to the U.S. Patent and Trademark Office, has withheld, misrepresented, or concealed a material fact or prior art reference from the Patent Office that would affect the validity, scope or enforceability of any Registered Product IP owned by the Credit Parties and their Subsidiaries for which such Credit Parties and their Subsidiaries control the prosecution and maintenance thereof.

(i) Except as set forth on Schedule 4.7 of the Disclosure Letter or advised pursuant to Section 5.2(f), there is no pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter‑partes review proceeding, post‑grant review proceeding, derivation proceeding, cancellation proceeding, injunction, lawsuit, hearing,

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investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, scope, enforceability, inventorship or ownership of any Product IP of the Credit Parties and their Subsidiaries that is owned by any Credit Party or any of its Subsidiaries or for which any Credit Party or its Subsidiaries controls the prosecution and maintenance thereof.

(j) No Credit Party is a party to, nor is it bound by, any Restricted License.

(k) In each case where Registered Product IP is a Patent or Trademark and is owned or co‑owned by any Credit Party or its Subsidiaries by assignment, the assignment for such item of Registered Product IP has been duly recorded with the U.S. Patent and Trademark Office.

(l) Except as set forth on Schedule 4.6(l) of the Disclosure Letter or advised pursuant to Section 5.2 or otherwise disclosed, there are no pending or, to the Knowledge of the Credit Parties, threatened (in writing) claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory infringes or violates (or in the past infringed or violated) the rights of any third parties in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP, or (ii) that any Registered Product IP owned by or exclusively licensed to any of the Credit Parties or their Subsidiaries is invalid or unenforceable.

(m) To the Knowledge of the Credit Parties, the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory (i) does not (A) infringe or violate (or in the past infringed or violated) any issued patent or other registered Third Party IP or (B) constitute a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP, and (ii) will not infringe a valid claim of a published patent application when such application issues as patent.

(n) There are no settlements to which any of the Credit Parties or any of their Subsidiaries is a party, covenants not to sue granted by any of the Credit Parties or any of their Subsidiaries (other than as described in clauses (j), (k) or (l) of the definition of “Permitted Transfers”), or consents, judgments, orders or similar actions by any Governmental Authority applicable to any the Credit Parties or any of their Subsidiaries that: (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third parties to use any Product IP.

(o) To the Knowledge of the Credit Parties, (i) there is no, nor has there been any, infringement or violation by any Person of any of any Product IP of the Credit Parties and their Subsidiaries or the rights therein, and (ii) there is no, nor has there been any, misappropriation by

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any Person of any of any Product IP of the Credit Parties and their Subsidiaries or the subject matter thereof, in each case ((i) and (ii)) which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

(p) To the Knowledge of the Credit Parties, each Credit Party and each of its Subsidiaries has taken commercially reasonable measures customary in the pharmaceutical industry designed to protect the confidentiality and value of all trade secrets owned by such Credit Party or any of its Subsidiaries or used or held for use by such Credit Party or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory.

(q) Each Credit Party and each of its Subsidiaries has taken commercially reasonable measures to obtain, maintain, and renew any and all material regulatory exclusivities for any Product, such as new chemical entity (NCE) and orphan drug exclusivity in the U.S., and corresponding exclusivities in counterpart foreign jurisdictions in the Territory.

(r) At the time of any shipment of Afrezza, Tyvaso DPI, and V-Go occurring prior to the Closing Date, all units of Afrezza, Tyvaso DPI, and V-Go so shipped complied with their relevant specifications and were manufactured in accordance with current FDA Good Manufacturing Practices to the extent required under Requirements of Law.

4.7 Adverse Proceedings, Compliance with Laws. Except as set forth on Schedule 4.7 of the Disclosure Letter or advised pursuant to Section 5.2(f), there are no Adverse Proceedings pending or, to the Knowledge of the Credit Parties or their Subsidiaries, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their respective assets or properties or revenues (including involving allegations of sexual harassment or misconduct by any officer of Borrower or any of its Subsidiaries) that (a) either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change or (b) involve this Agreement or any Loan Document (other than any Adverse Proceeding brought or threatened by any Secured Party). Neither Borrower nor any of its Subsidiaries (a) is in violation of any Requirements of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.8 Exchange Act Documents; Financial Statements; Financial Condition; No Material Adverse Change; Books and Records.

(a) The documents filed by Borrower with the SEC pursuant to the Exchange Act since January 1, 2025 (the “Exchange Act Documents”), when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act, and as of the time they were filed with the SEC, none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein (excluding any

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projections and forward looking statements, estimates, budgets and general economic or industry data of a general nature), in the light of the circumstances under which they were made, not misleading. With respect to projected financial information included in the Exchange Act Documents, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein);

(b) The financial statements (including the related notes thereto) of Borrower and its Subsidiaries included in the Exchange Act Documents present fairly in all material respects the consolidated financial condition of Borrower and such Subsidiaries and their consolidated results of operations as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such financial statements have been prepared in all material respects in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year‑end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Exchange Act Documents present fairly in all material respects the information required to be stated therein;

(c) Since December 31, 2024, there has not occurred or failed to occur any change or event that has had or could reasonably be expected to have, either alone or in conjunction with any other change(s), event(s) or failure(s), a Material Adverse Change, except as has been disclosed in the Exchange Act Documents; and

(d) The Books of Borrower and each of its Subsidiaries in existence immediately prior to the Closing Date contain full, true and correct entries of all dealings and transactions in relation to its business and activities in all material respects in conformity with GAAP, and in conformity with all Requirements of Law.

4.9 Solvency. Borrower and its Subsidiaries, on a consolidated basis, are Solvent. Without limiting the generality of the foregoing, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of any Credit Party, nor do any circumstances exist which may result in the dissolution or liquidation of any Credit Party.

4.10 Payment of Taxes. All foreign, federal and state income and other Tax returns and reports (or extensions thereof) of each Credit Party and each of its Subsidiaries required to be filed by any of them have been timely filed and are correct, and all Taxes which are due and payable by any Credit Party or any of its Subsidiaries have been paid when due and payable, except, in each case, (a) where the validity or amount thereof is being contested in good faith by appropriate proceedings; provided that the applicable Credit Party has set aside on its books adequate reserves therefor in conformity with GAAP or (b) to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

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4.11 Environmental Matters. Neither Borrower nor any of its Subject Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could be expected to result in a Material Adverse Change, and Borrower and each of its Subject Subsidiaries have complied at all times in all material respects with applicable Environmental Laws. Neither Borrower nor any of its Subject Subsidiaries have received any notice of any Environmental Claim, including any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to the Knowledge of the Credit Parties, have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subject Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. To the Knowledge of the Credit Parties, no predecessor of Borrower or any of its Subject Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subject Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change (but, for the avoidance of doubt, Borrower has not undertaken any investigation of or made any inquiries to, or relating to, any of its or its Subject Subsidiaries’ predecessors), and neither Borrower’s nor any of its Subject Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent, which would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subject Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Neither Borrower nor any of its Subject Subsidiaries have undertaken or assumed (by operation of law or otherwise) any liability arising under Environmental Law, or provided an indemnity with respect to any Environmental Law, for any other Person that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.12 Material Contracts. After giving effect to the consummation of the transactions contemplated by this Agreement, each Material Contract is a legal, valid, binding, and enforceable obligation in accordance with its respective terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) of the applicable Credit Party and, to the Knowledge of the Credit Parties, each other party thereto, and is in full force and effect, and neither the applicable Credit Party nor, to the Knowledge of the Credit Parties, any other party thereto is in material breach thereof or default thereunder, except where such breach or default (which default has not been cured or waived) could not reasonably be expected to give rise to any cancellation, termination or acceleration right of the applicable counterparty thereto. No Credit Party or any of its Subsidiaries has received any written notice from any party thereto asserting, or, to the Knowledge of the Credit Parties, threatening to assert, circumstances that could reasonably be expected to result in the cancellation, termination or invalidation of any Material Contract.

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4.13 Regulatory Compliance. No Credit Party is or is required to be an “investment company”, and no Credit Party is a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended. No Credit Party is engaged as one of its important activities in extending credit for Margin Stock (under Regulations X, T and U of the Federal Reserve Board). Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Credit Party is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours (including the Federal Fair Labor Standards Act). No Credit Party is delinquent in any payments to any Employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees; there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of any Credit Party, threatened in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; and none of the employment policies or practices of Credit Party are currently being audited, or to the knowledge of any Credit Party, being investigated by any Governmental Authority, except in each case as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Employee Benefit Plan, and with respect to each Employee Benefit Plan, each Credit Party and Subsidiary, is in compliance with all applicable provisions of ERISA, the IRC and other U.S. federal or state Requirements of Law, respectively. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iii) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA; and (iv) other than claims for benefits in the ordinary course, there are no pending or threatened claims, actions or lawsuits related to any Employee Benefit Plan, except, with respect to each of clauses (i), (ii),(iii) and (iv) above, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the IRC has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that the form of such Employee Benefit Plan is qualified under Section 401(a) of the IRC and that the trust related thereto is exempt from federal income tax under Section 501(a) of the IRC. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, no Credit Party or Subsidiary has any obligation to provide health or welfare benefits to any individual after termination of employment, other than coverage in connection with bona fide severance or unsubsidized coverage that is required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each arrangement pursuant to which a Credit Party or Subsidiary has an obligation to pay or accrue nonqualified deferred compensation (within the meaning of Section 409A of the IRC) has been administered in accordance with plan documents that satisfy the requirements of Section 409A of the IRC.

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4.14 Margin Stock. No Credit Party is engaged, nor shall it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Credit Extensions or other extensions of credit under this Agreement shall be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock, or for any other purpose that might cause the Term Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. No Credit Party or any of its Subsidiaries has taken or permitted to be taken any action that might cause any Loan Document to violate Regulation T, U or X of the Federal Reserve Board.

4.15 Subsidiaries. Schedule 4.15 of the Disclosure Letter sets forth (a) the name and jurisdiction of incorporation, organization or formation of Borrower and each of its Subsidiaries and (b) the ownership interest of Borrower and any other Credit Party in each of their respective Subsidiaries, including the percentage of such ownership.

4.16 Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. There are no collective bargaining agreements or other contracts, agreements, or leases (whether written or oral and whether express or implied) with any Union or work rules or practices agreed to with any Union, binding on any Credit Party with respect to any employee. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subject Subsidiaries or, to the Knowledge of the Credit Parties, threatened in writing against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Borrower or any of its Subject Subsidiaries or, to the Knowledge of the Credit Parties, threatened in writing against any of them, (b) no strike or work stoppage in existence or, to the Knowledge of the Credit Parties, threatened in writing involving Borrower or any of its Subject Subsidiaries, and (c) to the Knowledge of the Credit Parties, there is no union representation question existing with respect to the employees of Borrower or any of its Subject Subsidiaries and, to the Knowledge of the Credit Parties, no union organization activity that is taking place that in each case specified in any of clauses (a), (b) and (c), individually or together with any other matter specified in clause (a), (b) or (c), could reasonably be expected to result in a Material Adverse Change.

4.17 Full Disclosure. None of the documents, certificates or written statements (excluding any projections and forward‑looking statements, estimates, budgets and general economic or industry data of a general nature) furnished or otherwise made available to Agent and the Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby (in each case, taken as a whole and as modified or supplemented by other information so furnished promptly after the same becomes available) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as of the time when made or delivered, not misleading in light of the circumstances in which the same were made; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith

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based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections shall be attained, that actual results may differ in a material manner from such projections, and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein). To the Knowledge of the Credit Parties, there are no facts (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and written statements furnished or made available to and the Lenders for use in connection with the transactions contemplated hereby.

4.18 FCPA; Patriot Act; OFAC.

(a) None of Borrower, its Subsidiaries or any director, officer, employee, or, to the Knowledge of the Credit Parties, agent or other Person acting, directly or indirectly, on behalf of Borrower or any Subsidiary of Borrower has (i) used any corporate funds of Borrower or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any Public Official from corporate funds of Borrower or any of its Subsidiaries, (iii) violated or is in violation of any Anti-Corruption Laws of each jurisdiction (foreign or domestic) in which Borrower or any of its Subsidiaries is subject to such jurisdiction’s Requirements of Laws, or (iv) made any bribe, improper rebate, payoff, influence payment, kickback or other unlawful payment, and no part of the proceeds of any Credit Extension shall be used, directly or indirectly, for any payments to any Public Official, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Laws in which Borrower or any of its Subsidiaries is subject to such jurisdiction’s Requirements of Laws;

(b) Borrower and its Subsidiaries have implemented policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

(c) As of the Closing Date, in the past five years, Borrower and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any non-compliance with Anti-Corruption Laws. Neither Borrower, its Subsidiaries, nor, to the Knowledge of the Credit Parties, any Person acting directly or indirectly on their behalf has received any notice, request, or citation from any Governmental Authority for any actual or potential non-compliance with any of the foregoing of this Section.

(d) (i) The operations of Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the anti‑money laundering laws, rules and regulations of each jurisdiction (foreign or domestic) in

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which Borrower or any of its Subsidiaries is subject to such jurisdiction’s Requirements of Law (collectively, the “Anti‑Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Anti‑Money Laundering Laws is pending or, to the knowledge of Borrower, threatened in writing.

(e) None of Borrower, its Subsidiaries or, any director, officer, or, to the Knowledge of the Credit Parties, agent or employee of Borrower or any Subsidiary of Borrower is a Sanctioned Person. Borrower, its Subsidiaries and their respective directors, officers, employees, and, to the Knowledge of the Credit Parties, agents that act in any capacity in connection with the Credit Facilities established hereby, are in compliance with applicable Sanctions. Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions. Borrower will not, directly or, to the Knowledge of the Credit Parties, indirectly, use the proceeds of the Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(f) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct.

4.19 Health Care Matters.

(a) Compliance with Health Care Laws. Each Credit Party and, to the Knowledge of the Credit Parties, each of its Subsidiaries and each officer, Affiliate, and employee acting on behalf of such Credit Party or any of its Subsidiaries, is, and for the three (3) years prior to the Closing Date, has been, in compliance in all material respects with all Health Care Laws, including Requirements of Law applicable to the development, testing, manufacture, distribution, storage, import, export, advertising, labeling, promotion and commercialization of any Product in the Territory. No Credit Party has had any Product development or manufacturing site (whether Credit Party-owned or that of a contract manufacturer for the Products) subject to a Governmental Authority (including the FDA) shutdown or import or export prohibition, nor received any warning letters, untitled letters, requests or requirements to make changes to the Products or any processes or operations with respect to the Products, or other correspondence or written notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Health Care Laws. To the Knowledge of the Credit Parties, neither the FDA nor any other Governmental Authority has threatened such action.

(b) Regulatory Approvals. Each Credit Party and each Subsidiary involved in any development, testing, manufacture, distribution, storage, import, export, advertising, labeling, promotion and commercialization of any Product in the Territory has all Regulatory Approvals material to its business and operations as currently conducted. As of the Closing Date, except as would not reasonably be expected to result in a Material Adverse Change, each Credit Party and its Subsidiaries has filed or maintained with the applicable Governmental Authorities all notices, documents, listings, supplemental applications or notifications, reports, submissions, and other

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filings required under the Health Care Laws and Regulatory Approvals, including annual reports, adverse event reports, advertising and promotional material submissions, and clinicaltrials.gov registrations and reports, and, except as would not reasonably be expected to result in a Material Adverse Change, each such filing was true, complete and correct as of the date of submission, and each Credit Party and its Subsidiaries has submitted any necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings.

(c) Preclinical and Clinical Development. All preclinical and clinical studies of any Products conducted by or on behalf of any Credit Party or Subsidiary thereof or sponsored by such Credit Party or Subsidiary were, and if still pending, are being conducted in material compliance with all applicable Health Care Laws, including without limitation, 21 C.F.R. Parts 11, 50, 54, 56, 58, and 312, except as would not reasonably be expected to have a Material Adverse Change. No Credit Party nor any Subsidiary has received any written notices from the FDA or other Governmental Authority or from any institutional review board or comparable authority requiring the termination, suspension, material modification, or clinical hold of, or alleging material noncompliance with, any Health Care Laws related to, any clinical studies with respect to any Products.

(d) Regulatory Action Obligations. No Credit Party or any Subsidiary is subject to any material obligation arising under a Regulatory Action, and no such obligation has been threatened in writing. There is no material Regulatory Action or other proceeding or request for information pending against any Credit Party or any Subsidiary or, to the Knowledge of each Credit Party, an officer, director, or employee of any Credit Party or any Subsidiary, and no Credit Party or any Subsidiary has any material liability (whether actual or contingent) for failure to comply with any Health Care Laws.

(e) Safety Notices. Except as set forth on Schedule 4.19 of the Disclosure Letter, within the three (3) years prior to the Closing Date, there have been no recalls, withdrawals, removals, field alerts, “dear doctor” letters, investigator notices, or safety alerts relating to an alleged lack of safety, efficacy, or regulatory compliance of any Products (collectively, “Safety Notices”) except for any such Safety Notice that has not and would not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Change. To the Knowledge of each Credit Party, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to any Product, (B) a change in the labeling of any Product; or (C) a termination or suspension of marketing of any Product due to safety or efficacy reasons, which, in each case of (A), (B), or (C), would reasonably be expected to have a Material Adverse Change.

(f) [Reserved].

(g) Material Statements. Within the three (3) prior to the Closing Date, neither any Credit Party, nor, to the Knowledge of the Credit Parties, any Subsidiary or any officer, Affiliate or employee of any Credit Party or Subsidiary in its capacity as a Subsidiary or as an officer, Affiliate or employee of a Credit Party or Subsidiary (as applicable), nor, to the Knowledge of the Credit Parties, any agent of any Credit Party or Subsidiary, (i) has made an untrue statement of a material fact or a fraudulent statement to any Governmental Authority, (ii) has failed to disclose a material fact to any Governmental Authority, or (iii) has otherwise committed an act, made a statement or failed to make a statement that, at the time such statement or disclosure was made (or,

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in the case of such failure, should have been made) or such act was committed, would reasonably be expected to constitute a material violation of any Health Care Law.

(h) Proceedings; Audits. There is no, and for the three (3) years prior to the Closing Date, has not been any, material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority pending or, to the Knowledge of the Credit Parties, threatened in writing against any Credit Party or any of its Subsidiaries relating to any of the Health Care Laws. To the Knowledge of the Credit Parties, there are no facts, circumstances or conditions which would reasonably be expected to form the basis for any such material investigation, suit, claim, audit, action or proceeding, except as has been disclosed in the Exchange Act Documents.

(i) Prohibited Transactions. Within the three (3) years prior to the Closing Date, neither any Credit Party, any Subsidiary or, to the Knowledge of the Credit Parties, any officer, Affiliate or employee of a Credit Party or Subsidiary, nor any other Person acting on behalf of any Credit Party or any Subsidiary, directly or indirectly: (i) has offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician, or contractor, in order to illegally obtain business or payments from such Person in material violation of any Health Care Law; (ii) has given or made, or is party to any illegal agreement to give or make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician, contractor, or any other Person in material violation of any Health Care Law; (iii) has given or made, or is party to any agreement to give or make on behalf of any Credit Party or any of its Subsidiaries, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was a material violation of any Health Care Law; (iv) has established or maintained any unrecorded fund or asset for any purpose or made any materially misleading, false or artificial entries on any of its books or records for any reason in material violation of any Health Care Law; or (v) has made, or is party to any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be in material violation of any Health Care Law. To the Knowledge of the Credit Parties, there are no actions, and for the previous three (3) years have not been any, pending or threatened (in writing) against any Credit Party or any of its Subsidiaries or any of their respective Affiliates under any foreign, federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) or under any state or foreign equivalent.

(j) Exclusion. Neither any Credit Party nor any Subsidiary, nor any of their respective officers, directors, employees or, to the Knowledge of the Credit Parties, any agents or Affiliates having authority to act on behalf of any Credit Party or any Subsidiary, is or has been or, to the Knowledge of the Credit Parties, has been threatened in writing to be: (i) “suspended” or “debarred” from selling any products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other U.S. Requirements of Law; (ii) debarred, disqualified, suspended or excluded from or otherwise ineligible for participation in Medicare, Medicaid or any other Government Payor Program or health care program or under 21 U.S.C. § 335a; (iii) listed on the General Services Administration list of excluded parties; or (iv) a party to any other action or proceeding by any Governmental Authority that would prohibit the applicable

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Credit Party or Subsidiary from distributing or selling any Product in the Territory or providing any services to any governmental or other purchaser pursuant to any Health Care Laws.

(k) HIPAA. Each Credit Party and each of its Subsidiaries, to the extent applicable, is in material compliance with HIPAA, and each Credit Party and, to the Knowledge of the Credit Parties, each of its Subsidiaries, to the extent applicable, has implemented policies, procedures and training customary in the pharmaceutical industry or otherwise adequate to assure continued compliance and to detect non‑compliance.

(l) Corporate Integrity Agreement. Neither any Credit Party or Subsidiary, nor any of their respective Affiliates, nor any officer, director, managing employee or, to the Knowledge of the Credit Parties, agent (as those terms are defined in 42 C.F.R. § 1001.1001) of any Credit Party or Subsidiary, is a party to or has any ongoing reporting, disclosure or compliance obligations pursuant to or under or is otherwise subject to any order, individual integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement agreement, corporate integrity agreement or any other order or similar agreement with or imposed by any U.S. Governmental Authority.

4.20 IT Assets and Data Privacy.

(a) The IT Assets owned or controlled and used by Credit Parties or any Subsidiary in the operation of the business as currently conducted (the “Business IT Assets”) are reasonably sufficient for the current needs of the business of the Credit Parties and any Subsidiary in all material respects.

(b) In the past three (3) years, there has been no unauthorized access to or unauthorized use of any (i) Business IT Assets, or (ii) any Personal Data or confidential information that is in the Credit Parties’ or any Subsidiary’s possession or control or to the Knowledge of the Credit Parties processed on behalf of such Credit Party, in each case of (i) and (ii), in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Change.

(c) (i) Except as could not reasonably be likely to result in a Material Adverse Change, the Credit Parties and any Subsidiary have, and have required third parties processing Personal Data for and on behalf of any Credit Party (“Data Partners”) to have, taken commercially reasonable measures, as applicable, to (A) protect the confidentiality, integrity, and security of the Business IT Assets (and all material information stored or contained therein, including Personal Data) from any accidental or unauthorized intrusion, loss, breach, use, access, disclosure, interruption, destruction or modification by any Person, (B) maintain the functionality and operation of all Business IT Assets, and (C) prevent the introduction of any Malicious Code into such Business IT Assets, and (ii) to the Knowledge of the Credit Parties, the Business IT Assets do not contain any Malicious Code.

(d) Except as would not be material to the Credit Parties, the Credit Parties and any Subsidiary (i) have commercially reasonable policies and measures in place that are in compliance in all material respects with all (A) applicable Information Privacy or Security Laws and (B) applicable Credit Parties’ published policies, published notices, written statements and contractual

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commitments, in each case ((A) and (B)) governing the Credit Parties and any Subsidiary’s protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of Personal Data, (ii) and to the Knowledge of the Credit Parties their Data Partners, are and have been for the past three (3) years in compliance with applicable Information Privacy or Security Laws, and (iii) have not received any written notice, inquiry, investigation or proceeding, and are not and have not for the past three (3) years been subject to any written claim, and, to the Knowledge of the Credit Parties, no such notice inquiry, investigation or proceeding or claim is or has been threatened, regarding the Credit Parties and any Subsidiary’s protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of Personal Data.

4.21 Additional Representations and Warranties.

(a) As of the Closing Date, there is no Indebtedness other than Permitted Indebtedness described in clauses (a), (b), (e), (h), (m), (o), (p) and (q) of the definition of “Permitted Indebtedness”.

(b) There are no Hedging Agreements as of the Closing Date.

5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations in cash in immediately available funds (other than inchoate indemnity obligations in respect of which no claim has been asserted), each Credit Party shall, and shall cause each of its Subsidiaries to:

5.1 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its and all its Subsidiaries’ legal existence under the Requirements of Law in their respective jurisdictions of organization, incorporation or formation; (b) maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable for it and all of its Subsidiaries in the ordinary course of its business, except in the case of clause (a) (other than with respect to Borrower) and clause (b) above, (i) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change or (ii) pursuant to a transaction permitted by this Agreement; (c) comply with all Requirements of Law of any Governmental Authority to which it is subject, including, obtaining any and all licenses, permits, franchise and other governmental and regulatory authorizations necessary to the ownership of its properties or the conduct of its business; and (d) perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, except in the case of clause (c) and clause (d), where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

5.2 Financial Statements, Notices. Deliver to the Blackstone Representative and Agent, for distribution to the Lenders:

(a) Financial Statements.

(i) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2025, a consolidated balance sheet of Borrower and its

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Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in all material respects in accordance with GAAP with such consolidated financial statements to be audited and accompanied by (x) a report and opinion of Borrower’s independent certified public accounting firm of recognized national standing reasonably acceptable to the Blackstone Representative (provided that, Deloitte & Touche LLP and any of the other “big four” accounting firms are acceptable and acknowledged as being acceptable by the Blackstone Representative) (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification as to “going concern” or scope of audit, except for any “going concern” qualification resulting from the upcoming maturity of the Term Loans occurring with eighteen months from the date of such opinion or anticipated breach of a financial covenant under this Agreement), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (y) if and only if Borrower is required to comply with the internal control provisions pursuant to Section 404 of the Sarbanes‑Oxley Act of 2002 requiring an attestation report of such independent certified public accounting firm, an attestation report of such independent certified public accounting firm as to Borrower’s internal controls pursuant to Section 404 of the Sarbanes‑Oxley Act of 2002 attesting to management’s assessment that such internal controls meet the requirements of the Sarbanes‑Oxley Act of 2002; provided, however, that Borrower shall be deemed to have made such delivery of such consolidated financial statements if such consolidated financial statements shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC);

(ii)  Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, beginning with the first fiscal quarter ending after the Closing Date, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income and cash flows and for such fiscal quarter and (in respect of the second and third fiscal quarters of such fiscal year) for the then‑elapsed portion of Borrower’s fiscal year, setting forth in each case in comparative form the figures for the comparable period or periods in the previous fiscal year, all prepared in all material respects in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of disclosures normally made in footnotes; provided, however, that Borrower shall be deemed to have made such delivery of such consolidated financial statements if such consolidated financial statements shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC). Such consolidated financial statements shall be certified by a Responsible Officer of Borrower as, to his or her knowledge, fairly presenting, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited consolidated financial statements referred to under Section 5.2(a)(i), subject to normal year‑end audit adjustments and the absence of footnotes; and

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(iii)  Other Information. As promptly as practicable (and in any event within fifteen (15) days of the request therefor), such additional information regarding the business or financial affairs of Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement or any other Loan Documents, as Agent (at the direction of the Blackstone Representative), Blackstone Representative or any Lender may from time to time reasonably request (subject to redactions or omissions to account for conflicts of interest, confidentiality, and privilege, including requirements imposed by Requirements of Law or contract, not entered into in contemplation of this Agreement); provided that Borrower shall not be obligated to disclose any information that is reasonably subject to the assertion of attorney‑client privilege or attorney work‑product; provided, further, that in the event Borrower or any of its Subsidiaries does not provide information in reliance on the foregoing proviso or on the basis of confidentiality requirements, such Persons shall, to the extent practicable to do so, promptly provide notice to Agent and the Blackstone Representative and use commercially reasonable efforts to communicate the applicable information in a way that would not result in the loss of such privilege or comply with the applicable confidentiality requirements, as applicable.

(b) Budget. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2025, a consolidated budget for the then‑current fiscal year in form reasonably satisfactory to Agent and the Lenders (collectively, the “Budget”), which Budget shall be accompanied by a certificate of a Responsible Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material.

(c) Compliance Certificates. Commencing with the first fiscal quarter ending after the Closing Date, concurrently with the delivery of any financial statements pursuant to Sections 5.2(a)(i) and (ii), a certification (the “Compliance Certificate”) substantially in the form of Exhibit D hereto as to (w) the absence of a Default or an Event of Default (or to the extent a Default or Event of Default has occurred and is continuing, a description and actions taken or proposed taken with respect thereto), (x) to the extent not previously disclosed to Agent, (1) a description of any change in the jurisdiction of organization of any Credit Party, (2) a list of any registered Intellectual Property acquired or developed by any Credit Party during the applicable period, (3) a description of any Person that has become a Subsidiary, in each case since the date of the most recent Compliance Certificate delivered pursuant to this clause (i) (or, in the case of the first such report so delivered, since the Closing Date), (4) a description of any material updates to material Permits from the FDA or other Governmental Authority for the Products, (5) the entry into (A) any new Material Contract by any Credit Party (together with a copy thereof) or (B) any new Material Contract or material amendment to an existing Material Contract that would be adverse in any material respect to the Lenders (together a copy thereof) (in both cases ((A) and (B)), the provision of copies thereof being subject to any applicable requirements of confidentiality imposed by Requirements of Law), and (6) any change to the Credit Parties’ list of Collateral Accounts since the Closing Date or the previously delivered Compliance Certificate, as applicable, (y) compliance or noncompliance with the Credit Party Minimum Coverage Requirement and (z) the calculation of Liquidity and confirmation as to whether the Credit Parties are in compliance with Section 6.17.

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(d) Registered Organization. If any Credit Party is not now a Registered Organization but later becomes one, it shall promptly notify Agent of such occurrence and provide Agent with such Credit Party’s organizational identification number.

(e) Notice of Defaults or Events of Default, ERISA Events, Material Adverse Changes; Breach of Material Contract; Junior Indebtedness. Written notice as promptly as practicable (and in any event within five (5) Business Days) after a Responsible Officer of Borrower or any Credit Party shall have obtained knowledge thereof, of the occurrence of any:

(i)  Default or Event of Default;

(ii) ERISA Event, material commitment by a Credit Party or ERISA Affiliate to maintain or contribute to a Plan or a Multiemployer Plan, or establishment by a Credit Party or a Subsidiary thereof of an Employee Benefit Plan that provides material subsidized post‑termination medical or welfare benefits (other than in connection with bona fide severance or to comply with COBRA or similar state law);

(iii) [Reserved];

(iv) material breach or non‑performance of, or any default under, or any termination outside of the ordinary course of, any Material Contract or the receipt by Borrower or any of its Subsidiaries of any written notice asserting any of the foregoing;

(v) (x) default or event of default under or in respect of any Junior Indebtedness, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto, and (y) material amendments, waivers, consents, supplements and forbearance agreements under or in respect of any Junior Indebtedness, and upon execution thereof, copies of such amendments, waivers, consents, supplements and forbearance agreements;

(vi) product recalls, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by a Credit Party, any Subsidiary thereof or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item;

(vii) written claim by any Person directed to a Credit Party that the conduct of such Credit Party’s or a Subsidiary’s business (including the development, manufacture, use, sale or other commercialization of any Product) infringes, misappropriates or otherwise violates the Intellectual Property of such Person; and

(viii) infringement, misappropriation or other violation by any Person on the Intellectual Property of a Credit Party or Subsidiary thereof, which could reasonably be expected to result in material and adverse consequences to Borrower and its Subsidiaries, taken as a whole;

(ix) any settlement agreement or similar agreement, including any agreement setting forth any license, covenant not to sue or coexistence agreement, entered into by a

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Credit Party or any of its Subsidiaries in connection with any claim of actual or alleged infringement, misappropriation or other violation of any Intellectual Property by or against such Credit Party or its Subsidiaries, which could reasonably be expected to result in material and adverse consequences to Borrower and its Subsidiaries, taken as a whole;

(x) (i) any written notice received by Borrower from any Governmental Authority alleging any potential or actual violations of any Health Care Law by Borrower, (ii) any written notice that the FDA or other Governmental Authority is limiting, suspending or revoking any approvals or market authorizations for any Product, (iii) any written notice that Borrower has become subject to any administrative or regulatory enforcement action, proceeding or investigation issued by the FDA or other Governmental Authority, (iv) notice of the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA of Borrower, (v) any written notice that FDA or other Governmental Authority is changing the market classification or labeling under any such approvals or market authorizations for any Product, or (vi) the receipt of notice, or occurrence of any decision, to conduct a voluntary or mandatory recall, withdrawal, removal, suspension of manufacturing or marketing, or discontinuation of any Product, in each case of clauses (i) through (vi), to the extent such notice could reasonably be expected to result in material and adverse consequences to Borrower and its Subsidiaries, taken as a whole;

(xi) the occurrence of any event or series of related events with respect to the property or assets of Borrower or any of its Subsidiaries resulting in losses, damages or expenses aggregating $10,000,000 or more;

(xii) any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries (other than as required or permitted under GAAP); and

(xiii) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving a Credit Party that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

(f)  Legal Action Notice. Prompt written notice (which shall be deemed given to the extent reported in Borrower’s periodic reporting under the Exchange Act and available on the SEC’s EDGAR system (or any successor system adopted by the SEC)) of any legal action, litigation, suit, claim, audit, investigation or proceeding pending or threatened in writing against any Credit Party or any Subsidiary (i) that could reasonably be expected to result in uninsured damages or costs to such Credit Party or such Subsidiary in an amount in excess of $5,000,000 or (ii) which alleges potential violations of the Health Care Laws or any applicable statutes, rules, regulations, standards, guidelines, policies and order administered or issued by any foreign Governmental Authority, which, in the case of this clause (ii), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; and in each case, provide such additional information as the Blackstone Representative may reasonably request in relation thereto; provided that the Credit Parties shall not be obligated to disclose any information that is

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reasonably subject to the assertion of attorney‑client privilege, conflict of interest or attorney work‑product.

Agent and the Lenders hereby agree that the Perfection Certificate and schedules to the Disclosure Letter shall be updated or deemed to be updated after the Closing Date to reflect information provided in any written notice delivered by any Credit Party to Lender pursuant to this Section 5.2 (including in any Compliance Certificate; provided that Borrower may at its option deliver additional Compliance Certificates from time to time for purposes of updating the Perfection Certificate and schedules to the Disclosure Letter) or any inquiry under Section 5.1(b) of the Security Agreement; provided that any update to the Perfection Certificate or schedules to the Disclosure Letter by any Credit Party pursuant to this paragraph shall not relieve any Credit Party of any other Obligation under this Agreement. For the avoidance of doubt, Borrower may not update Schedules 6.1, 12.1, 12.2 or 12.3 pursuant to this paragraph.

5.3 Taxes.

Timely file all foreign, federal and state income and other material required Tax returns and reports or extensions therefor and timely pay all material foreign, federal, state and local Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets, or in respect of any of its income, businesses or franchises before any penalty or fine accrue thereon; provided, however, that no such Tax or any claim for Taxes that have become due and payable and have or may become a Lien on any Collateral shall be required to be paid if (a) it is being contested in good faith by appropriate proceedings instituted within applicable time limits and diligently conducted, so long as adequate reserves with respect thereto have been maintained in accordance with GAAP and (b) solely in the case of a Tax or claim that has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale of any portion of any Collateral to satisfy such Tax or claim. No Credit Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4 Insurance. Maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of comparable size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self‑insurance reasonable and customary for similarly situated Persons of comparable size engaged in the same or similar businesses as Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Any products liability or general liability insurance regarding Collateral shall (i) name Agent as additional insured or lenders’ loss payable, as applicable, and (ii) provide that no cancellation of the policies shall be made without at least thirty (30) days prior written notice to Agent (ten (10) days in the case of cancellation for nonpayment). Borrower shall deliver to Agent insurance certificates certified by the Borrower’s insurance brokers, and appropriate endorsements showing Agent as the lenders’ loss payable and additional insured as required above, as to the existence and effectiveness of each such policy of insurance, in each case to be in form and substance reasonable satisfactory to the Blackstone Representative.

5.5 Operating Accounts.

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(a) In the case of any Credit Party, for each Collateral Account that such Credit Party at any time maintains, and contemporaneously with the establishment of any new Collateral Account by such Credit Party, subject such account to a Control Agreement (or take equivalent actions to establish and perfect (if applicable) Agent’s Lien) that is reasonably acceptable to the Agent and the Blackstone Representative, in order to perfect Agent’s Lien in favor and for the benefit of Agent and the other Secured Parties.

(b) Notwithstanding the foregoing, the Credit Parties shall have until the date that is forty‑five (45) days (or such longer period as the Blackstone Representative may agree in its sole discretion) after the closing date of any Acquisition or other Investment to comply with the provisions of this Section 5.5 with regard to Collateral Accounts of the Credit Parties acquired in connection with such Acquisition or other Investment.

5.6 Compliance with Laws. Comply with the Requirements of Law and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or its assets or properties (including Environmental Laws, ERISA, the IRC (including requirements for intended tax treatment), Health Care Laws and the Federal Fair Labor Standards Act), except if the failure to comply therewith could not, individually or together with any other such failures, reasonably be expected to result in a Material Adverse Change; provided, that with respect to Requirements of Laws and all orders, writs, injunctions, decrees and judgments with respect to Anti‑Terrorism Laws, Anti‑Money Laundering Laws, OFAC, FCPA, and similar Laws, the Credit Parties and each of their Subsidiaries shall comply in all material respects.

5.7 Protection of Intellectual Property Rights.

(a) Except where the failure to do so could not reasonably be expected to materially interfere with the Credit Parties’ ability to conduct their business as conducted on the Closing Date or result in any material loss of rights relating to any Product (including Patent exclusivity therefor), (i) file, prosecute, protect, defend and maintain the validity and enforceability of all Registered Product IP; (ii) maintain the confidential nature of any material trade secrets and trade secret rights used in any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; and (iii) not allow any Product IP to be abandoned, forfeited or dedicated to the public (other than through the abandonment of Product IP in the exercise of the Credit Parties’ ordinary course prosecution practices and reasonable business judgment, e.g., the abandonment of a continuation application that is no longer needed to maintain the pendency of another patent application) or any Material Contract to be terminated by Borrower or any of its Subsidiaries, as applicable, without the Blackstone Representative’s prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that with respect to any such Product IP that is not owned by Borrower or any of its Subsidiaries, the obligations in clauses (i) and (iii) above shall apply only to the extent Borrower or any of its Subsidiaries have the right to take such actions or to cause any licensee or other third party to take such actions pursuant to applicable agreements or contractual rights.

(b) (i) Except as Borrower may otherwise determine in its reasonable business judgment, and where the failure to do so could not reasonably be expected to materially interfere with the Credit Parties’ ability to conduct their business as conducted on the Closing Date or result

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in any material loss of rights relating to any Product (including Patent exclusivity therefor), at its (or its Subsidiaries’, as applicable) sole expense, either directly or indirectly, with respect to any licensee or licensor under the terms of any Credit Party’s (or any of its Subsidiary’s) agreement with the respective licensee or licensor, as applicable, to take any actions (including taking legal action to specifically enforce the applicable terms of any license agreement) and prepare, execute, deliver and file agreements, documents or instruments which are necessary or desirable to (A) prosecute and maintain any Registered Product IP and (B) diligently defend or assert any Product IP against material infringement, misappropriation, violation or interference by any other Persons and, in the case of Registered Product IP, against any claims of invalidity or unenforceability (including by bringing any legal action for infringement, dilution, violation or defending any counterclaim of invalidity or action of a non‑Affiliate third party for declaratory judgment of non‑infringement or non‑interference); provided, however, that with respect to any such Registered Product IP that is not owned by Borrower or any of its Subsidiaries, the obligations in clauses (A) and (B) above shall apply only to the extent Borrower or any of its Subsidiaries have the right to take such actions or to cause any licensee or other third party to take such actions pursuant to applicable agreements or contractual rights and (ii) use commercially reasonable efforts to cause any licensee or licensor of any Registered Product IP not to, and such Credit Party shall not, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of Registered Product IP (other than through the abandonment of Registered Product IP in the exercise of the Credit Parties’ or its licensee’s or its licensor’s ordinary course prosecution practices and reasonable business judgment, e.g., the abandonment of a continuation application that is no longer needed to maintain the pendency of another patent application).

(c) Borrower shall provide quarterly updates (together with the Compliance Certificate) to Schedule 4.6(c) of the Disclosure Letter, as applicable, including updates on material developments with respect to any items listed on such Schedule or updated Schedule, and upon reasonable request of the Blackstone Representative, conduct quarterly meetings (which may be via videoconference) with the Blackstone Representative and Lenders to discuss such updates. Blackstone Representative and the Lenders shall use commercially reasonable efforts to conduct any meeting requested under this Section 5.7(c) with those meetings requested under Section 5.9(b).

5.8 Books and Records. Maintain proper Books, in which entries that are full, true and correct in all material respects and are in all material respects in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets, properties and business of such Credit Party (or such Subsidiary), as the case may be.

5.9 Access to Collateral; Audits; Lender Calls.

(a) Allow the Blackstone Representative, or its respective agents or representatives, (i) not more than one (1) time in any fiscal year absent the occurrence and continuance of an Event of Default and (ii) at any time during the occurrence and continuance of an Event of Default, in each case, during normal business hours and upon reasonable advance notice, to visit and inspect the Collateral and inspect, copy and audit any Credit Party’s Books. The foregoing inspections and audits shall be at the relevant Credit Party’s expense.

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(b) Upon the reasonable request of the Blackstone Representative at a time to be mutually agreed that is after delivery of the financial statements delivered pursuant to Sections 5.2(a)(i) and 5.2(a)(ii), conduct a meeting (which may be telephonic) of the Blackstone Representative and the Lenders to discuss the most recently reported financial results and the financial condition of Credit Parties, at which there shall be present a Responsible Officer and such other officers of the Credit Parties as may be reasonably requested to attend by the Blackstone Representative or Required Lenders, such request, or requests to be made at a reasonable time prior to the scheduled date of such meeting. Blackstone Representative and the Lenders shall use commercially reasonable efforts to conduct any meeting requested under this Section 5.9(b) with those meetings requested under Section 5.7(c).

5.10 Use of Proceeds. Use the proceeds of the Term Loans solely (i) to pay fees, premiums, costs, and expenses in connection with the funding of the Initial Term Loans, and (ii) for general corporate purposes of Borrower and its Subsidiaries (including business development activities and sale leaseback transactions permitted hereunder). No proceeds of any Term Loan shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. If requested by the Blackstone Representative, Borrower shall complete and sign Part I of a copy of Federal Reserve Form G‑3 referred to in Regulation U and deliver such copy to Agent.

5.11 Further Assurances. Promptly upon the reasonable written request of the Blackstone Representative, execute, acknowledge and deliver such further documents and do such other acts and things in order to effectuate or carry out more effectively the purposes of this Agreement and the other Loan Documents at its expense, including after the Closing Date taking such steps as are reasonably deemed necessary or desirable by the Blackstone Representative to maintain, protect and enforce Agent’s Lien in favor and for the benefit of Agent and the other Secured Parties on Collateral securing the Obligations created under the Security Agreement and the other Loan Documents in accordance with the terms of the Security Agreement and the other Loan Documents, subject to Permitted Liens.

5.12 Additional Collateral; Guarantors.

(a) From and after the Closing Date, except as otherwise approved in writing by the Blackstone Representative, each Credit Party shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to guarantee the Obligations by executing and delivering a joinder in the form of Exhibit H hereto and to cause each such Subsidiary to grant to Agent in favor and for the benefit of Agent and the other Secured Parties a first priority (subject to Permitted Priority Liens) security interest in and Lien upon, and pledge to Agent in favor and for the benefit of Agent and the other Secured Parties, subject to Permitted Liens, all of such Subsidiary’s properties and assets constituting Collateral, whether now existing or hereafter acquired or existing, to secure such guaranty; provided, that such Credit Party’s obligations to cause any Subsidiary formed or acquired after the Closing Date to take the foregoing actions shall be subject to the timing requirements of Section 5.13. Furthermore, except as otherwise approved in writing by the Blackstone Representative, each Credit Party, from and after the Closing Date, shall grant Agent in favor and for the benefit of Agent and the other Secured Parties a first priority security interest in and Lien upon, and pledge to Agent in favor and for the benefit of Agent and the other Secured

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Parties, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, all of the Equity Interests of each first‑tier Subsidiary owned by a Credit Party. In connection with each pledge of certificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to Agent, such certificate(s) together with stock powers or assignments, as applicable, properly endorsed for transfer to Agent or duly executed in blank, in each case in form reasonably satisfactory to the Blackstone Representative. In connection with each pledge of uncertificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to Agent an executed uncertificated stock control agreement among the issuer, the registered owner and Agent substantially in the form attached as an Annex to the Security Agreement. Notwithstanding the foregoing, each Credit Party’s obligations to take the foregoing actions shall be subject to the timing requirements of Section 5.13 with respect to Subsidiaries formed or acquired after the Closing Date.

(b) In the event any Credit Party acquires any fee title to real estate in the U.S., other than Excluded Property and unless otherwise agreed by the Blackstone Representative, such Person shall execute or deliver, or cause to be executed or delivered, to Agent, (i) within sixty (60) days after such acquisition, an appraisal complying with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, (ii) within forty‑five (45) days after receipt of notice from Agent (at the direction of the Blackstone Representative) that such real estate is located in a Special Flood Hazard Area, Federal Flood Insurance, (iii) within sixty (60) days after such acquisition, a fully executed Mortgage, in form and substance reasonably satisfactory to the Blackstone Representative, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Blackstone Representative, in form and substance (including any endorsements), and in an amount reasonably satisfactory to the Blackstone Representative, insuring that the Mortgage is a valid and enforceable first priority (subject to Permitted Priority Liens) Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (iv) simultaneously with such acquisition, then‑current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, and (v) simultaneously with such acquisition, a then‑current environmental site assessment prepared pursuant to ASTM E1527‑21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, by a qualified firm reasonably acceptable to the Blackstone Representative, in form and substance satisfactory to the Blackstone Representative.

5.13 Formation or Acquisition of Subsidiaries.

(a) If Borrower or any of its Subsidiaries at any time after the Closing Date forms or acquires a Subsidiary, Borrower shall cause such Subsidiary to execute and deliver to Agent a joinder to the Intercompany Subordination Agreement.

(b) If Borrower or any of its Subsidiaries at any time after the Closing Date forms or acquires a Subsidiary (including by division) or any Person otherwise becomes a Subsidiary (other than an Excluded Subsidiary) (including by division), or in the event of an Excluded Subsidiary Conversion, as promptly as practicable but in no event later than thirty (30) days (or such longer period as the Blackstone Representative may agree in its sole discretion) after such formation or acquisition or such Person becomes a Subsidiary, or in the case of an Excluded Subsidiary, after

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the date on which the most recent Compliance Certificate has been delivered which sets forth the failure to comply with the Credit Party Minimum Coverage Requirement pursuant to Section 5.18: (i) without limiting the generality of clause (iii) of this Section 5.13(b), Borrower shall cause such Subsidiary to execute and deliver to Agent a joinder to this Agreement as Guarantor in the form of Exhibit H hereto and a joinder to the Intercompany Subordination Agreement, and the applicable Collateral Documents, Operating Documents and related company information, and legal opinions and any Collateral required to be delivered pursuant to the terms of the Loan Documents; (ii) Borrower shall deliver to Agent a Perfection Certificate, updated to reflect the formation or acquisition of such Subsidiary; and (iii) Borrower shall cause such Subsidiary to satisfy all requirements contained in this Agreement (including Section 5.12) and each other Loan Document if and to the extent applicable to such Subsidiary. Borrower and Agent hereby agree that any such Subsidiary shall constitute a Credit Party for all purposes hereunder as of the date of the execution and delivery of the joinder contemplated by clause (i) of this Section 5.13(b). Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a Loan Document.

(c) Notwithstanding anything else to the contrary in this Agreement or any other Loan Document (including pursuant to Sections 5.11, 5.12, this Section 5.13 or any of the constituent defined terms in this Agreement), in the event that any Subsidiary is required to become a Credit Party that is organized in a jurisdiction for which guarantees and security interests have not yet been provided to Agent and the Secured Parties for an existing Credit Party, the Blackstone Representative and Borrower shall determine and mutually agree on the reasonable and customary actions to be satisfied or delivered in such jurisdiction of organization with respect to the guarantee and creation, perfection and priority of Liens to secure the Obligations to satisfy the obligations in Section 5.11, 5.12 and this Section 5.13, and the failure to take a specific action or provide a specific deliverable enumerated in such provisions shall not constitute a breach of such provisions if such action or deliverable is not reasonable or customary to provide in such foreign jurisdiction.

5.14 Post‑Closing Requirements. Borrower shall, and shall cause each of its Subsidiaries to, take each of the actions set forth on Schedule 5.14 of the Disclosure Letter within the time period prescribed therefor on such schedule (or such longer period as the Blackstone Representative may agree in its sole discretion). All representations and warranties and covenants contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to take the actions set forth on Schedule 5.14 of the Disclosure Letter within the time periods set forth therein, rather than elsewhere provided in the Loan Documents, such that to the extent any such action set forth in Schedule 5.14 of the Disclosure Letter is not overdue, the applicable Credit Party shall not be in breach of any representation or warranty or covenant contained in this Agreement or any other Loan Document applicable to such action for the period from the Closing Date, as applicable, until the date on which such action is required to be fulfilled as set forth on Schedule 5.14 of the Disclosure Letter.

5.15 Environmental.

(a) Deliver to Agent (for distribution to the Lenders) and the Blackstone Representative:

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(i) as soon as practicable following receipt thereof, copies of all environmental audits, site assessments, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to any Environmental Claims, any violation of Environmental Laws, or any discovery of a Release or threatened Release that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(ii) promptly upon a Responsible Officer of any Credit Party or any of its Subsidiaries obtaining knowledge of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or Regulatory Agency under any applicable Environmental Laws, and (B) any removal or remedial action taken by any Credit Party or any other Person in response to (x) any Hazardous Materials Activities, the existence of which, individually or in the aggregate, could reasonably be expected to result in one or more Environmental Claims resulting in a Material Adverse Change, or (y) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(iii) as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (B) any Release required to be reported to any federal, state or local governmental or Regulatory Agency, or (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (x) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in a Material Adverse Change or (y) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Approvals required under any Environmental Laws for their respective operations, and (B) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that, individually or together with any other such proposed actions, could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Blackstone Representative in relation to any matters disclosed pursuant to this Section 5.15(a).

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably

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be expected to result in a Material Adverse Change, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.16 [Reserved].

5.17 [Reserved].

5.18 Credit Party Minimum Coverage. In the event that Excluded Subsidiaries in the aggregate, (a) possess total assets as of the end of any fiscal quarter or fiscal year, as applicable (commencing with the fiscal quarter ending on September 30, 2025), for which a Compliance Certificate has been delivered to Agent greater than 10.0% of the total assets of Borrower and its Subsidiaries or (b) contribute to the Consolidated Revenue for such fiscal quarter in an amount greater than 10.0% of the Consolidated Revenue of Borrower and its Subsidiaries for such period, in each case, determined in accordance with GAAP; then Borrower shall, within five (5) Business Days of the delivery of such Compliance Certificate (i) in consultation with the Blackstone Representative, designate in writing to Agent one or more of such Excluded Subsidiary(ies) which shall no longer be deemed to be Excluded Subsidiary(ies) such that the foregoing condition under each of clause (a) and clause (b) ceases to be true (an “Excluded Subsidiary Conversion”) and (ii) comply with the provisions of Section 5.12 and Section 5.13, applicable to any such designated Subsidiary (in each case, in the time periods applicable as if such Subsidiary(ies) had been formed or acquired at the time of such Excluded Subsidiary Conversion); provided, however, that no Subsidiary shall be required to be added as a Guarantor or grant collateral security if doing so would be expected to result in a material adverse tax consequence to Borrower or its Subsidiaries, as reasonably and mutually determined by Borrower and the Blackstone Representative and/or would result in, or would reasonably be expected to result in, a risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of the relevant Guarantor to be added (in each case, whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance or liquidity maintenance rules or other legal principles).

6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations in cash in immediately available funds (other than inchoate indemnity obligations in respect of which no claims has been asserted), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

6.1 Dispositions. Convey, sell, lease, transfer, assign, contribute, covenant not to sue in relation to, enter into a coexistence agreement in relation to, grant any option, warrant or other right in relation to, exclusively or non‑exclusively license out, or otherwise dispose of (including without limitation (a) any sale‑leaseback, (b) by way of merger or (c) pursuant to a plan of division), directly or indirectly and whether in one or a series of transactions (collectively, “Transfer”), all or any part of the property or assets of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivables and Equity Interests of Subsidiaries) of Borrower or any of its Subsidiaries; except, in each case of this Section 6.1, for Permitted Transfers; provided, that in no event shall any Credit

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Party or any Subsidiary, directly or indirectly, Transfer any Intellectual Property to any Person, other than as expressly permitted pursuant to clauses (i), (j), (k) and/or (l) of the definition of “Permitted Transfer”. Notwithstanding anything else to the contrary in this Agreement, no Credit Party shall Transfer to any Subsidiary that is not a Credit Party, nor permit any Subsidiary that is not a Credit Party at any time to own, hold or have any rights to any Material IP (and, for the avoidance of doubt, if after the Closing Date such non-Credit Party Subsidiary develops any Material IP, then such Subsidiary shall either transfer such Material IP to a Credit Party or become a Credit Party pursuant to, and within the time periods specified in, Section 5.13); provided, that this shall not prohibit any Transfers that are otherwise permitted pursuant to clause (k) of the definition of “Permitted Transfers.”

6.2 Fundamental Changes.

(a) Without at least five (5) Business Days (or such later date as may be agreed to by Blackstone Representative in its sole discretion) prior written notice to Agent, solely in the case of a Credit Party: (i) change its jurisdiction of organization, incorporation or formation, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization, incorporation or formation; provided, that in no event shall Borrower change its jurisdiction of organization, incorporation or formation, or change its organizational structure or type, without the prior written consent of the Blackstone Representative.

(b) Permit a Credit Party to be a direct or indirect Wholly‑Owned Subsidiary of a Subsidiary of Borrower that is not also a Credit Party.

(c) Permit any Subsidiary of Borrower to issue any Equity Interests (whether for value or otherwise) to any Person other than (i) with respect to any Subsidiary of Borrower that is a Credit Party, the issuance of Equity Interests of such Credit Party to a Credit Party and (ii), with respect to any Subsidiary of Borrower that is not a Credit Party, to any other Subsidiary of Borrower, provided that no such issuance shall cause a Subsidiary that is (A) a Wholly‑Owned Subsidiary of a Credit Party to cease to be wholly‑owned by such Credit Party, or (B) majority‑owned by a Credit Party to cease to be majority‑owned by a Credit Party, other than pursuant to any Permitted Transfer; provided, further, that notwithstanding the foregoing and anything else to the contrary herein, any Subsidiary may issue qualifying directors’ shares and similar interests pursuant to the Requirement of Law.

(d) Permit a Wholly‑Owned Subsidiary of a Credit Party to cease to be a Wholly‑Owned Subsidiary of such Credit Party, other than in connection with any Permitted Transfer of all of the Equity Interests of such Wholly‑Owned Subsidiary to a Person that is not a Credit Party or Subsidiary thereof.

6.3 Mergers, Acquisitions, Liquidations or Dissolutions.

(a) Merge, divide itself into two (2) or more entities, consolidate, liquidate or dissolve, or permit any of its Subsidiaries to merge, divide itself into two (2) or more entities, consolidate, liquidate or dissolve with or into any other Person, except that:

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(i) any Subsidiary of Borrower may merge or consolidate with or into Borrower, provided that Borrower is the surviving entity,

(ii) any Subsidiary of Borrower may merge or consolidate with any other Subsidiary of Borrower, provided that if any party to such merger or consolidation is a Credit Party, then either (x) such Credit Party is the surviving entity, or (y) the surviving or resulting entity executes and delivers to Agent a joinder to the Security Agreement in the form attached thereto and any other Collateral Documents, as applicable, and otherwise satisfies the requirements of Section 5.13 substantially contemporaneously with completion of such merger or consolidation to;

(iii) any Subsidiary of Borrower may liquidate or dissolve, provided that the properties and assets of any such Subsidiary that is a Credit Party are distributed or otherwise transferred to Borrower or any other Credit Party;

(iv) any Subsidiary of Borrower may divide itself into two (2) or more entities or be dissolved or liquidated, provided that if such Subsidiary is a Credit Party, the properties and assets of such Subsidiary are allocated or distributed to an existing or newly‑formed Credit Party or such resulting entity executes and delivers to Agent a joinder to the Security Agreement in the form attached thereto and any other Collateral Documents, as applicable, and otherwise satisfies the requirements of Section 5.13 substantially contemporaneously therewith; and

(v) in connection with any Permitted Investment, Borrower or any of its Subsidiaries may merge or consolidate with any other Person; provided that (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect Wholly-Owned Subsidiary of Borrower, (ii) in the case of any such merger or consolidation to which Borrower is a party, Borrower is the surviving entity, and (iii) in the case of any such merger or consolidation to which a Guarantor is a party, (x) such Guarantor is the surviving entity, or (y) the surviving or resulting entity executes and delivers to Agent a joinder to the Security Agreement in the form attached thereto and any other Collateral Documents, as applicable, and otherwise satisfies the requirements of Section 5.13 substantially contemporaneously with completion of such merger or consolidation; or

(b) make, or permit any of its Subsidiaries to make, Acquisitions, other than Permitted Acquisitions or Permitted Investments.

6.4 Indebtedness. Directly or indirectly, create, incur, assume, permit to exist or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (including any Indebtedness consisting of obligations evidenced by a bond, debenture, note or other similar instrument) that is not Permitted Indebtedness; provided, however, that the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.4.

6.5 Encumbrances. Except for Permitted Liens, (i) create, incur, allow, or suffer to exist any Lien on any property or asset of Borrower or any of its Subsidiaries; provided, that in no

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event shall any Credit Party or Subsidiary permit any Product, or Product IP to be subject to a Lien incurred in connection with Indebtedness for borrowed money (other than the Obligations) or (ii) permit (other than pursuant to the terms of the Loan Documents) any property and assets of the Credit Parties (other than Excluded Property) to not be subject to the first priority (subject to Permitted Priority Liens) security interest granted in the Loan Documents or otherwise pursuant to the Collateral Documents.

6.6 No Further Negative Pledges. Enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting), restricting, imposing any condition upon or otherwise limiting the ability of such Credit Party or Subsidiary to create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, in favor and for the benefit of Agent and the other Secured Parties with respect to the Obligations or under the Loan Documents, in each case of this Section 6.6(a), other than Permitted Negative Pledges.

6.7 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.5 hereof.

6.8 Distributions; Investments.

(a) Directly or indirectly declare or pay any dividends or make any distribution or payment on or redeem, retire, defease, acquire, cancel, terminate or purchase (or set apart assets for a sinking or other analogous fund for the redemption, retirement, defeasance, acquisition, cancellation, termination or purchase of) any Equity Interests (or warrants, options or other right or obligation to purchase of acquire any such Equity Interests), whether in cash, property or obligations (each, a “Restricted Distribution”), except, in each case of this Section 6.8, for Permitted Distributions.

(b) Directly or indirectly make any Investment other than Permitted Investments.

(c) Notwithstanding the generality of the foregoing clauses (a) and (b), in no event shall (x) a Credit Party, directly or indirectly, make a Restricted Distribution or Investment with any Material IP to any Person other than pursuant to any Permitted Transfers permitted pursuant to clause (j), (k) or (l) of the definition of “Permitted Transfers” and (y) a Credit Party, directly or indirectly, make any Restricted Distribution to a Subsidiary that is not a Credit Party.

6.9 No Restrictions on Subsidiary Distributions. Enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting), restricting, imposing any condition upon or otherwise limiting the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any Collateral to Borrower or any other Subsidiary of Borrower, except, in each case of this Section 6.9, for Permitted Subsidiary Distribution Restrictions.

6.10 Junior Indebtedness. Make or permit any voluntary or optional prepayment, or otherwise repay, redeem, purchase, defease, acquire or satisfy prior to its regularly scheduled due

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date, any (a) Indebtedness which is secured by a Lien on any Collateral, (b) Subordinated Debt, (c) Permitted Convertible Bond Indebtedness or (d) unsecured Indebtedness for borrowed money (clauses (a) through (d), collectively, “Junior Indebtedness”), except: (i) to the extent permitted under the terms of any subordination, intercreditor, or other similar agreement to which any Junior Indebtedness constituting Permitted Indebtedness is subject; (ii) Permitted Refinancing of any Junior Indebtedness with any Indebtedness permitted to be incurred under Section 6.4; (iii) any prepayment, exchange or conversion of any Permitted Convertible Bond Indebtedness that is made or settled solely in Qualified Equity Interests of Borrower (and cash (x) in lieu of fractional shares and (y) in respect of accrued and unpaid interest); (iv) Permitted Distributions (solely pursuant to clause (p) of such definition); and (v) subject to satisfaction of the Redemption Conditions, the repurchase, exchange or repayment of Permitted Convertible Bond Indebtedness. For the avoidance of doubt, this Section 6.10 shall prohibit (i) any cash repurchase of Permitted Convertible Bond Indebtedness (whether upon a “fundamental change,” redemption upon satisfaction of a stock price condition, or otherwise) and (ii) the settlement of any conversion of Permitted Convertible Bond Indebtedness in cash in any amount (other than cash in lieu of fractional shares), in each case ((i) and (ii)), unless the Redemption Conditions are satisfied.

6.11 Amendments or Waivers of Organizational Documents or Junior Indebtedness.

(a) Amend, restate, supplement or otherwise modify, or waive, any provision of its Operating Documents or equivalent, which amendment, restatement, supplement, modification or waiver would be materially adverse to the interests of the Secured Parties.

(b) Amend, restate, supplement or otherwise modify, or waive, the terms of any (i) Subordinated Debt, except to the extent permitted by the subordination agreement executed by Agent (at the direction of the Blackstone Representative) or (ii) Junior Indebtedness not constituting Subordinated Debt if the effect of such amendment, restatement, supplement, modification or waiver would: (A) increase the interest rate on such Indebtedness by more than two percent (2.0%); (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness (unless such shortened date is more than one hundred eighty (180) days after the Term Loan Maturity Date); (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (F) change or amend any other term if such change or amendment would confer additional material rights on the holders of such Indebtedness in a manner adverse to the Credit Parties, Agent or the Lenders (in their respective capacities as such); (G) materially increase the amount of such Indebtedness; or (H) otherwise be materially adverse to the interests of the Secured Parties.

6.12 Compliance.

(a) Become an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry Margin Stock, or use the proceeds of any Credit Extension for that purpose;

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(b) Cause or suffer to exist, and no ERISA Affiliate shall cause or suffer to exist, (i) any event that would result in the imposition of a Lien on any assets or properties of any Credit Party or a Subsidiary of a Credit Party with respect to any Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the case of clauses (i) and (ii), could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change; or

(c) Permit the occurrence of any violation of applicable law with respect to any Employee Benefit Plan, or any other plan or arrangement to provide pension, profit sharing, severance or deferred compensation which could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

6.13 Compliance with Anti‑Terrorism Laws. Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of Anti‑Terrorism Laws, and such Person’s policies and practices, Agent and each Lender is required to obtain, verify and record certain information and documentation that identifies each Credit Party and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent and each Lender to identify such party in accordance with Anti‑Terrorism Laws. No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries or Affiliates to, directly or indirectly, knowingly enter into any documents or contracts with any Person listed on the OFAC Lists. Each Credit Party shall promptly (but in any event within three (3) Business Days) notify Agent and the Blackstone Representative in writing upon any Responsible Officer of Borrower or any other Credit Party or Subsidiary having knowledge that any Credit Party or any Subsidiary or Affiliate of any Credit Party is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids or violates, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

6.14 Amendments or Waivers of Material Contracts. (a) Waive, amend, cancel or terminate, or fail to exercise, any material rights constituting or relating to any Material Contract, (b) breach, default under, or take any action or fail to take any action that, with the passage of time or the giving of notice or both, would constitute a default or event of default under any Material Contract, in each case of this Section 6.14, (i) which could reasonably be expected to, individually or together with any other such waivers, amendments, agreements, cancellations, terminations, exercises or failures, result in a Material Adverse Change, or (ii) would be materially adverse to the interests of Agent and the Lenders.

6.15 Transactions with Affiliates. Enter into or permit to exist any arrangement, contract or transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate that

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is not a Credit Party or a Wholly‑Owned Subsidiary of a Credit Party, in each case with an aggregate value in excess of $2,500,000, except for (a) transactions in the ordinary course of business and pursuant to reasonable terms no less favorable, taken as a whole, to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary, (b) transactions among the Credit Parties that are not otherwise prohibited by this Agreement, (c) transactions constituting Permitted Indebtedness, Permitted Investments or Permitted Transfers, (d) the issuance of Qualified Equity Interests in exchange for cash so long as such issuance does not result in a Change in Control, and (e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the ordinary course of business).

6.16 [Reserved].

6.17 Minimum Liquidity. Permit Liquidity of Borrower and its Subsidiaries to be less than $40,000,000 on the last Business Day of any fiscal quarter ending after the Closing Date (commencing with the first fiscal quarter ending after the Closing Date).

6.18 No Liability Management Transactions.

(a) Make any Investment in or dispose of any assets to a Person that is not a Credit Party to facilitate a new financing incurred by a Subsidiary of Borrower (including a debtor in possession financing) or to guarantee an existing financing, in connection with a liability management transaction.

(b) Permit any Subsidiary of Borrower to cease to be Wholly-Owned Subsidiary at all times unless any such Subsidiary no longer exists pursuant to a transaction permitted by Section 6.3.

6.19 Fiscal Year. Change its fiscal year or any of its fiscal quarters without the consent of the Blackstone Representative and the Lenders.

6.20 Royalty Transaction. Enter into any Royalty Transaction.

7. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1 Payment Default. Any Credit Party fails to (a) make any payment of any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, or (b) within five (5) Business Days after the same becomes due, any payment of interest or premium pursuant to Section 2.2, including any applicable fees, the Prepayment Premium, or any other Obligations (which five (5) Business Day cure period shall not apply to any payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 8.1(a) or Section 2.2(c)(ii) hereof). A failure to pay any such interest, premium or

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Obligations pursuant to the foregoing clause (b) prior to the end of such five (5) Business Day‑period shall not constitute an Event of Default (unless such payment is due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 8.1(a) or Section 2.2(c)(ii) hereof).

7.2 Covenant Default.

(a) The Credit Parties or their Subsidiaries: (i) fail or neglect to perform, keep or observe any term, provision, condition, covenant or agreement in Sections 5.2, 5.4, 5.5, 5.10, 5.12, 5.13 or 5.14 or Section 6; or

(b) The Credit Parties or their Subsidiaries fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents on its part to be performed, kept or observed, and such failure continues for ten (10) days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure and (ii) written notice thereof shall have been given to Borrower by Agent (at the direction of the Blackstone Representative); provided that if the Default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by the Credit Parties be cured within such 10 day period, and such Default is likely to be cured within a reasonable time, then the Credit Parties shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such Default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. The cure period provided under this Section 7.2(b) shall not apply, among other things, to any of the covenants referenced in clause (a) above.

7.3 Material Adverse Change. A Material Adverse Change occurs.

7.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party in excess of $10,000,000 on deposit or otherwise maintained with Agent, or (ii) a notice of lien or levy is filed against any of material portion of the Collateral by any Governmental Authority, and the same under sub‑clauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Credit Extensions shall be made during any thirty (30) day cure period; or

(b) (i) Any material portion of the Collateral is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower and its Subsidiaries from conducting any material part of their business, taken as a whole.

7.5 Insolvency.

(a) An involuntary proceeding shall be commenced, or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (i) relief in respect of any Credit Party, or of a substantial part of the property of any Credit Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, court protection, receivership or similar law; (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or

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for a substantial part of the property or assets of any Credit Party; or (iii) the winding‑up or liquidation of any Credit Party, and such proceeding or petition shall continue undismissed or unstayed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered;

(b) Any Credit Party shall: (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, court protection, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as otherwise expressly permitted hereunder); or

(c) Any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding‑up, court protection, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Credit Party; (ii) a composition, compromise, assignment or arrangement with any creditor of any Credit Party; (iii) the appointment of a liquidator, receiver, administrative receiver, examiner, administrator, compulsory manager or other similar officer in respect of any Credit Party or any of its assets; or (iv) enforcement of any Collateral over any assets of any Credit Party, or any analogous procedure or step is taken in any jurisdiction. The foregoing shall not apply to any winding‑up petition which is frivolous or vexatious and is discharged, stayed or dismissed within forty five (45) days of commencement.

7.6 Other Agreements.

(a) Any Credit Party or any Subsidiary shall (a) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (b) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, if the effect of any failure referred to in this clause (b) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of notice, and taking into account any applicable grace periods or waivers), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms); provided further that, it shall not constitute an Event of Default pursuant to this Section 7.6 unless the aggregate principal amount of all such Indebtedness referred to in clauses (a) and (b) exceeds the $10,000,000 at any one time.

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(b) There occurs under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction an “early termination date” (or similar event) resulting from any event of default or termination event thereunder as to which Borrower or any Subsidiary is the “defaulting party” (or similar term) or the “affected party” (or similar term) and the termination value owed by Borrower or such Subsidiary as a result thereof, taken together, is greater than $10,000,000, and such termination value is required to be paid in cash and may not be settled by the delivery of shares of Borrower.

7.7 Judgments. One or more final, non‑appealable judgments, orders, or decrees for the payment of money in an amount in excess of $10,000,000 (but excluding any final judgments, orders, or decrees for the payment of money that are covered by independent third‑party insurance as to which liability has not been denied by such insurance carrier or by an indemnification claim against a solvent and unaffiliated Person that is not a Credit Party as to which such Person has not denied liability for such claim), shall be rendered against one or more Credit Parties or any Subsidiary and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

7.8 Misrepresentations. Any Credit Party or any Subsidiary or any Person acting for any Credit Party or any Subsidiary makes or is deemed to make any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to Agent or the Lenders or to induce Agent or any Lender to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect (or, to the extent any such representation, warranty or other statement is qualified by materiality or Material Adverse Change, in any respect) when made or deemed to be made.

7.9 Loan Documents; Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party, or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral, or such security interest shall for any reason (other than pursuant to the terms of the Loan Documents) cease to be a perfected and first priority (subject to Permitted Priority Liens) security interest in a material portion of the Collateral, in each case, other than as a direct result of any action by Agent or any Lender or the failure of Agent or any Lender to perform an obligation under the Loan Documents.

7.10 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than as a direct result of any action or in action by Agent or any Lender); any Credit Party or any Subsidiary shall contest the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, other than with respect to Permitted Liens.

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7.11 ERISA Event. An ERISA Event occurs that, individually or together with any other ERISA Events, results or could reasonably be expected to result in a Material Adverse Change or the imposition of a Lien on any Collateral.

7.12 Regulatory Matters. If any of the following occurs: (A) any Credit Party or any Subsidiary of a Credit Party receives written notification from FDA, EMA or any other Governmental Authority equivalent to the FDA or EMA and recognized as the health authority with primary responsibility for granting marketing approval in a foreign country which written notification is reasonably likely to result in the Product being withdrawn from the market and/or the Product approval and/or marketing authorization to be withdrawn, if the revenue attributable to the affected Product in the affected market constitutes more than 25% of Consolidated Revenue of the Borrower and its Subsidiaries, calculated as of the four fiscal quarter period most recently ended prior to the receipt of the written notification for which financial statements have been delivered pursuant to Section 5.2(a); (B) FDA, CMS, EMA or any other Governmental Authority initiates enforcement action, including without limitations, a Warning Letter, seizure, an injunction, or administrative procedure, against any Credit Party or any Subsidiary of a Credit Party with respect to the Products or the manufacturing facilities therefor, that causes the Credit Party or Subsidiary of a Credit Party to discontinue or suspend the sale of, or withdraw, any of its Products or causes a delay in the approval or offering of any Product, which discontinuation, withdrawal or delay would reasonably be expected to last for more than 90 days (or, if a resolution to such discontinuation, suspension of sale, withdrawal or delay is being pursued in good faith through appropriate proceedings diligently conducted, and solely if the applicable event or circumstance has not actually resulted in a Material Adverse Change at the time, an additional 30 days thereafter), in each case if the impact on revenue resulting from such discontinuation, suspension, withdrawal or delay, would be more than 25% of Consolidated Revenue calculated as of the four fiscal quarter period most recently ended prior to the initiation of the enforcement action for which financial statements have been delivered pursuant to Section 5.2(a); (C) any Credit Party recalls any of its Products which would reasonably be expected to result in a Material Adverse Change; or (D) any Credit Party enters into a settlement agreement with the FDA, CMS, EMA or any other Governmental Authority that would reasonably be expected to result in a Material Adverse Change.

7.13 Change in Control. A Change in Control occurs.

8.  RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

8.1 Rights and Remedies. If any Event of Default occurs, Agent shall, at the direction of the Required Lenders, take any or all of the following actions:

(a) declare all Obligations (including, for the avoidance of doubt, the Prepayment Premium, as applicable) immediately due and payable and terminate all Commitments thereunder (but if an Event of Default described in Section 7.5 occurs all Obligations, including the Prepayment Premium, as applicable, are automatically and immediately due and payable, all Commitments shall automatically and immediately terminate and the Lenders shall have no obligations to make any Loans to Borrower hereunder, in each case, without any action by Agent or the Required Lenders), whereupon all Obligations for principal, interest, premium or otherwise (including, for the avoidance of doubt, the Prepayment Premium, as applicable) shall become due

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and payable by Borrower without presentment, demand, protest or other notice of any kind, which are all expressly waived by the Credit Parties hereby;

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c) settle or adjust disputes and claims directly with account debtors for amounts on terms and in any order that Agent (at the direction of the Blackstone Representative) considers advisable, notify any Person owing the Credit Parties money of Agent’s security interest in such funds, and verify the amount of all Accounts;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral or Agent’s security interest in favor and for the benefit of Agent and the other Secured Parties in the Collateral. The Credit Parties shall assemble the Collateral if Agent (at the direction of the Blackstone Representative) requests and make it available as Agent (at the direction of the Blackstone Representative) designates. Agent (at the direction of the Blackstone Representative) or its agents or representatives may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest in favor and for the benefit of Agent and the other Secured Parties and pay all expenses incurred. The Credit Parties grant Agent a license to enter and occupy (and for its agents or representatives to enter and occupy) any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(e) apply to the Obligations (i) any balances and deposits of the Credit Parties it holds, or (ii) any amount held by Agent or the Lenders owing to or for the credit or the account of any Credit Party;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. With respect to any and all Intellectual Property owned by any Credit Party and included in Collateral, each Credit Party hereby grants to Agent, for the benefit of all Secured Parties, as of the Closing Date, a non‑exclusive, irrevocable, worldwide, freely sublicensable (through multiple tiers), royalty‑free license or other right to use, without charge, such Intellectual Property for any purposes in connection with Agent’s exercise of its rights and remedies under this Agreement or any other Loan Document, including in advertising for sale and selling any Collateral, in connection with Agent’s exercise of its rights under this Section 8.1, and the Credit Parties’ rights under all licenses and ensuring all franchise contracts inure to the benefit of all Secured Parties;

(g) place a “hold” on any account maintained with Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of the Books of the Credit Parties regarding Collateral; and

(i) exercise all rights and remedies available to Agent and each Lender under the Collateral Documents or any other Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

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8.2 Power of Attorney. Each Credit Party hereby irrevocably appoints Agent and any Related Party thereof as its lawful attorney‑in‑fact, exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Credit Party’s name on any checks or other forms of payment or security; (b) sign such Credit Party’s name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Collateral Accounts directly with depository banks where the Collateral Accounts are maintained, for amounts and on terms Agent (at the direction of the Blackstone Representative) determines reasonable; (d) make, settle, and adjust all claims under such Credit Party’s products liability or general liability insurance policies maintained in the United States regarding Collateral; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Each Credit Party hereby appoints Agent, any Related Party thereof and their designees as its lawful attorney‑in‑fact to file or record any documents necessary to perfect or continue the perfection of Agent’s security interest in favor and for the benefit of Agent and the other Secured Parties in the Collateral, regardless of whether an Event of Default has occurred, until all Obligations (other than inchoate indemnity obligations in respect of which no claim has been asserted) have been satisfied in full in cash in immediately available funds, any Lender is not under any further obligation to make Credit Extensions hereunder. The foregoing appointment of Agent and any Related Party thereof as each Credit Party’s attorney in fact, and all of Agent’s (or such Related Party’s) rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations in respect of which no claim has been asserted) have been fully repaid in cash in immediately available funds and Agent’s and each Lenders’ obligation to provide Credit Extensions terminates.

8.3 Application of Payments and Proceeds Upon Default. During the continuance of an Event of Default, Agent shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. All payments received by Agent in respect of the Obligations after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and all other amounts (other than principal and interest, but including Lender and Agent Expenses) payable to Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, Prepayment Premium and breakage and termination Obligations, but including Lender and Agent Expenses) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and any fees or premiums (including the Prepayment Premium), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

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(iv)  Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and any breakage, termination or other payment Obligations, ratably among the Lender in proportion to the respective amounts described in this clause Fourth payable to them;

(v) Fifth, to the payment of all other Obligations (other than to a Defaulting Lender) that are due and payable to Secured Parties (other than Agent) on such date, in each case, ratably based upon the respective aggregate amounts of all such Obligations owing to the Secured Parties on such date;

(vi) Sixth, to payment of any Obligations owed to Defaulting Lenders; and

(vii) Last, the balance, if any, after all of the Obligations have been paid in full, in cash in immediately available funds, to Borrower or as otherwise required by Law.

8.4 Agent’s Liability for Collateral. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9‑207 of the UCC or otherwise, shall be to deal with it in the same manner as Agent deals with its own property consisting of similar instruments or interests. Neither Agent nor any Lender shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; or (c) any act or default of any other Person. In no event shall Agent or any Lender have any liability for any diminution in the value of the Collateral for any reason. The Credit Parties bear all risk of loss, damage or destruction of the Collateral.

8.5 No Waiver; Remedies Cumulative. Agent’s or the Lenders’ failure, at any time or times, to require strict performance by any Credit Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and the Lenders have all rights and remedies provided under the Code, by law, or in equity. The exercise by Agent or any Lender of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and the waiver by Agent (at the direction of the Blackstone Representative) or the Lenders of any Event of Default is not a continuing waiver. Agent’s or the Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

8.6 Demand Waiver. Each Credit Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which any Credit Party is liable.

9. NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business

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Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address (if any) indicated on Schedule 9 of the Disclosure Letter. Any party to this Agreement may change its mailing or electronic mail address or facsimile number by giving all other parties hereto written notice thereof in accordance with the terms of this Section 9.

The Borrower agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non‑infringement of third‑party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any other Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market‑related activities with respect to such Persons’ securities. The Borrower hereby agrees that it shall use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to Borrower or any other Credit Party or their securities for purposes of U.S. federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender shall designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

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10. CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Each party hereto submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirements of Law, in such Federal court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in (or otherwise provided in accordance with the terms of) Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11. GENERAL PROVISIONS

11.1 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the parties hereto and their respective successors and permitted assigns.

(b) No Credit Party may, directly or indirectly, sell, transfer or assign this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder without the prior written consent of Agent and the Blackstone Representative. Any Lender may sell, transfer or assign this Agreement or any other Loan Document or any of its rights or obligations hereunder or thereunder (including all or a portion of its Commitments and the Term Loans at the time owing

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to it), in full or in part, to any third party without Borrower’s prior written consent (any such sale, transfer or assignment, a “Lender Transfer”); provided, however, (i) unless an Event of Default has occurred and is continuing, no Lender may make a Lender Transfer to (w) a Competitor of Borrower without Borrower’s prior written consent, (x) a natural person, (y) any Credit Party or Affiliate thereof or (z) a Disqualified Institution without Borrower’s prior written consent, (ii) except in the case of a Lender Transfer to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans or Commitments of any Class, the amount of the Term Loans or Commitment of the assigning Lender subject to each such assignment shall not be less than $1,000,000 (unless otherwise consented to in writing by Borrower and Agent), provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any, (iii) the parties to each Lender Transfer shall execute and deliver to Agent an Assignment and Assumption, and, except in the case of a Lender Transfer by a Lender that is a Blackstone Entity to another Blackstone Entity, together with a processing and recordation fee of $3,500 (unless waived or reduced by Agent in its sole discretion), and (iv) the assignee, if it shall not be a Lender, shall deliver to Agent (x) an Administrative Questionnaire, (y) its applicable tax form under Section 2.6(d) and (z) all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act. Subject to acceptance and recording thereof by Agent in the Register, from and after the effective date specified in each Assignment and Assumption by Agent, (1) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.5, 2.6, and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be liable with respect to obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 12). Upon request, and the surrender by the assigning Lender of its Note, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(c) In the case of a participation granted by a Lender to any third party, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, (iii) Agent and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) Borrower shall not have any rights to consent to such participation, and (v) any agreement or instrument pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or other modification hereto, in each case subject to the terms and conditions of this Agreement. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.5 and 2.6 (subject to the requirements and limitations therein, including the requirements under Section 2.6(d) (it being understood that the documentation required under Section 2.6(d) shall be delivered to the participating Lender)) to the

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same extent as if it were a Lender that had acquired its interest by assignment pursuant to clause (b) above; provided that, with respect to any participation, such participant shall (A) not be entitled to receive any greater payment under Sections 2.5 or 2.6 than the Lender (the party that participated the interest) would have been entitled to receive, except to the extent of any entitlement to receive a greater payment resulting from a Change in Law that occurs after such participant acquired the applicable participation and (B) agrees to be subject to the provisions of Section 2.11 to the same extent as if it were a Lender that had acquired its interest by assignment pursuant to clause (b) above. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.11(b) with respect to any participant.

(d) Agent shall record any Lender Transfer in the Register. Any Lender may grant a participation in all or any part of, or any interest in, Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents, including with respect to the Term Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. For the avoidance of doubt, if a Lender sells a participation it shall, acting solely for this purpose as a non‑fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided, however, that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) and proposed Section 163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may, without the consent of, or notice to, Agent or any Credit Party, at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, subscription-line credit facilities, NAV credit facilities or other financings; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any attempted transfer, pledge or assignment of this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder in violation of this Section 11.1 shall be null and void.

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11.2 Indemnification; Lender and Agent Expenses.

(a) Each Credit Party agrees to indemnify and hold harmless each of Agent, the Lead Arranger, each Lender and their respective Affiliates and Approved Funds (and its or their respective successors and assigns) and each manager, member, partner, controlling Person, director, officer, employee, agent or sub‑agent, advisor and affiliate thereof (each such Person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, however, that (i) no Credit Party shall have an obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith (other than with respect to Agent and its Related Parties), gross negligence or willful misconduct of that Indemnified Person (or its Affiliates, Approved Funds or controlling Persons or their respective directors, officers, managers, partners, members, agents, sub‑agents or advisors), in each case, as determined by a final, non‑appealable judgment of a court of competent jurisdiction, (ii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from a material breach of any funding obligation of such Indemnified Person hereunder (other than against the Lead Arranger or Agent in their respective capacities as such), (iii) no Credit Party shall have an obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from any claim by one Indemnified Person against another Indemnified Person (other than against the Lead Arranger or Agent in their respective capacities as such) that does not relate to any act or omission of any Credit Party, and (iv) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall, jointly and severally, indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement. This Section 11.2(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any non‑Tax claim.

(b) To the extent permitted by Requirements of Law, the Borrower and each Credit Party shall not assert, and hereby waives, any claim against Agent (and any sub‑agent thereof), the Lead Arranger, any Lender and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(c) Borrower shall pay, promptly following written demand therefor (including documentation to reasonably support such request) (but, in no event later than thirty (30) days following demand), all Lender and Agent Expenses of the Lead Arranger, Agent and each Lender incurred through and after the Closing Date.

11.3 Severability of Provisions. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the

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validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.4 Royalty Transaction Right of Offer. In the event that, at any time prior to payment in full of all Obligations in cash in immediately available funds (other than inchoate indemnity obligations in respect of which no claims has been asserted), Borrower or any of its Subsidiaries makes a determination to engage with third parties regarding potential entry into a Royalty Transaction, such Person shall notify Blackstone Representative and give Blackstone Representative and each Blackstone Entity an opportunity to bid on or make an offer with respect to such contemplated Royalty Transaction, and shall engage with Blackstone Representative or such Blackstone Entity in good faith with respect to any such bid or offer.

11.5 Amendments in Writing; Integration. (a) No amendment or modification of any provision of this Agreement or any other Loan Document (other than (i) the Agent Fee Letter, which may be amended in writing by Agent and the applicable Credit Party, (ii) the Lender Fee Letter, which may be amended in writing by the Blackstone Representative and the applicable Credit Party and (iii) any Control Agreement), or waiver, discharge or termination of any obligation hereunder or thereunder, no approval or consent hereunder or thereunder (including any consent to any departure by Borrower or any other Credit Party herefrom or therefrom), shall in any event be effective unless the same shall be in writing and signed by Borrower (on its own behalf and on behalf of each other Credit Party), the Required Lenders and Agent (acting at the direction of the Required Lenders); provided, however, that no such amendment, modification, waiver, discharge or termination contemplated in clauses (i) through (vi) shall, unless in writing and signed by all the Lenders expressly set forth therein, in addition to the Required Lenders, Agent (or by Agent acting at the direction of the Required Lenders) and Borrower, do any of the following:

(i) extend or increase the Commitments or Term Loans of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3 or of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Term Loan or Commitment shall not constitute an extension or increase of the Term Loan or Commitment of any Lender;

(ii) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest, fees, premiums (including the Prepayment Premium), or other amounts payable hereunder or under any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of any Term Loan shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iii) reduce or forgive the principal of, or the rate of interest specified herein on, any Term Loan, or any fees, premiums (including the Prepayment Premium) or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender directly and adversely affected thereby; provided that, for the avoidance of doubt, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

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(iv) amend, modify or eliminate (w) this Section 11.5, (x) the definition of “Required Lenders”, “Required Initial Term Loan Lenders”, “Required Delayed Draw Term Loan Lender” or any other provision specifying the number of Lenders or portion of a Term Loan required to take any action under the Loan Documents, (y) any provision set forth in any Loan Document that alters the pro rata sharing provisions amongst the Lenders or (z) Section 8.3, in each case, without the written consent of each Lender;

(v) unless otherwise permitted under the Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each applicable Lender; or

(vi) unless otherwise permitted under the Agreement, release all or substantially all of the Guarantors (or all or substantially all of the aggregate value of the Guarantees), without the written consent of each applicable Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights, obligations, immunities, indemnities or duties of, or any fees or other amounts payable to, Agent under this Agreement or any other Loan Document, or otherwise amend, modify or eliminate any provisions of Section 12.

(b) Notwithstanding anything to the contrary contained in this Section 11.5, if Agent, the Blackstone Representative and Borrower shall have jointly identified an obvious error (including an incorrect cross‑reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then Agent (at the direction of the Blackstone Representative) and Borrower or any other relevant Credit Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties hereto about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

(d) Only the Required Initial Term Loan Lenders shall be required to waive, amend, restate, supplement or modify any conditions precedent in Section 3 herein with respect to a Borrowing of Initial Term Loans. Only the Required Delayed Draw Term Loan Lenders shall be required to waive, amend, restate, supplement or modify any conditions precedent in Section 3 herein with respect to a Borrowing of Delayed Draw Term Loans.

11.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations

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(other than inchoate indemnity obligations in respect of which no claim has been asserted and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash in immediately available funds. The obligation of Borrower or any other the Credit Parties in Section 11.2 to indemnify Indemnified Persons shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

11.8 Confidentiality.

(a) Any information regarding the Credit Parties and their Subsidiaries and their businesses provided to Agent or any Lender by or on behalf of any Credit Party pursuant to the Loan Documents shall be deemed “Confidential Information”; provided, however, that Confidential Information does not include information that is either: (i) in the public domain or in the possession of Agent, any Lender or any of their respective Affiliates or Approved Funds or when disclosed to Agent, a Lender or any of their respective Affiliates or Approved Funds, or becomes part of the public domain after disclosure to the Agent, a Lender or any of their respective Affiliates or Approved Funds, in each case, other than as a result of a breach by Agent, a Lender or any of their respective Affiliates or Approved Funds of the obligations under this Section 11.8; or (ii) disclosed to Agent, any Lender or any of their Affiliates or Approved Funds by a third party if Agent, any Lender or any of their Affiliates and Approved Funds do not know that the third party is prohibited from disclosing the information. Each of Agent and the Lenders shall not disclose any Confidential Information to a third party or use Confidential Information for any purpose other than the exercise of its rights and the performance of its duties or obligations under the Loan Documents. The foregoing in this Section 11.8 notwithstanding, each of Agent and the Lenders may disclose Confidential Information: (a) to its and its Affiliates’ and Approved Funds’ directors, officers, members, managers, partners, current and prospective leverage providers and financing sources and current and prospective limited partners or investors, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to proposed assignees and/or participants and prospective lenders, transferees or purchasers of any interest in the Credit Extensions (including, for the avoidance of doubt, in connection with any proposed Lender Transfer); (c) as required by law, regulation, subpoena, or other order, provided, that (x) prior to any disclosure under this clause (c), Agent or Lender making such disclosure agrees to endeavor to provide Borrower with prior written notice thereof and with respect to any law, regulation, subpoena or other order, to the extent that Agent or such Lender is permitted to provide such prior notice to Borrower pursuant to the terms hereof, and (y) any disclosure under this clause (c) shall be limited solely to that portion of the Confidential Information required to be so disclosed (as reasonably determined by Agent or such Lender, as applicable) by such law, regulation, subpoena or other order; (d) to the extent requested by regulators having jurisdiction over Agent or any Lender or as otherwise required in connection with Agent’s or any Lender’s examination or audit by such regulators; (e) as Agent or any Lender considers reasonably necessary in exercising remedies under the Loan Documents; (f) to third‑party service providers of Agent or any Lender; (g) with the consent of Borrower; (h) in connection with public filings required to be made by Agent or any Lender; (i) to any of Lender’s Related Parties or to any party to this Agreement, (j) to any rating agency in connection with rating Borrower or the facilities hereunder (including shadow ratings) and the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers, Private Placement

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Numbers (PPNs) or any other similar numbers with respect to the Loans (it being understood and agreed that any Lender may apply for the issuance of one or more CUSIP numbers with respect to any of the Loans without the consent of Borrower or the other Credit Parties), and (k) pursuant to periodic regulatory filings, including to any self‑regulatory body such as the National Association of Insurance Commissioners; provided, however, that the third parties to which Confidential Information is disclosed pursuant to clauses (a), (b), (f) and (j) are bound by obligations of confidentiality and non‑use that are no less restrictive than those contained herein.

(b) The Blackstone Representative may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as the Blackstone Representative may choose, and circulate similar promotional materials, after the final closing of the Credit Facilities in the form of a “tombstone” or otherwise describing the names of Borrower and its Subsidiaries (or any of them), and the amount, type and closing date of such Credit Facilities, all at the expense of the Blackstone Representative; provided that the Blackstone Representative hereby agrees not to include the name of any other Lender in such advertisements or other materials without the prior consent of such other Lender.

The provisions of this Section 11.8 shall survive for a period of two (2) years following the date on which this Agreement terminates in accordance with the terms hereof.

11.9 Release of Collateral or Guarantors.

(a) Upon the payment in full of all Obligations, in cash in immediately available funds (other than inchoate indemnity obligations in respect of which no claim has been asserted) and the termination of all Commitments, and subject to the reinstatement provisions set forth in Section 8.1 of the Security Agreement, (i) the Collateral shall be automatically released from the security interests and Liens created by the Collateral Documents in favor of Agent, for the benefit of itself and the Secured Parties, and (ii) each Guarantor shall be automatically released from its obligations to guaranty the Obligations pursuant to Section 8.2 of the Security Agreement.

(b) At the time any Collateral is sold or to be sold in a sale expressly permitted (other than a lease or license, and other than to a Person that is a Credit Party) hereunder and under the other Loan Documents, such Collateral shall be automatically released from the security interests and Liens created by the Collateral Documents in favor of Agent, for the benefit of itself and the Secured Parties.

(c) No Guarantor shall be released from its guaranty of any Obligation prior to the payment in full of all Obligations, in cash in immediately available funds (other than inchoate indemnity obligations in respect of which no claim has been asserted) and the termination of all Commitments unless all of the Equity Interests of such Guarantor owned by any Credit Party are sold or transferred (in a transaction or series of transactions) to a Person that is not a Credit Party in any sale or transaction expressly permitted hereunder and under the other Loan Documents (at which point such Guarantor shall be released from its guaranty of the Obligations).

11.10 Right of Set‑Off. In addition to any rights now or hereafter granted under Requirements of Law and not by way of limitation of any such rights, upon the occurrence of an

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Event of Default and at any time thereafter during the continuance of any Event of Default, Agent is hereby authorized by each Credit Party at any time or from time to time, without prior notice to any Credit Party, any such notice being hereby expressly waived by Borrower (on its own behalf and on behalf of each other Credit Party), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Agent or any Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to Agent or any Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) Agent or any Lender shall have made any demand hereunder or (b) the principal of or the interest on any Term Loan or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Agent agrees promptly to notify Borrower after any such set off and application made by Agent; provided that the failure to give such notice shall not affect the validity of such set off and application.

11.11 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. Each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, and Agent’s Liens securing such obligation shall be effective, revived, and remain in full force and effect, in each case, as fully as if such recovered payment had not been made. The provisions of this Section 11.11 shall survive the payment in full of the Obligations and the termination of this Agreement.

11.12 Electronic Execution of Documents. Any signature to Agreement or any other Loan Document may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper‑based recordkeeping systems, as the case may be, to the extent and as provided for in any Requirements of Law, including any state law based on the Uniform Electronic Transactions Act.

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11.13 Captions. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14 Construction of Agreement. The parties hereto mutually acknowledge that they and their respective attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty, this Agreement shall be construed without regard to which of the parties hereto caused the uncertainty to exist.

11.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) except as expressly provided in Section 11.2(a), confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.16 No Advisory or Fiduciary Duty. Agent, the Lead Arranger, and each Lender may have economic interests that conflict with those of the Credit Parties. Each Credit Party agrees that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Agent, the Lead Arranger, and the Lenders, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand. Each Credit Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s‑length commercial transactions between Agent, the Lead Arranger, and the Lenders, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other hand, (ii) in connection therewith and with the process leading to such transaction, each of Agent, the Lead Arranger, and the Lenders are acting solely as a principal and not the advisor, agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other Person, (iii) neither Agent, the Lead Arranger, nor any Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Agent, any Lender or any of their respective affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents and (iv) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate. Each Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it shall not claim that Agent, the Lead Arranger, or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

11.17 Contractual recognition of Bail‑In. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail‑In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

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(a) any Bail‑In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail‑In Action in relation to any such liability.

11.18 Currency Equivalents Generally.

(a) For purposes of determining compliance with the provisions of this Agreement generally, any amount in a currency other than Dollars shall be converted to Dollars in a manner consistent with that used in calculating net income in Borrower’s annual financial statements delivered pursuant to Section 5.2(a) at the time of determination; provided that no Default or Event of Default shall be deemed to have occurred thereafter solely as a result of such changes in rates of exchange thereafter.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Blackstone Representative may from time to time specify with Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

11.19 Reinstatement. Each Credit Party agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Credit Party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral granted pursuant to the Collateral Documents securing such Credit Party’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Credit Party in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

11.20 Restricted Licenses.

Each Credit Party hereby agrees that, following the Closing Date, it shall not enter into, and shall not permit its Subsidiaries to enter into, as licensor any license agreement with any other Credit Party or a Subsidiary of a Credit Party as licensee, which prohibits or otherwise restricts the

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licensee from granting a security interest to Agent in such licensee’s interest in such license agreement in a manner enforceable under Requirements of Law, except to the extent the licensor of such license is otherwise prohibited from permitting such security interest.

12. AGENT

12.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent, through its agents or employees, to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.6 (solely with respect to the consent rights of Borrower set forth therein) and Section 12.10 (solely with respect to the requirement for execution, filing and other actions with respect to the Collateral Documents and other collateral documentation set forth therein)) are solely for the benefit of Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) Agent shall also act as the secured party and “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender for purposes of acquiring, administering, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations for itself and the Lenders, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as secured party and “collateral agent” and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by Agent pursuant to Section 12.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Agent, shall be entitled to the benefits of all provisions of Section 2.4, Section 11 (including Section 11.2), and this Section 12, as though such co‑agents, sub‑agents and attorneys‑in‑fact were the secured party and “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize Agent, including in its capacity as collateral agent for itself and the Lenders to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by Agent, including in its capacity as collateral agent for itself and the Lenders shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement shall be binding upon each Lender.

(c) Any corporation or association into which Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Agent is a party, shall be and become the successor Agent under this Agreement and the other Loan Documents and shall have and succeed to the rights, powers, duties, immunities and

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privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

12.2 Arranger Has No Liability. It is understood and agreed that the Lead Arranger (and its respective Affiliates), in its capacity as such, shall not have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever.

12.3 Exculpatory Provisions. Neither Agent nor any Agent‑Related Person shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. The permissive rights of Agent and each Agent‑Related Person to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, Agent and each Agent‑Related Person shall not be liable for any action taken or not taken other than its gross negligence or willful misconduct as determined by a final, non‑appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent and each Agent‑Related Person:

(a) shall not be subject to any fiduciary or other implied duties or obligations, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) duties or obligations arising under any agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Blackstone Representative or the Required Lenders, Lenders, Required Initial Term Loan Lenders or Required Delayed Draw Term Loan Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and in all cases Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents, unless it shall receive written instructions from the Blackstone Representative or the Required Lenders, Lenders, Required Initial Term Loan Lenders or Required Delayed Draw Term Loan Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), specifying the action to be taken; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be a violation of automatic stay under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, reorganization, receivership, conservatorship, liquidation, assignment for the benefit of creditors, moratorium, rearrangement, or similar law, or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any federal, state or foreign bankruptcy, insolvency, reorganization, receivership, conservatorship, liquidation, assignment for the benefit of creditors, moratorium, rearrangement, or similar law; the instructions as aforesaid and any action taken or failure to act pursuant thereto by Agent shall be binding on all of the Lenders;

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(c) shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Blackstone Representative or the Required Lenders, Lenders, Required Initial Term Loan Lenders or Required Delayed Draw Term Loan Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided herein or any other applicable Loan Document), (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non‑appealable judgment of a court of competent jurisdiction (iii) in good faith or (iv) in accordance with an order of a court, or any order, judgment or decree made or entered by any court order;

(e) shall be deemed not to have knowledge of any Default unless and until written notice stating it is “notice of default” and referring to this Agreement and describing such Default is given to Agent by Borrower or a Lender;

(f) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, opinion, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance, nonperformance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the calculation of the Prepayment Premium, or (vii) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent;

(g) shall not be responsible for nor have any duty to monitor the performance or any action of the Credit Parties, Lenders, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party; provided, that Agent and the Agent‑Related Person may assume performance by all such Persons of their respective obligations and shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person;

(h) shall not be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than the Loan Documents to which it is a party, whether or not an original or a copy of such agreement has been provided to Agent or any Agent‑Related Person;

(i) shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or Governmental Authority; acts of God; earthquakes; fires; floods; wars; terrorism;

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civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;

(j) shall not be responsible for the negligence or misconduct of any sub‑agent that it selects as provided in Section 12.5 absent gross negligence or willful misconduct by Agent (as determined in a final non‑appealable judgment by a court of competent jurisdictions) in the selection of such sub‑agents;

(k) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to any Competitors; and

(l) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its branches or Affiliates in any capacity.

Agent shall be entitled to request and receive written instructions from the Blackstone Representative or the Required Lenders, Lenders, Required Initial Term Loan Lenders or Required Delayed Draw Term Loan Lenders (or such other number or percentage of Lenders as shall be expressly provided herein or in the other Loan Documents), and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by Agent in accordance with the written direction of the Blackstone Representative or the Required Lenders, Lenders, Required Initial Term Loan Lenders or Required Delayed Draw Term Loan Lenders (or such other number or percentage of Lenders as shall be expressly provided herein or in the other Loan Documents) and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates or Approved Funds, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, Approved Funds’ participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates, Approved Funds or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under any Anti‑Terrorism Law. No Agent‑Related Person shall have any liability to any Lender or any of their respective Affiliates or Approved Funds if any request for a Term Loan or other extension of credit was not authorized by Borrower.

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Agent shall have no obligation to give, execute deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to Agent pursuant to the Loan Documents or (ii) enable Agent to exercise and enforce its rights under the Loan Documents with respect to such pledge and security interest. In addition, Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Credit Parties in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest. Each party to this Agreement acknowledges and agrees that the Blackstone Representative may from time to time use one or more outside service providers for the tracking of all UCC‑1 financing statements (or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Collateral Documents and the notification to the Blackstone Representative, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers shall be deemed to be acting at the request and on behalf of Borrower and the other Credit Parties. Agent shall not be liable for any action taken or not taken by any such service provider. Neither Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents.

12.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, opinion, request, certificate, consent, statement, instrument, order, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by Agent. Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub‑agent and to the Related Parties of Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

12.6 Resignation of Agent. Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Blackstone Representative shall appoint a successor. If no such successor shall have been so appointed by the Blackstone Representative and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Blackstone Representative) (the “Resignation Effective Date”), then the retiring Agent may (but

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shall not be obligated to), on behalf of the Lenders, appoint a successor Agent; provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

The Required Lenders may remove Agent as agent upon ten (10) days prior notice in writing to the Borrower and Agent. Upon such removal, the Blackstone Representative shall appoint a successor. If no such successor shall have been so appointed by the Blackstone Representative and shall have accepted such appointment within ten (10) days (or such earlier day as shall be agreed by the Blackstone Representative) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retired or removed Agent shall continue to hold such security until such time as a successor Agent is appointed) and (ii) except for any indemnity and expense reimbursement payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time, if any, as the Blackstone Representative appoints a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity or expense reimbursement payments owed to the retiring or removed Agent). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 12, Section 2.4 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

12.7 Non‑Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to

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make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

12.8 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, Agent shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.

12.9 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership, conservatorship, liquidation, assignment for the benefit of creditors, moratorium, rearrangement, or similar law or any other judicial proceeding relative to any Credit Party, Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (if directed by the Required Lenders), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Sections 2.4 and 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.4 and 11.2.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any reorganization plan, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Agent to vote in respect of the claim of any Lender or in any such proceeding.

12.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize Agent:

(a) to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(b) to automatically release any Lien on any property granted to or held by Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations, in cash in immediately available funds, (ii) at the time the property subject to such

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Lien is disposed or to be disposed as part of or in connection with any disposition or sale permitted (other than a lease and other than to a Person that is a Credit Party) hereunder or under any other Loan Document, (iii) subject to Section 11.5, if the release of such Lien is approved, authorized or ratified in writing by the applicable Lenders required pursuant to Section 11.5, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Security Agreement, to the extent permitted hereunder; and

(c) to release or subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is securing Indebtedness of the type contemplated by clause (d) of the definition of “Permitted Indebtedness” to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens.

Upon request by Agent at any time, the Required Lenders shall confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security Agreement pursuant to this Section 12.10. In each case as specified in this Section 12.10, Agent shall at the direction of the Blackstone Representative (and each Lender irrevocably authorizes Agent to), at Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 12.10; provided that if requested by Agent, Borrower shall deliver to Agent a certificate executed by a Responsible Officer of the Borrower certifying that the transaction giving rise to such release or subordination, as applicable, is permitted by the Loan Documents (and Agent may, at the direction of the Blackstone Representative, rely on such certificate in performing its obligations under this sentence).

Agent shall have no obligation whatsoever to any of the Lenders or other Secured Parties (i) to verify or assure that the Collateral exists or is owned by a Credit Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner.

The Credit Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more

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entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9‑610 or 9‑620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent (at the direction of the Required Lenders) in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the other Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the other Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any of the entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non‑cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the other Secured Parties (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non‑cash consideration.

12.11 Indemnification by Lenders. To the extent required by any applicable Laws, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.6, to the extent not otherwise indemnified by the Credit Parties pursuant to the terms of this Agreement, each Lender shall severally indemnify and hold harmless Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, (i) any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against Agent by the IRS or any other Governmental Authority as a result of the failure of Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), (ii) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (iii) any Taxes attributable to such Lender’s failure to comply with the provision of Section 11.1 relating to the maintenance of a Participant Register and (iv) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under

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this Agreement or any other Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due Agent under this Section 12.11.

12.12 Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

12.13 Costs and Expenses; Indemnification. Agent may incur and pay Lender and Agent Expenses in connection with the performance and fulfillment of Agent’s functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorney’s fees and expenses and, to the extent Agent, in consultation with the Blackstone Representative, reasonably deems necessary or appropriate for the performance and fulfillment of Agent’s functions, powers, and obligations pursuant to the Loan Documents, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out‑of‑pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Credit Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s pro rata share (determined as of the time that the applicable payment is sought (or if such payment is sought after the date on which the Loans have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Loans were paid in full and the Commitments were terminated)) thereof. Each of the Lenders, in accordance with their respective pro rata shares (determined as of the time that the applicable payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Loans were paid in full and the Commitments were terminated)), shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, further that no action taken in accordance with the directions of the Blackstone Representative or the Required Lenders, Lenders, Required Initial Term Loan Lenders, or Required Delayed Draw Term Loan Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.13). Without limitation of the foregoing, each Lender shall reimburse Agent upon

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demand for such Lender’s pro rata share (determined as of the time that the applicable payment is sought (or if such payment is sought after the date on which the Loans have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Loans were paid in full and the Commitments were terminated)) of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants’ fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. For purposes hereof, “pro rata share” shall mean with respect to any Lender at any time, the percentage obtained by dividing (x) the sum of the aggregate outstanding principal amount of the Loans of such Lender at such time and its unused Commitments at such time by (y) the sum of the aggregate outstanding principal amount of the Loans of all Lenders at such time and the aggregate unused Commitments of all Lenders at such time. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

12.14 Survival. This Section 12 shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all Obligations and the resignation or replacement of Agent.

12.15 Erroneous Payments.

(a) If Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender, (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within twenty (20) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 12.15 and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than five (5) Business Days thereafter (or such later date as Agent may, in its reasonable discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Agent, in its sole discretion) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds

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at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), hereby further agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) such Lender acknowledges and agrees that (A) in the case of the immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of the immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of the date of its knowledge of the occurrence of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 12.15(b). For the avoidance of doubt, the failure to deliver a notice to Agent pursuant to this Section 12.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Agent to such Lender or Secured Party from any source, against any amount due to Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all of the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender as the case may be) under the Loan Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”). Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no

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event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of Agent in respect of an Erroneous Payment) result in Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Term Loans hereunder.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set‑off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.15 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.16 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 11.10 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Credit Parties under any debtor relief law; provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to Agent pursuant to Section 8.1 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

13. GUARANTY

13.1 Guaranty. To induce the Lenders to make one or more Term Loans to Borrower from time to time, each Guarantor, jointly and severally with each other Guarantor, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of Borrower existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection. Each Guarantor hereby acknowledges and agrees that the Guaranteed

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Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Secured Party hereunder or under any other Loan Document.

13.2 Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder (the “Maximum Guaranteed Amount”) shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 13.7 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

13.3 Authorization; Other Agreements. Agent on behalf of itself and the other Secured Parties is hereby authorized, without notice, to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following but subject in all cases to the terms and conditions of the other Loan Documents:

(a) subject to compliance with Section 11.5, (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with Borrower or any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

13.4 Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense (other than the indefeasible payment in full, in cash in immediately

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available funds, of the Guaranteed Obligations as specified in clause (f) below), whether arising in connection with or in respect of any of the following clauses (a) through (f) or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following clauses (a) through (f) (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Blackstone Representative):

(a) the invalidity or unenforceability of any obligation of Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Borrower, any other Guarantor or any of Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default and during the continuance thereof by Agent on behalf of itself and any other Secured Party to proceed separately against any Collateral in accordance with Agent’s and any other Secured Party’s rights under any applicable Requirements of Law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of Borrower, any Guarantor or any other Subsidiary of Borrower, in each case other than the indefeasible payment in full in cash in immediately available funds of the Guaranteed Obligations (other than inchoate indemnity obligations).

13.5 Waivers. To the fullest extent permitted by Requirements of Law, each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense

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arising by reason of any disability or other defense of Borrower or any Guarantor. Until the indefeasible payment in full, in cash in immediately available funds, of the Guaranteed Obligations (other than inchoate indemnity obligations), each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Borrower or any Guarantor by reason of any Loan Document or any payment made thereunder, or (y) assert any claim, defense, setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor; provided, that such claims, rights and remedies shall remain waived and released at any time Agent or any of the other Secured Parties (with or through their designees) have acquired all or any portion of the Collateral by credit bid, strict foreclosure or through any other exercise of remedies available to Agent or the other Secured Parties pursuant to this Agreement or the other Loan Documents. No obligation of any Guarantor hereunder shall be discharged other than by complete performance. Each Guarantor further waives any right such Guarantor may have under any applicable Requirements of Law to require any Secured Party to seek recourse first against Borrower or any other Person, or to realize upon any Collateral for any of the Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this Guaranty.

13.6 Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower, each Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that reasonable and diligent inquiry would reveal, and each Guarantor hereby agrees that neither Agent nor any other Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event Agent, or any other Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Person shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that Agent or any other Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

13.7 Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

14. DEFINITIONS

14.1 Definitions. For the purposes of and as used in the Loan Documents: (a) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (b) except as the context otherwise requires

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(including to the extent otherwise expressly provided in any Loan Document), (i) references to any law, statute, treaty, order, policy, rule or regulation include any amendments, supplements and successors thereto and (ii) references to any contract, agreement, instrument or other document include any amendments, restatements, supplements or modifications thereto or thereof from time to time to the extent permitted by the provisions thereof; (c) the word “shall” is mandatory; (d) the word “may” is permissive; (e) the word “or” has the inclusive meaning represented by the phrase “and/or”; (f) the words “include”, “includes” and “including” are not limiting; (g) the singular includes the plural and the plural includes the singular; (h) numbers denoting amounts that are set off in parentheses are negative unless the context dictates otherwise; (i) each authorization herein shall be deemed irrevocable and coupled with an interest; (j) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP; (k) references to any time of day shall be to Eastern Time; (l) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; (m) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or, to the knowledge of such Person, indirectly; and (n) unless otherwise expressly provided, references to specific sections, articles, clauses, sub‑clauses, annexes and exhibits are to this Agreement and references to specific schedules are to the Disclosure Letter. As used in this Agreement, the following capitalized terms have the following meanings:

“2026 Convertible Notes” means Borrower’s 2.50% Convertible Senior Notes Due 2026, issued under the Indenture dated March 4, 2021 by and between Borrower, as issuer, and U.S. Bank Trust Company, National Association, as trustee.

“Account” means any “Account” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Acquisition Consideration” is defined in the definition of “Permitted Acquisition”.

“Acquisition Deferred Payments” means, with respect to an Acquisition, any “earnouts,” holdbacks, performance based-milestones, royalties, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts, indemnifications, non-competition agreements, incentive payments, and other similar payment obligations, and other contingent obligations and agreements consisting of the adjustment of purchase price or similar adjustments.

“Adjusted EBITDA” means, for any four fiscal quarter period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to net income for such period, plus

(a) the following to the extent deducted in calculating net income for such period: (i) all interest expense including, without limitation, (A) interest expense (excluding any royalty payments) with respect to the Purchase and Sale Agreement, dated as of December 27, 2023, between the Borrower and Sagard Healthcare Partners Funding Borrower SPE 2, LP., (B) interest expense with respect to the Borrower’s Danbury, CT sale/leaseback transaction solely to the extent

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of any cash payments actually made during such period with respect to such interest, and (C) interest expense recognized in respect of milestone payments under the Milestone Rights Purchase Agreement, dated as of July 1, 2013, by and among the Borrower, Deerfield Private Design Fund II, L.P. and Horizon Sante FLML SARL, (ii) foreign exchange losses arising out of Borrower’s Insulin Supply Agreement with Amphastar Pharmaceuticals, Inc., (iii) the provision for federal, state, local and foreign income taxes payable by a Person for such period, (iv) depreciation and amortization expense, (v) any non-cash charges, (vi) any unusual, non-recurring or one-time fees, expenses or charges, (vii) restructuring charges (including severance), (viii) the amount of net cost savings, operating expense reductions and cost synergies projected by the Credit Parties in good faith to result from Permitted Acquisitions within 12 months after the consummation of the applicable Permitted Acquisition (which net cost savings, operating expense reductions and cost synergies shall be (A) reasonably identifiable, factually supportable and subject to certification by a financial officer of the Borrower, (B) attributable to such Permitted Acquisition and (C) calculated on a pro forma basis), net of the amount of actual benefits realized during such period with respect to any such net cost savings, operating expense reductions and cost synergies from the applicable Permitted Acquisitions; provided that the aggregate amount added back to Adjusted EBITDA pursuant to this clause (viii) shall not exceed 10% of Adjusted EBITDA (after giving effect to such addback), (ix) fees, costs and expenses (including any premiums, fees or expenses of financial, accounting, legal or other advisors) paid in connection with the financing transactions contemplated by this Agreement and the other Loan Documents and any amendment, modification or refinancing thereof from time to time, and (x) one-time transaction fees, costs and expenses incurred in connection with any proposed or actual acquisitions, investments, asset sales and dispositions, issuances of Indebtedness (including any amendment, modification or refinancing thereof) and issuances of Equity Interests by Borrower or its Subsidiaries, in each case, not prohibited under this Agreement and whether or not successfully consummated; provided that the aggregate amount of any addbacks included in the calculation of Adjusted EBITDA pursuant to the preceding clauses (vi), (vii), (viii), (ix) and (x) shall not exceed 20% of Adjusted EBITDA (after giving effect to such addbacks); minus

(b) the following to the extent included in calculating such net income: (i) interest income, (ii) extraordinary or non-recurring non-cash income or gains, (iii) federal, state, local and foreign income tax credits of such Person for such period, (iv) foreign exchange gains arising out of Borrower’s Insulin Supply Agreement with Amphastar Pharmaceuticals, Inc. and (v) all non-cash items increasing net income for such period.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims),

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whether pending or, to the Knowledge of the Credit Parties, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members. As used in this definition, “control” means the power to direct or cause the direction of the management of such Person by contract or otherwise. In no event shall any Blackstone Entity be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agent” means Wilmington Trust, National Association, solely in its capacity as administrative agent and collateral agent under this Agreement and any other Loan Document, or any successor administrative agent and collateral agent.

“Agent Fee Letter” means that certain fee letter, dated the date hereof, by and among Borrower and Agent.

“Agent Parties” is defined in Section 9.

“Agent‑Related Person” means Agent, together with each of its respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.

“Agreement” is defined in the preamble hereof.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery or money-laundering, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions.

“Anti‑Money Laundering Laws” is defined in Section 4.18(b).

“Anti‑Terrorism Laws” means any Anti‑Money Laundering Laws or other laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Mandatory Prepayment” is defined in Section 2.2(e).

“Applicable Margin” means with respect to the Initial Term Loans and Delayed Draw Term Loans, (i) prior to the first day of the month immediately following the month during which a Compliance Certificate pursuant to Section 5.2(c)(i) for the first full fiscal quarter of Borrower ended after the Closing Date has been delivered to Agent, a rate per annum equal to (x) 3.75%, in the case of Base Rate Loans, and (y) 4.75%, in the case of SOFR Loans and (ii) thereafter, adjustments to the Applicable Margin will be implemented quarterly, on a prospective basis, from and after the first full fiscal quarter of the Borrower ended after the Closing Date, on

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the first day of the month immediately following the month during which financial statements for the then most recently ended fiscal quarter are delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii), as applicable, and the accompanying Compliance Certificate that evidence the need for such adjustment in accordance with the pricing grid set forth below based upon the Total Leverage Ratio as set forth in such Compliance Certificate:

Total Leverage Ratio	Base Rate Loans	SOFR Loans
Less than 5.00:1.00	3.75%	4.75%
Greater than or equal to 5.00:1.00	4.00%	5.00%

Notwithstanding the foregoing, if Borrower fails to deliver any financial statement or Compliance Certificate required to be delivered pursuant to Section 5.2(a)(i) or (ii) or Section 5.2(c)(i), in each case, within the time periods specified therein for such delivery, during the period commencing on and including the day after such financial statement or Compliance Certificate was required to be delivered, and until the first Business Day following the delivery of such financial statements or Compliance Certificate, as applicable, then the Applicable Margin shall automatically equal (x) if a Base Rate Loan, 4.00% per annum and (y) if a SOFR Loan, 5.00% per annum.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2(a)(i) or (ii) or Section 5.2(c)(i) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (A) Borrower shall immediately deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period (the “Corrected Financials Date”), (B) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (C) Borrower shall promptly and in any event within five (5) Business Days (or such longer period as agreed to by Agent (acting at the direction of the Blackstone Representative in its reasonable discretion)) pay to Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date (or such later time as agreed to by Agent (acting at the direction of the Blackstone Representative in its reasonable discretion)) and no Default or Event of Default under Section 7.1 shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.3(b) and Sections 7 and 8 hereof.

In addition, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2(a)(i) or (ii) or Section 5.2(c)(i) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a lower Applicable Margin for any period than the Applicable Margin applied for that period, then Borrower may, at its option, deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period, in which case (A) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (B) the Lenders that hold the Loans at the time such payment is received (and

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any Lender that holds Term Loans on the next Interest Payment Date), regardless of whether those Lenders held the Loans during the relevant period, shall provide credit to Borrower for such overpayment toward the interest payment due on the next Interest Date.

“Approved Fund” means (x) any Blackstone Entity and (y) any other Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Acquisition” means, with respect to Borrower or any of its Subsidiaries, any purchase, in‑license or other acquisition of any properties or assets of any other Person (including any purchase or other acquisition of any business unit, line of business or division of such Person). For the avoidance of doubt, “Asset Acquisition” shall include any co‑promotion or co‑marketing arrangement pursuant to which Borrower or any Subsidiary acquires rights to promote or market the products of another Person.

“Asset Sale” means any Transfer, other than Transfers expressly permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) or (m) of the definition “Permitted Transfers”.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit G hereto or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by Agent.

“Available Tenor” means, as of any date of determination and with respect to the then‑current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then‑removed from the definition of “Interest Period” pursuant to Section 2.9.

“Bail‑In Action” means the exercise of any Write‑down and Conversion Powers.

“Bail‑In Legislation” means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail‑In Legislation Schedule from time to time;

(b) in relation to the United Kingdom, the U.K. Bail‑In Legislation; and

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(c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write‑down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, (c) Adjusted Term SOFR for a one‑month’s tenor in effect on such day plus 1% and (d) 3.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective as of the opening of business on the day of such change in the Prime Rate, Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then‑current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.9.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent, the Blackstone Representative and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then‑prevailing market convention for determining a benchmark rate as a replacement to the then‑current Benchmark for Dollar‑denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then‑current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent, the Blackstone Representative and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then‑prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar‑denominated syndicated credit facilities.

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then‑current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non‑representative; provided that such non‑representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then‑current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then‑current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof)

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permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then‑current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then‑current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.9 and (b) ending at the time that a Benchmark Replacement has replaced the then‑current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230, as amended.

“Blackstone Credit” means Blackstone Alternative Credit Advisors LP (on behalf of funds, accounts and clients managed, advised or sub‑advised by it or its affiliates).

“Blackstone Entity” means each of (i) Blackstone Finance and (ii) Blackstone Credit and any of its Affiliates, and shall include, without limitation, certain funds, accounts and clients managed, advised, sub-advised or administered by Blackstone Credit or any of their respective Affiliates, as the context may require, and any warehouse entity.

“Blackstone Finance” means Blackstone Holdings Finance Co. L.L.C.

“Blackstone Representative” means Blackstone Alternative Credit Advisors LP and, after the Closing Date, any successor or assign that is a Blackstone Entity appointed by the

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previous Blackstone Entity(ies) that fulfilled the role as Blackstone Representative hereunder, effective upon written notice of such appointment to Borrower and Agent; provided, that if no Lender under this Agreement is a Blackstone Entity, then “Blackstone Representative” shall mean a Lender appointed by the Required Lenders and notified to Agent and Borrower to fulfill the role as the Blackstone Representative or, in the absence of any such appointment, shall mean the Required Lenders.

“Blocked Person” means (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person fifty percent (50%) or more owned by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all books and records including ledgers, records regarding a Credit Party’s and its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrower Materials” is defined in Section 9.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the applicable Term Loan Lenders.

“Borrowing Notice” is defined in Section 2.2(a)(iii).

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent and the Lenders pursuant to Section 3.1 approving the Loan Documents to which such Person is a party and the transactions contemplated thereby (including the Term Loans), together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) and

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title(s) of the officers of such Person authorized to execute the Loan Documents to which such Person is a party on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate with respect to the authority of such officers unless and until such Person shall have delivered to Agent and the Lenders a further certificate canceling or amending such prior certificate.

“Budget” is defined in Section 5.2(b).

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York; provided, that when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Business IT Assets” is defined in Section 4.22(a).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a finance lease on the balance sheet of that Person.

“Cash Equivalents” means

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or, in the case of any Subsidiary not organized in the United States, by the government of any other member country of O.E.C.D. (provided that the full faith and credit of the United States or such other member country of O.E.C.D., as applicable, is pledged in support of those securities), in each case, having maturities of not more than two (2) years from the date of acquisition;

(b) certificates of deposit, time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case, with any commercial bank having (i) capital and surplus in excess of $500,000,000 in the case of U.S. banks or (ii) capital and surplus in excess of $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non‑U.S. banks;

(c) commercial paper or marketable short‑term money market or readily marketable direct obligations and similar securities having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two (2) years after the date of acquisition;

(d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(e) investment funds investing ninety‑five percent (95.0%) of their assets in securities of the types described in clauses (a) through (d) above and clause (f) below;

(f) investments in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa” (or the equivalent thereof) or better by Moody’s (or, if at any time neither

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Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and that have portfolio assets of at least $1,000,000,000; and

(g) other investments in accordance with Borrower’s investment policy as of the Closing Date or updated thereafter, subject to the Blackstone Representative’s written consent thereof (which such consent shall be in the Blackstone Representative’s sole discretion).

“Change in Control” means: (a) a transaction or series of transactions (including any merger or consolidation with Borrower) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934), directly or indirectly, of greater than thirty‑five percent (35%) of the shares of the then outstanding capital stock of Borrower ordinarily entitled to vote in the election of directors; (b) a sale of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in one transaction or a series of transactions (whether by way of merger, stock purchase, asset purchase or otherwise); (c) a merger or consolidation involving Borrower in which Borrower is not the surviving Person; or (d) any “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any other Indebtedness or Permitted Convertible Bond Indebtedness in each case in an aggregate principal amount equal to or greater than $10,000,000 has occurred.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans or Delayed Draw Term Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or a Delayed Draw Commitment.

“Closing Date” is defined in the preamble hereto.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall

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govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien in favor and for the benefit of Agent and the other Secured Parties on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is created, granted or purported to be created or granted by the Collateral Documents, but in any event excluding all Excluded Property.

“Collateral Account” means any Deposit Account of a Credit Party, any Securities Account of a Credit Party, or any Commodity Account of a Credit Party, in each case, other than an Excluded Account.

“Collateral Documents” means the Security Agreement, the Control Agreements, the IP Agreements, any Mortgages, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case, in order to grant to Agent in favor and for the benefit of Agent and the other Secured Parties or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, modifications or supplements thereof or thereto.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment or Delayed Draw Commitment.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Competitor” means, at any time of determination, (i) any direct competitor of Borrower or any of its Subsidiaries primarily operating in the same line of business as Borrower or any of its Subsidiaries identified to Agent and the Blackstone Representative in writing prior to the Closing Date or from time to time after the Closing Date and (ii) any of such competitor’s Affiliates that are either clearly identifiable as an Affiliate of any such competitor on the basis of such Person’s name or identified by name in writing by the Borrower to Agent from time to time. Notwithstanding anything to the contrary contained in this Agreement, (a) Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitor, (b) the Credit Parties acknowledge and agree that Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and that Agent shall have no liability with respect to any assignment or participation made to a Competitor and (c) no fund or account operating as part of the credit or insurance division of Blackstone Inc. shall be considered a “Competitor” under this Agreement.

“Compliance Certificate” has the meaning set forth in Section 5.2(c)(i).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark

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Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.5 and other technical, administrative or operational matters) that Agent (acting at the direction of the Blackstone Representative and in consultation with Borrower) decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent (acting at the direction of the Blackstone Representative and in consultation with Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent and the Blackstone Representative (in consultation with Borrower) decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Revenue” means the gross revenue of Borrower and its Subsidiaries for any applicable four fiscal quarter period from the sale of any Product, determined in conformity with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date, determined on a consolidated basis in accordance with GAAP, excluding (a) Indebtedness consisting of obligations under letters of credit to the extent cash collateralized, (b) obligations under that certain Purchase and Sale Agreement, dated as of December 27, 2023, between the Borrower and Sagard Healthcare Partners Funding Borrower SPE 2, LP and that certain Milestone Rights Purchase Agreement, dated as of July 1, 2013, between the Borrower and the Purchasers thereunder, (c) obligations constituting Acquisition Deferred Payments and (d) obligations in respect of Qualified Equity Interests.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligation for undrawn letters of credit for the account of that Person; or (c) any obligation of that Person to pay an earn‑out, milestone payment, royalties, purchase price adjustments, profit sharing arrangements or similar contingent or deferred consideration to a counterparty incurred or created in connection with an Acquisition, Transfer, Investment or other sale or disposition, including, with respect to any purchase price holdback in respect of a portion of the purchase price of an asset sold to that Person to satisfy unperformed obligations of the seller of such asset, any obligation to pay such seller the excess of such holdback over such obligations. The amount of a Contingent

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Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it reasonably determined by such Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means, with respect to any Credit Party, any control agreement entered into among such Credit Party, Agent and, in the case of a Deposit Account, the bank or other depository or financial institution at which such Credit Party maintains such Deposit Account, or, in the case of a Securities Account or a Commodity Account, the securities intermediary or commodity intermediary at which such Credit Party maintain such Securities Account or Commodities Account, in either case, pursuant to which Agent obtains control (within the meaning of the Code) over such Collateral Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (and all related IP Ancillary Rights).

“Credit Extension” means the Initial Term Loans, the Delayed Draw Term Loans or any other extension of credit by Lender for Borrower’s benefit pursuant to this Agreement.

“Credit Facilities” means the Initial Term Loans, the Delayed Draw Commitments and the Incremental Delayed Draw Term Facility.

“Credit Party” means Borrower and each Guarantor.

“Credit Party Minimum Coverage Requirement” shall have the meaning set forth in Section 5.18.

“Default” means any breach of or default under any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any other event, in each case that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that, as reasonably determined by the Blackstone Representative (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified Borrower or Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Agent (at the direction of the Blackstone Representative), to confirm in a manner reasonably satisfactory to the Blackstone Representative that it shall comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership,

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insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail‑In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Blackstone Representative that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, Agent and each Lender.

“Delayed Draw Commitment” with respect to each Delayed Draw Term Lender, the commitment of each such Delayed Draw Term Lender to make the Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Delayed Draw Term Lender’s name on Annex 1. The aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Commitments on the Closing Date is $125,000,000.

“Delayed Draw Commitment Period” means the period from the Closing Date up to and including August 6, 2027.

“Delayed Draw Term Lender” means the Persons holding Delayed Draw Commitments and/or Delayed Draw Term Loans and any other Person that shall have become party hereto holding Delayed Draw Commitments and/or Delayed Draw Term Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding Delayed Draw Commitments and/or Delayed Draw Term Loans pursuant to an Assignment and Assumption.

“Delayed Draw Term Loan” is defined in Section 2.2(a)(ii).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Credit Parties to Agent.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change

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of control, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for scheduled payments of dividends in cash or other distributions in cash or other assets other than Qualified Equity Interests or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Term Loan Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) certain banks, financial institutions, other institutional lenders and investors and other entities that were designated in writing to Agent and the Lenders by Borrower as a Disqualified Institution on or prior to the Closing Date, (b) certain banks, financial institutions, other institutional lenders and investors and other entities that are from time to time after the Closing Date designated in writing to Agent and the Lenders by Borrower as a Disqualified Institution (with such updates to occur (i) so long as no Event of Default shall have occurred and be continuing and (ii) subject to the consent of the Blackstone Representative, not to be unreasonably withheld, conditioned or delayed) and (c) as to any Disqualified Institution referenced in clause (a) or (b) above, such Disqualified Institution’s Affiliates that are either clearly identifiable as an Affiliate of any such Disqualified Institution on the basis of such Person’s name or identified by name in writing by Borrower to Agent from time to time. Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of Confidential Information, to any Disqualified Institution. For the avoidance of doubt, (1) any designation of a Person as a Disqualified Institution after the Closing Date will not apply retroactively to disqualify the transfer of an interest in the Commitments or Loans, as applicable, that was effective prior to the effective date of such designation, and (2) “Disqualified Institutions” shall exclude any person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent. Notwithstanding the foregoing, in no event shall any fund or account operating as part of the credit or insurance division of Blackstone Inc. constitute a Disqualified Institution.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.

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“Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained for employees of Borrower or any of its Subsidiaries, or any such plan to which Borrower or any of its Subsidiaries contributes or is required to contribute, or with respect to which Borrower or any of its Subsidiaries has any liability.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future, foreign or domestic, statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) pollution or protection of the environmental matters, including matters relating to any Hazardous Materials Activity; (ii) the generation, use, storage, treatment, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto); provided that Equity Interests shall not include any Permitted Convertible Bond Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and regulations issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is, or within the last six (6) years was, treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived by regulation); (b) a Plan is in “at risk” status (as defined in Section 430 of the IRC or Section 303 of ERISA); (c) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (d) the failure to make by its due date a required installment under Section 430(j) of the IRC with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

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(f) the incurrence by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence, or the reasonable likelihood of incurrence, by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (i) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, or in endangered, critical or critical and declining status, in each case, within the meaning of Title IV of ERISA; (j) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (k) the imposition on account of any Plan of a lien under the IRC or ERISA on the assets of Borrower or its Subsidiaries or any of their respective ERISA Affiliates, or notification to Borrower or its Subsidiaries or any of their respective ERISA Affiliates that such a lien shall be imposed, or the posting of a bond or other security in lieu thereof; (l) the occurrence of an event, circumstance, transaction or failure which results in, or which would reasonably be expected to result in, material liability to a Credit Party or Subsidiary under Title I of ERISA or a material tax under any of Sections 4971 through 5000 of the IRC.

“Erroneous Payment” is defined in Section 12.15(a).

“Erroneous Payment Return Deficiency” is defined in Section 12.15(d).

“Erroneous Payment Subrogation Rights” is defined in Section 12.15(d).

“EU Bail‑In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” is defined in Section 7.

“Event of Loss” means, with respect to any property or asset, any of the following: (a) any loss, destruction or damage of such property or asset; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Documents” is defined in Section 4.8(a).

“Excluded Accounts” means (i) Deposit Accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees; provided, that with respect to payroll accounts, the amounts in such accounts shall not exceed the amount necessary for the applicable Credit Party to fully fund its next two complete payroll cycles in the ordinary course and such minimum amount as may be required by any applicable Law or as customary by the applicable financial institution with respect to such

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account, (ii) zero balance accounts swept no less frequently than weekly to Collateral Accounts of the Credit Parties which are subject to a Control Agreement, (iii) accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, (iv) accounts used exclusively for compliance with any Requirements of Law to the extent such Requirements of Law prohibit the granting of a Lien thereon, (v) accounts which constitute cash collateral in respect of a Permitted Lien (but only to the extent of the Permitted Indebtedness permitted to be secured by such Permitted Lien hereunder), and (vi) any account, the cash balance of which does not exceed $500,000 individually or $1,000,000 in the aggregate with respect to all such accounts under this clause (vi) at any time.

“Excluded Property” is defined in the Security Agreement.

“Excluded Subsidiaries” means, collectively, (i) any Subsidiary with respect to which the grant to Agent in favor and for the benefit of Agent and the other Secured Parties of a security interest in and Lien upon, and the pledge to Agent in favor and for the benefit of Agent and the other Secured Parties of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (ii) subject to Section 5.18, any Immaterial Subsidiary; (iii) any other Subsidiary with respect to which, Borrower and the Blackstone Representative reasonably determine by mutual agreement that the cost of granting Agent in favor and for the benefit of Agent and the other Secured Parties a security interest in and Lien upon, and pledging to Agent in favor and for the benefit of Agent and the other Secured Parties, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Secured Parties thereby.

“Excluded Subsidiary Conversion” as defined in Section 5.18.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or a Lender or required to be withheld or deducted from a payment to Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Agent or such Lender being organized under the laws of, or having its principal office or other permanent establishment or, in the case of any Lender, its applicable lending office located in or in which it is treated as resident for Tax purposes, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to any Obligation pursuant to a law in effect on the date on which (i) such Lender acquires an interest in such Obligation (other than pursuant to an assignment request by the Borrower under Section 2.11(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Agent’s or a Lender’s failure to comply with Section 2.6(d), and (d) any withholding Taxes imposed under FATCA.

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“Facility” means, with respect to any Credit Party, any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by such Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, regulations, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the IRC.

“FCPA” is defined in Section 4.18(a).

“FDA” means the United States Food and Drug Administration (and any foreign equivalent, including the European Medicines Agency).

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Floor” means a rate of interest equal to 2.00%.

“Foreign Lender” means (a Lender that is not a U.S. Person.

“Fraudulent Transfer Laws” is defined in Section 13.2.

“Funding Date” means, with respect to any Commitment, the date on which the applicable conditions precedent set forth in Section 3 have been satisfied or waived in accordance with the terms of this Agreement (or such later date as agreed to by the Blackstone Representative) and a Borrowing is made in respect of such Commitment.

“Funding Direction Letter” means that certain Funding Direction Letter, dated as of the date hereof, directing Agent to distribute the proceeds of the Term Loans made on the Closing Date in accordance with the funds flow memorandum attached thereto.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions

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and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued or required by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, government department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.

“Governmental Payor Programs” means all federal health care programs (as defined in 42 USC § 1320a-7b(f)), including Medicare, Medicaid, TRICARE or any other federal or state health care programs.

“Guaranteed Obligations” is defined in Section 13.1.

“Guarantor” means each Subsidiary of Borrower, other than any Excluded Subsidiary.

“Guaranty” means the guaranty of the Guaranteed Obligations made by Guarantors as set forth in this Agreement.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means, collectively, all Requirements of Laws relating to the health care activities applicable to any Credit Party, including: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (b) the Public Health Service Act (42 U.S.C. §§ 262 et. seq); (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and any and all federal, state or local laws, rules, regulations, orders, ordinances, statutes and requirements issued under or in connection with Medicare, Medicaid or any other Government Payor Program; (d) federal and state laws and regulations governing the confidentiality of patient information, including HIPAA; (e) accreditation standards and requirements of all applicable state laws or regulatory bodies; (f) any and all federal, state and local fraud and abuse, anti-kickback and false claims laws of any Governmental Authority, including the federal Anti‑Kickback Statute (42 U.S.C. § 1320a‑7(b)), the civil False Claims Act

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(31 U.S.C. § 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), the exclusion law (42 U.S.C. § 1320a‑7), the civil monetary penalties law (42 U.S.C. § 1320a‑7a), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), applicable criminal laws relating to health care fraud and abuse, including, 18 U.S.C. §§ 286, 287 and 1001 and the regulations promulgated pursuant to such statutes; (g) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108‑173) and the regulations promulgated thereunder; (h) the Physician Payment Sunshine Act (42 U.S.C. § 1320a‑7h); (i) all reporting and disclosure requirements, government contracting, and the processing of any applicable rebate, chargeback or adjustment, including under the Medicaid Drug Rebate Program (e.g., Monthly and Quarterly Average Manufacturer Price, Baseline Average Manufacturer Price, and Rebate Per Unit, as applicable), Medicare Part B (Quarterly Average Sales Price), Section 602 of the Veteran’s Health Care Act (Public Health Service 340B Quarterly Ceiling Price), Section 603 of the Veteran’s Health Care Act (Quarterly and Annual Non‑Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D and state laws related to price disclosure; (j) the Inflation Reduction Act of 2022 (Public Law 117-169); (k) the Controlled Substances Act (21 U.S.C. § 801, et seq.) and, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith and any similar state laws governing the prescribing or dispensing of controlled substances; (l) all other applicable health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, policies, administrative guidance and requirements having the effect of law pertaining to Medicare or Medicaid; in each case; (m) any and all federal, state or local laws, rules, regulations, ordinances, statutes and requirements relating to the billing, coding, documentation, reimbursement or payment for, any healthcare products, services and items, including the Product; and (n) any and all state and foreign health care laws, rules, codes, regulations, manuals, orders, ordinances, statutes, guidelines, requirements and policies which, in each case, are analogous to any of the foregoing and applicable to any Credit Party or any of its Subsidiaries in any manner.

“Hedging Agreement” means any interest rate, currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity or equity prices or values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation execution in connection with any such agreement or arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended (including by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009)), any and all rules or regulations promulgated from time to time thereunder, and any applicable state laws with regard to the security and privacy of health information which are not preempted by the Health Insurance Portability and Accountability Act of 1996 pursuant to 45 C.F.R. Part 160, Subpart B.

“Immaterial Subsidiary” means, at any date of calculation, any of Borrower’s Subsidiaries (a) whose total assets for the four fiscal quarter period ending on the date most recently ended for which financial statements have been delivered to Agent and the Blackstone Representative pursuant to Section 5.2(a)(i) or (ii) (whichever was most recently delivered to Agent and the Blackstone Representative) was less than 2.50% of the total assets of Borrower and

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its Subsidiaries, (b) whose contribution to the Consolidated Revenue for such period was less than 2.50% of the Consolidated Revenue of Borrower and its Subsidiaries for such period, in each case, determined in accordance with GAAP and (c) that does not own or hold rights in any Material IP; provided that if, at any time and from time to time after the Closing Date, Immaterial Subsidiaries that are not Guarantors solely because they do meet the thresholds set forth in clauses (a) and (b) comprise in the aggregate more than 5.00% of total assets as of the end of the most recently ended fiscal quarter of Borrower for which financial statements have been delivered to Agent and the Blackstone Representative pursuant to Section 5.2(a)(i) or (ii) (whichever was most recently delivered to Agent and the Blackstone Representative) or more than 5.00% of the Consolidated Revenue of Borrower and its Subsidiaries for such applicable period, then Borrower shall (i) designate in writing to Agent one or more of such Immaterial Subsidiary(ies) as no longer an Immaterial Subsidiary(ies) to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.12 and Section 5.13 applicable to any such designated Subsidiary (in each case, in the time periods applicable as if such Immaterial Subsidiary(ies) had become Guarantors at such time).

“Incremental Delayed Draw Term Facilities” is defined in Section 2.10(a).

“Incremental Delayed Draw Term Loans” is defined in Section 2.10(a).

“Incremental Term Supplement” is defined in Section 2.10(d).

“IND” means an investigational new drug application filed with FDA.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than accrued expenses and trade payables entered into in the ordinary course of business which are not more than one hundred eighty (180) days past due or are being contested in good faith), including any obligation or liability to pay deferred or contingent purchase price or other consideration for such assets, properties, services or rights; (c) the face amount of all letters of credit issued for the account of such Person (whether or not drawn) and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off‑balance sheet loan or similar off balance sheet financing product by such Person; (h) all obligations of such Person, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Interest (or Equity Interests of a direct or indirect parent entity thereof); (i) all indebtedness referred to in clauses (a) through (h) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon

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or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons; and (j) all Contingent Obligations of such Person. For the avoidance of doubt, “Indebtedness” shall include Permitted Convertible Bond Indebtedness, but shall not include obligations in respect of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, reasonable and documented out‑of‑pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one counsel for Indemnified Persons with respect to Agent and one counsel for Indemnified Persons with respect to the Lenders, plus, if required, one local legal counsel with respect to Agent and one local counsel with respect to the Lenders in each relevant jurisdiction and one specialty counsel with respect to the Lenders, and in the case of an actual or perceived conflict of interest, one additional counsel for such affected Indemnified Persons with respect to Agent and one additional counsel for such affected Indemnified Persons with respect to the Lenders, in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnified Person shall have commenced such proceeding or hearing or be designated as a party or a potential party thereto and regardless of whether or not any such claim, litigation, investigation or proceeding is brought by Borrower, its equity holders, its affiliates, its creditors or any other Person, and any fees or expenses incurred by Indemnified Persons in enforcing the indemnity hereunder), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the agreement of the Lenders to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)).

“Indemnified Person” is defined in Section 11.2(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Information Privacy or Security Laws” means all applicable Laws governing the privacy or security of Personal Data, including any applicable foreign Laws, state data breach notification Laws, and state health information privacy Laws.

“Initial Term Lender” means the Persons holding Initial Term Loan Commitments or Initial Term Loans and any other Person that shall have become party hereto holding Initial Term Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding Initial Term Loans pursuant to an Assignment and Assumption.

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“Initial Term Loan” is defined in Section 2.2(a)(i).

“Initial Term Loan Commitment” with respect to each Initial Term Lender, the commitment of each such Initial Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term Lender’s name on Annex 1. The aggregate amount of the Initial Term Lenders’ Initial Term Loan Commitments on the Closing Date is $75,000,000.

“Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law in the United States or other applicable jurisdiction, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, court protection or other relief.

“Intellectual Property” means all:

(a) Copyrights, Trademarks, and Patents;

(b) trade secrets and trade secret rights, confidential business information, know‑how, data and other information, in each case, including any rights to unpatented inventions, know‑how, show‑how and operating manuals;

(c) (c) (i) all computer programs, including source code and object code versions, (ii) all technical data, databases and compilations of technical data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing (collectively, “Software”);

(d) all right, title and interest arising under any contract or Requirements of Law in or relating to Internet domain names;

(e) design rights;

(f) IP Ancillary Rights (including all IP Ancillary Rights related to any of the foregoing);

(g) any similar or equivalent rights to any of the foregoing anywhere in the world;

(h) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and

(i) any and all improvements, developments, refinements, additions or subtractions to any of the foregoing.

“Intercompany Subordination Agreement” means an intercompany subordination agreement executed and delivered by each Credit Party, each of its applicable Subsidiaries and Agent, in form and substance reasonably satisfactory to Agent and the Blackstone Representative, as amended, restated, supplemented or otherwise modified and in effect from time to time.

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“Interest Date” means (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Term Loan Maturity Date; provided that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Dates; and (b) as to any Base Rate Loan, the last Business Day of each December, March, June and September and the Term Loan Maturity Date .

“Interest Election Request” is defined in Section 2.3(a)(iii).

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by Borrower in its Borrowing Notice or Interest Election Request, as applicable,; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of a Credit Party’s or Subsidiary’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests), (b) any Acquisition, (c) the making of any advance, loan, extension of credit or capital contribution in or to, any Person or (d) the guarantee, endorsement or otherwise becoming contingently liable in respect of the Indebtedness of any other Person. The amount of an Investment shall be the amount actually invested (which, in the case of any Investments constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the time such Investment is made), less, the amount of cash received or returned for such Investment, without adjustments for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount set forth in the definition of “Permitted Investments” above the fixed amount set forth therein.

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“IP Agreements” means, collectively, (a) those certain Intellectual Property Security Agreements entered into by and between the Credit Parties, as the case may be, and Agent, each dated as of the Closing Date, and (b) any Intellectual Property Security Agreement entered into by and between the Credit Parties, as the case may be, and Agent after the Closing Date in accordance with the Loan Documents.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights, including any rights to unpatented inventions, know‑how, show‑how and operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means technology devices, computers, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all firmware embedded therein, and all associated documentation.

“Knowledge” or to the “knowledge” and similar qualifications or phrases means the actual knowledge, after reasonable investigation, of any Responsible Officers of Borrower or such other Credit Party, as the context dictates.

“Lead Arranger” means Blackstone Alternative Credit Advisors LP.

“Lender” means each Person signatory hereto as a “Lender” and its successors and assigns.

“Lender and Agent Expenses” means (i) all reasonable and documented out‑of‑pocket fees and expenses of Agent, the Blackstone Representative, the Lead Arranger, the Lenders and their respective Related Parties for developing, preparing, amending, modifying, negotiating, executing and delivering, and administering the Loan Documents or any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein or otherwise incurred with respect to the Credit Parties in connection with the Loan Documents, including any filing or recording fees and expenses (including, without limitation, reasonable and documented outside counsel, accountants, consultants, financial advisors and other advisors fees and expenses, but limited to the reasonable and documented out‑of‑pocket fees and expenses of one outside legal counsel to Agent and its Related Parties (taken as a whole), and one outside legal counsel to the Blackstone Representative, the Lead Arranger, and the Lenders and each of their Related Parties (taken as a whole) (plus, if required, (x) one local outside legal counsel to Agent and its Related Parties (taken as a whole) in each relevant material jurisdiction, and one local outside legal counsel to the Blackstone Representatives, the Lead Arranger, and the Lenders and their Related Parties (taken as a whole) in each relevant material jurisdiction) and (y) one specialty outside counsel to Agent and its

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Related Parties (taken as a whole) and one specialty outside counsel to the Blackstone Representative, the Lead Arranger, and the Lenders and each of their Related Parties (taken as a whole)), and (ii) all reasonable and documented out‑of‑pocket costs and expenses incurred by Agent, the Blackstone Representative, the Lead Arranger, the Lenders and their respective Related Parties (including, without limitation, reasonable and documented outside counsel, accountants, consultants, financial advisors and other advisors fees and expenses, but limited, in the case of legal counsel, to the reasonable and documented out‑of‑pocket fees and expenses of one primary outside counsel for Agent and its Related Parties (taken as whole) and one primary outside counsel for the Blackstone Representative, the Lead Arranger, and the Lenders and each of their Related Parties (taken as a whole), one local outside legal counsel to Agent and its Related Parties (taken as a whole) in each relevant material jurisdiction and one local outside legal counsel to the Blackstone Representative, the Lead Arranger, and the Lenders and each of their Related Parties (taken as a whole) in each relevant material jurisdiction, and one specialty outside counsel to Agent and its Related Parties (taken as a whole) and one specialty outside counsel to the Blackstone Representative, the Lead Arranger, and the Lenders and each of their Related Parties (taken as a whole)) (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of one additional primary firm of counsel for all such affected parties (taken as a whole) and one additional firm of local counsel for all such affected parties (taken as a whole) in each relevant material jurisdiction); in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work‑out”, (B) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any Insolvency Proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto).

“Lender Fee Letter” means that certain closing payments and fee letter, dated the date hereof, by and among the Borrower and the Blackstone Representative.

“Lender Transfer” is defined in Section 11.1(b).

“Lien” means (a) a claim, mortgage, lien, deed of trust, levy, charge, pledge, hypothecation, preference, priority, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets and whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to, give any financing statement under the Code (or equivalent statutes) of any jurisdiction or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents held in Collateral Accounts of the Credit Parties which are subject to a Control Agreement.

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“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, the Term Loan Notes, the Agent Fee Letter, the Lender Fee Letter, the Funding Direction Letter, the Security Agreement, the IP Agreements, the Perfection Certificates, any Control Agreement, any other Collateral Document, any Intercompany Subordination Agreement, any guaranties executed by a Guarantor in favor of Agent for the benefit of the Secured Parties in connection with this Agreement, and any other present or future agreement between or among a Credit Party and Agent or any Lender, as the case may be, in connection with this Agreement, including in each case, for the avoidance of doubt, any annexes, exhibits or schedules thereto.

“Make Whole Premium” means, as of any time of determination with respect to any prepayment (or in the case of a Prepayment Premium Trigger Event occurring under clauses (a)(ii), (b), (c) or (d) of the definition thereof, deemed prepayment) of all or any portion of the outstanding principal amount of the Term Loans, an amount, determined (without duplication) by the Blackstone Representative, equal to the present value on such date of the sum of (x) 3.00% of the principal amount to be prepaid as if that amount would otherwise be prepaid on the first anniversary of the Closing Date, and (y) the amount of all interest which would otherwise have accrued hereunder for the period from the date of such prepayment to the first anniversary of the Closing Date, assuming an interest rate for such period equal to the sum of the Applicable Margin for SOFR Loans plus Adjusted Term SOFR as of such date of determination, computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points; provided that if Agent (at the direction of the Blackstone Representative) is at any time unable to determine Adjusted Term SOFR, Adjusted Term SOFR shall be deemed to be 2.00%.

“Malicious Code” means disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses or other software routines that (a) facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, or (b) compromise the privacy or data security of, in each case of (a) and (b), any IT Assets or Personal Data. For the avoidance of doubt, Malicious Code excludes any code intentionally included by the developer or owner of the software in the ordinary course of business to monitor and manage usage, including to disable unauthorized use.

“Margin Stock” is defined in Section 4.14.

“Material Adverse Change” means any material adverse change in or effect on: (i) the business, financial condition, properties or assets (including all or any portion of Collateral), liabilities (actual or contingent), operations, or performance of the Credit Parties, taken as a whole, since December 31, 2024; (ii) the ability of the Credit Parties, taken as a whole, to fulfill the payment or performance obligations under this Agreement or any other Loan Document; or (iii) the binding nature or validity of, or the ability of Agent or any Lender to enforce, the Loan Documents or any of its rights or remedies under the Loan Documents (other than solely as a direct result of any action or inaction by the Agent or any Lender).

“Material Contract” means (i) each contract which is identified as a “Material Agreement” in the Perfection Certificate and (ii) any other contract or other arrangement to which any Credit Party or any of its Subsidiaries is a party (other than the Loan Documents) or by which any of its assets or properties are bound, in each case, relating to the research, licensing, development, manufacture, production, use, commercialization, marketing, importing, storage,

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transport, offer for sale, distribution or sale of any Product in the Territory, for which, individually or in the aggregate, the breach of, default or nonperformance under, cancellation or termination of or the failure to renew would reasonably be expected to result in a Material Adverse Change.

“Material IP” means any (i) Product IP and (ii) any other Intellectual Property that is material to the conduct of the business of Borrower or its Subsidiaries as conducted or reasonably expected to be conducted, or is otherwise of material value.

“Maximum Guaranteed Amount” is defined in Section 13.2.

“Maximum Incremental Delayed Draw Term Amount” is defined in Section 2.10(a).

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the SSA (42 U.S.C. 1396 et seq.) and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law).

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.) and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the SSA or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law).

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real estate or any interest in real estate.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or its Subsidiaries or any of their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which Borrower or its Subsidiaries or any of their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Borrower or its Subsidiaries could incur material liability.

“Net Issuance Proceeds” means, in respect of any issuance of Indebtedness, the excess of: (a) the gross cash proceeds received by the issuer of such Indebtedness from such incurrence or issuance, over (b) all underwriting discounts, fees, commissions and reasonable out‑of‑pocket costs and expenses actually paid in connection therewith in favor of any Person not an Affiliate of Borrower.

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“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Transfer and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Transfer (i) the transaction costs, fees and expenses relating to such Transfer excluding amounts payable to Borrower or any Affiliate of Borrower, (ii) sale, use, income, withholding or other Taxes paid or reasonably estimated to be payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a superior Lien on the asset which is the subject of such Transfer, (iv) any reserve reasonably established by Borrower and its Subsidiaries in respect of any liabilities or other obligations associated with such asset or assets and retained by Borrower or any of its Subsidiaries after such sale or other Transfer thereof, including pension and other post‑employment benefit liabilities and liabilities related to any indemnification obligations or purchase price adjustments associated with such transaction or commitments or undertakings of Borrower and its Subsidiaries pursuant to the agreement entered into in connection with such Transfer; provided, however, that upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (iv), the amount of such reversal shall be included in Net Proceeds and (v) the amount of any cash escrow from the sale price for any relevant Transfer (until released from escrow), and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged asset or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) any Taxes paid or reasonably estimated to be payable as a result thereof, and (iv) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments. For the purposes of determining the Net Proceeds received by any Credit Party or Subsidiary thereof in connection with a license arrangement which constitutes an Asset Sale, each payment from time to time received by the Credit Parties and their Subsidiaries in connection with such license arrangement shall be included in the aggregate Net Proceeds determination.

“Obligations” means, collectively, the Credit Parties’ obligations that arise under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, including debts, principal, interest, Lender and Agent Expenses, the Prepayment Premium and any other fees, premiums expenses, indemnities and amounts any Credit Party owes to Agent, the Lenders and the Secured Parties now or later, including interest accruing after Insolvency Proceedings begin (whether or not allowed), and to perform Borrower’s duties under the Loan Documents.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, collectively with respect to any Person such Person’s formation documents as certified with the Secretary of State or other applicable Governmental Authority of such Person’s jurisdiction of formation on a date that is no earlier than thirty (30) days prior to the date on which such documents are due to be delivered under this

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Agreement and, (a) if such Person is a corporation, its bylaws (or similar organizational regulations) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), in each case, with all current amendments, restatements, supplements or modifications thereto.

“ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business undertaken by such Person in good faith and not for purposes of evading any covenant, prepayment obligation or restriction in any Loan Document.

“Other Connection Taxes” means, with respect to Lender or Agent, Taxes imposed as a result of a present or former connection between Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Obligation or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(b)).

“Participant Register” is defined in Section 11.1(d).

“Patent License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Patent.

“Patents” means all patents and patent applications (including any improvements, continuations, continuations‑in‑part, divisionals, provisionals or any substitute applications), any patent issued with respect to any of the foregoing patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing. For the avoidance of doubt, patents and patent applications under this definition include all those filed with the U.S. Patent and Trademark Office and the European Patent Office.

“Patriot Act” is defined in Section 3.1(k).

“Payment/Advance Form” means that certain form attached hereto as Exhibit A.

“Payment Recipient” is defined in Section 12.15(a).

“Perfection Certificate” is defined in Section 4.6.

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“Periodic Term SOFR Determination Date” has the meaning specific in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition, so long as:

(a) both before and immediately after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing;

(b) the properties or assets being acquired or licensed, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, (i) the same or a related line of business as that then‑conducted by Borrower or its Subsidiaries, including the treatment, prevention, palliation or diagnosis of any human disease, disorder or condition, or (ii) a line of business that is ancillary or in furtherance of a line of business as that then‑conducted by Borrower or its Subsidiaries;

(c) in the case of an Asset Acquisition, the subject assets are being acquired or licensed by Borrower or a Subsidiary of Borrower, and (i) if acquired or licensed by a Credit Party or any of its Subsidiaries, the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by the Blackstone Representative in order to include the newly acquired or licensed assets within the Collateral, as applicable, to the extent required by Section 5.12, and (ii) if acquired or licensed by a Subsidiary of Borrower that is not a Credit Party, or if such subject assets do not constitute Collateral, then the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and the maximum amount of all Acquisition Deferred Payments (other than royalty payments based solely on a percentage of sales or revenue attributable to the assets or Persons being acquired), but disregarding any working capital adjustments) (such amounts, collectively the “Acquisition Consideration”) for all such assets, together with the Acquisition Consideration paid for Stock Acquisitions described in clauses (d)(ii)(B) and (C) below and Investments made pursuant to clauses (k) and (p) of the definition of “Permitted Investment”, shall not exceed $5,000,000 in the aggregate;

(d) in the case of a Stock Acquisition, (i) 100% of the Equity Interests issued by the target are acquired by Borrower or a Subsidiary and (ii) either (A) the subject Equity Interests are being acquired in such Acquisition directly by a Credit Party and the relevant Credit Party shall have complied with its obligations under Sections 5.12 and 5.13 and caused the target to become a Guarantor, (B) the subject Equity Interests are being acquired in such Acquisition directly by a Credit Party, but the target of the Stock Acquisition does not become a Guarantor and otherwise complies with Sections 5.12 and 5.13 or (C) the subject Equity Interests are not acquired in such acquisition directly by a Credit Party; provided, that the aggregate Acquisition Consideration paid or payable in connection with Stock Acquisitions described in subclauses (B) and (C) above, together with the Acquisition Consideration paid or payable for Asset Acquisitions described in clause (c)(ii) above and Investments made pursuant to clauses (k) and (p) of the definition of “Permitted Investment”, shall not exceed $5,000,000 in the aggregate;

(e) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 6.4 or 6.5, respectively;

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(f) both before and immediately after giving effect to such Acquisition, the Credit Parties are in compliance, on a pro forma basis, with the financial covenant set forth in Section 6.17;

(g) in connection with any Acquisition which the Acquisition Consideration paid or payable with respect to such Acquisition is greater than $25,000,000, (1) at least five (5) Business Days prior to the date of the consummation of such Acquisition, Borrower shall have delivered to Agent and the Blackstone Representative (and Agent shall have in turn delivered to the Lenders) notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, Phase I environmental assessments, opinions, certificates and lien searches), a quality of earnings report, prepared by a third party acceptable to the Blackstone Representative and information reasonably requested by Blackstone Representative and (2) Borrower shall have delivered to Agent and the Blackstone Representative (and Agent shall have in turn delivered to the Lenders) all such other materials which have been delivered or presented to the transaction committee of the Borrower (or if no such materials have been presented or delivered to any such transaction committee, those materials which have been presented or delivered to the board of directors of the Borrower); provided that the Borrower shall not be required to deliver any such materials to the extent it is expressly prohibited from doing so in accordance with the binding confidentiality provisions applicable to such Acquisition;

(h) the total Acquisition Consideration (including any Acquisition Consideration which is (A) paid in the form of Equity Interests in Borrower, or (B) funded with the proceeds of Qualified Equity Interests in Borrower issued after the date hereof) paid for all Permitted Acquisitions shall not exceed $100,000,000 in the aggregate; and

(i) such Acquisition shall not be hostile and shall have been approved by the Board of Directors (or other similar body) and/or the stockholders or other equity holders of the Person being acquired or from whom assets are being acquired.

“Permitted Bond Hedge Transaction” means any unsecured call, call spread or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a fundamental change of Borrower or other change of, or adjustment with respect to, the common stock of Borrower) purchased or otherwise entered into by Borrower in connection with the issuance of any Permitted Convertible Bond Indebtedness on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act); provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Borrower from the sale of any related Permitted Warrant Transaction, does not exceed 15.0% of the gross proceeds to Borrower from such issuance of Permitted Convertible Bond Indebtedness.

“Permitted Convertible Bond Indebtedness” means Indebtedness of Borrower having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of Borrower; provided, that (i) Permitted Convertible Bond Indebtedness shall be unsecured, (ii) no Subsidiary of Borrower or other Person shall guarantee or

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otherwise be an obligor in respect of Permitted Convertible Bond Indebtedness, (iii) Permitted Convertible Bond Indebtedness shall not include covenants and defaults (other than covenants and defaults customary for public convertible bonds, as determined by Borrower in its good faith judgment) that are, taken as a whole, not more restrictive to the Credit Parties than the provisions of this Agreement (as determined by Borrower in its good faith judgment), (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Bond Indebtedness or would result therefrom, (v) Permitted Convertible Bond Indebtedness shall have no scheduled amortization or principal payments, mandatory redemptions or other required payments of principal (but, for the avoidance of doubt, may have regularly scheduled cash interest payments and customary obligations to repurchase upon a “fundamental change” or “change of control” or any comparable term, or upon customary events of default, under and as defined in any indenture governing any Permitted Convertible Bond Indebtedness) prior to a date that is at least 181 days following the Term Loan Maturity Date, (vi) the terms of the Permitted Convertible Bond Indebtedness shall be consistent with customary market terms for public convertible bonds, and (vii) Borrower shall have delivered to Agent a certificate of a Responsible Officer of Borrower certifying as to the foregoing.

“Permitted Distributions” means, in each case subject to Section 6.8 if applicable:

(a) Dividends, distributions or other payments by any Wholly‑Owned Subsidiary on its Equity Interests to, or the redemption, retirement or purchase by any Wholly‑Owned Subsidiary of its Equity Interests from, Borrower or any other Wholly‑Owned Subsidiary;

(b) Dividends, distributions or other payments by any non‑Wholly‑Owned Subsidiary on its Equity Interests to, or the redemption, retirement or purchase by any non‑Wholly‑Owned Subsidiary of its Equity Interests from, Borrower or any other Subsidiary or each other owner of such non‑Wholly‑Owned Subsidiary’s Equity Interests based on their relative ownership interests of the relevant class of such Equity Interests;

(c) Non-cash redemptions by Borrower in whole or in part of any of its Qualified Equity Interests for another class of its Qualified Equity Interests or rights to acquire its Qualified Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Qualified Equity Interests;

(d) (i) any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof, and (ii) any settlement, unwinding or other termination of a Permitted Bond Hedge Transaction and/or Permitted Warrant Transaction; provided, that with respect to settlement of any Permitted Warrant Transaction pursuant to this clause (ii), such settlement shall not be in the form of cash but instead in the form of share issuance or offsetting payments on the underlying warrant and/or bond hedge;

(e) The conversion by Borrower of any Permitted Convertible Bond Indebtedness into or in exchange for Qualified Equity Interests of Borrower (and cash in lieu of fractional shares);

(f) [Reserved];

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(g) Cash payments in lieu of the issuance of fractional shares arising out of stock dividends, splits or combinations or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;

(h) In connection with any Acquisition or other Permitted Investment by Borrower or any of its Subsidiaries, (i) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of common Equity Interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn‑outs or similar obligations) and (ii) payments or distributions to equity holders pursuant to appraisal rights required under Requirements of Law;

(i) The distribution of rights to Qualified Equity Interests pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;

(j) Dividends, distributions or payments on its Equity Interests by any Subsidiary to any Credit Party;

(k) Dividends, distributions or payments on its Equity Interests by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(l) purchases of Equity Interests of Borrower or its Subsidiaries in connection with the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations;

(m) Issuance to directors, officers, employees or contractors of Borrower of common stock of Borrower upon the vesting of restricted stock, restricted stock units, or other rights to acquire common stock of Borrower pursuant to plans or agreements approved by Borrower’s Board of Directors or stockholders;

(n) the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the issuer thereof held by any future, present or former employee, consultant, officer or director (or spouse or trust for the benefit of any of the foregoing or any lineal descendants thereof) of such issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or employment agreement; provided, however, that the aggregate payments made under this clause (n) do not exceed in any calendar year the sum of (i) $1,000,000 (or such larger amount as agreed to and negotiated in good faith by the Blackstone Representative and Borrower (each in their sole discretion) upon growth in Borrower’s stock price or consolidated employee base) plus (ii) the amount of any payments received in such calendar year under key‑man life insurance policies;

(o) repurchases, distributions or other payment consisting of and made in Qualified Equity Interests so long as such repurchases, distributions or other payments do not results in a Change in Control;

(p) the repurchase, exchange or repayment of the 2026 Convertible Notes; provided, that except with respect to repayment at maturity, both immediately before and after giving effect

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to such repurchase, exchange or repayment, no Event of Default has occurred and is continuing; and

(q) other Restricted Distributions in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, so long as both immediately before and after giving effect to any such payment in respect to Equity Interests, no Default or Event of Default has occurred and is continuing.

Notwithstanding anything else to the contrary in this Agreement, no Restricted Distributions shall be made by the Credit Parties to Subsidiaries of Borrower that are not Credit Parties.

“Permitted Indebtedness” means:

(a) Indebtedness of the Credit Parties to the Secured Parties under this Agreement and the other Loan Documents (including the Incremental Delayed Draw Term Facility);

(b) Indebtedness existing on the Closing Date and shown on Schedule 12.1 of the Disclosure Letter;

(c) Subordinated Debt and Permitted Convertible Bond Indebtedness; provided, that in each case any such Indebtedness is unsecured; provided, further, that (i) the aggregate principal amount of Indebtedness incurred in reliance of this clause (c) does not exceed $150,000,000 at any time outstanding, and (ii) any such Indebtedness does not provide for interest payments in cash of greater than 4% of such Indebtedness per annum, at any time prior to the date that is 181 days following the Term Loan Maturity Date;

(d) Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding, consisting of (i) Indebtedness incurred to finance the purchase, construction, repair, or improvement of fixed assets and (ii) Capital Lease obligations;

(e) Indebtedness in connection with corporate credit cards, purchasing cards or bank card products in the ordinary course of business;

(f) Indebtedness in the form of an asset based loan (i) on customary terms, (ii) not to exceed $25,000,000 at any time outstanding, (iii) not subject to any Liens other than Liens permitted by clause (o) of the definition of “Permitted Liens” and (iv) subject to an intercreditor agreement in form and substance satisfactory to the Blackstone Representative in its sole discretion;

(g) Indebtedness assumed in connection with a Permitted Acquisition or other Permitted Investment (including Indebtedness of a person that becomes a Subsidiary of Borrower in connection with such Permitted Acquisition or Permitted Investment), so long as (i) such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition or other Permitted investment, (ii) both immediately before and after giving effect thereto, no Default or Event of Default shall exist and be continuing, (iii) if such Indebtedness is secured, the Lien constitutes a Permitted Lien pursuant to clause (i) of the definition thereof, (iv) such Indebtedness is not guaranteed by any Credit Party (other than a Person acquired in such Permitted

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Acquisition), (v) both before and after giving effect to the incurrence of such Indebtedness, the Credit Parties are in compliance, on a pro forma basis, with the financial covenant set forth in Section 6.17 and (vi) the aggregate principal balance of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(h) Indebtedness of Borrower or any of its Subsidiaries with respect to letters of credit entered into in the ordinary course of business;

(i) unsecured Indebtedness owed (i) by a Credit Party to another Credit Party, (ii) by a Subsidiary of Borrower that is not a Credit Party to another Subsidiary of Borrower that is not a Credit Party, (iii) by a Credit Party to a Subsidiary of Borrower that is not a Credit Party, or (iv) by a Subsidiary of Borrower that is not a Credit Party to a Credit Party; provided, that the advance of such Indebtedness under this clause (iv) is permitted under clause (o)(iv) of the definition of Permitted Investments; provided further, that, from and after the Closing Date, all such Indebtedness shall be subject to the Intercompany Subordination Agreement;

(j) Indebtedness consisting of Contingent Obligations (i) of a Credit Party of Permitted Indebtedness (or obligations that are not Indebtedness) of another Credit Party, (ii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness (or obligations that are not Indebtedness) of another Subsidiary of Borrower which is not a Credit Party, (iii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness (or obligations that are not Indebtedness) of a Credit Party, or (iv) (A) of a Credit Party of lease obligations of a Subsidiary of Borrower which is not a Credit Party or (B) of a Credit Party of Permitted Indebtedness (or obligations that are not Indebtedness) of a Subsidiary of Borrower which is not a Credit Party, not to exceed, with respect to subclasses (A) and (B), $5,000,000 in the aggregate at any time outstanding;

(k) obligations of Borrower to purchase, redeem, retire, defease or otherwise acquire for value its own Qualified Equity Interests;

(l) Indebtedness in the form of Acquisition Deferred Payments incurred in connection with Permitted Acquisitions;

(m) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business;

(n) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;

(o) Indebtedness in respect of netting services or overdraft protection in connection with deposit or securities accounts in the ordinary course of business;

(p) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

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(q) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(r) Indebtedness consisting of obligations under Hedging Agreements incurred in the ordinary course of business for the purpose of directly mitigating bona fide risks associated with interest rates or foreign exchange rates and not for speculative purposes;

(s) other unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed $5,000,000, provided, that (i) such Indebtedness does not provide for mandatory cash payments until maturity and (ii) such Indebtedness matures at least 181 days following the Term Loan Maturity Date; and

(t) Permitted Refinancings of Indebtedness permitted in clauses (b) through (r) above; provided, that for purposes of clarity, the consummation of Permitted Refinancings referred to in this clause (t) shall not result in Permitted Indebtedness described in clauses (b) through (r) being reallocated to this clause (t) and otherwise providing additional capacity for Permitted Indebtedness under the current dollar‑based baskets.

Notwithstanding the foregoing, the aggregate principal balance of Indebtedness incurred by Subsidiaries of Borrower that are not Credit Parties at any time outstanding shall not exceed $5,000,000.

“Permitted Investments” means:

(a) Investments (including Investments in Subsidiaries) existing on the Closing Date and shown on Schedule 12.2 of the Disclosure Letter;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) subject to Section 5.5, Investments consisting of deposit accounts or securities accounts;

(e) to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Notes;

(f) Investments which are Permitted Transfers (other than pursuant to clause (d) of the definition thereof);

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (ii) loans to employees, officers or directors in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

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(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of any Credit Party in any of its Subsidiaries;

(j) joint ventures or strategic alliances consisting of the non‑exclusive licensing of technology, the development of technology or the providing of technical support;

(k) Investments in a Subsidiary of Borrower which is not a Credit Party that is required in order to consummate a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent otherwise permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non‑cash consideration in a Permitted Acquisition), so long as (i) both before and after giving effect to such Investment, the Credit Parties are in compliance, on a pro forma basis, with the financial covenant set forth in Section 6.17 and (ii) the aggregate Investments made pursuant to this clause (k), together with the Acquisition Consideration paid or payable for Permitted Acquisitions described in clauses (c)(ii) and (d)(ii)(B) and (C) of the definition thereof, and amounts paid pursuant to clause (p) of the definition “Permitted Investment”, does not exceed $5,000,000 at any time outstanding;

(l) Investments constituting the formation of any Subsidiary that is a Credit Party for the purpose of consummating a merger or acquisition transaction permitted by Section 6.3(a)(i) through (iv) hereof, which such transaction is otherwise a Permitted Investment;

(m) Investments of any Person that (i) becomes a Subsidiary of Borrower (or of any Person not previously a Subsidiary of Borrower that is merged or consolidated with or into a Subsidiary of Borrower in a transaction permitted hereunder) after the Closing Date, or (ii) are assumed after the Closing Date by any Subsidiary of Borrower in connection with an acquisition of assets from such Person by such Subsidiary, in either case, in a Permitted Acquisition; provided, that in each case, any such Investment (x) exists at the time such Person becomes a Subsidiary of Borrower (or is merged or consolidated with or into a Subsidiary of Borrower) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of Borrower (or merging or consolidating with or into a Subsidiary of Borrower) or such acquisition of assets, and (z) such Investment would not otherwise result in no Default or Event of Default;

(n) Investments arising as a result of the Transfer of Intellectual Property to the extent permitted pursuant to clause (j), (k) or (l) of the definition of “Permitted Transfers”;

(o) Investments by (i) any Credit Party in any other Credit Party, (ii) any Subsidiary of Borrower which is not a Credit Party in another Subsidiary of Borrower which is not a Credit Party, (iii) any Subsidiary of Borrower which is not a Credit Party in any Credit Party; provided

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that (x) after giving effect to such Investment, such non-Credit Party Subsidiary may not own any Equity Interests of such Credit Party and (y) such Investment shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement, and (iv) any Credit Party in any Subsidiary of Borrower which is not a Credit Party, provided, that the aggregate consideration provided by Credit Parties for Investments after the Closing Date pursuant to this clause (iv) (net of all dividends, distributions, returns of capital and payments on Indebtedness received by the Credit Parties from non‑Credit Parties) shall not exceed $500,000;

(p) without limiting the generality of clause (k) above, Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other acquisition of properties or assets not otherwise prohibited hereunder; so long as (i) both before and after giving effect to such Investment, the Credit Parties are in compliance, on a pro forma basis, with the financial covenant set forth in Section 6.17 and (ii) the aggregate Investments made pursuant to this clause (p), together with the Acquisition Consideration paid for Permitted Acquisitions described in clauses (c)(ii), and (d)(ii)(B) and (C) of the definition thereof, does not exceed $5,000,000 at any time outstanding;

(q) to the extent constituting Investments, Hedging Agreements permitted under clause (r) of the definition of “Permitted Indebtedness”; and

(r) other Investments in an aggregate amount at any time not to exceed $5,000,000, so long as both immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing;

provided, however, that, none of the foregoing Investments shall be a “Permitted Investment” if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 6.4 or 6.5, respectively.

“Permitted Liens” means:

(a) Liens in favor and for the benefit of Agent and the other Secured Parties pursuant to any Loan Document;

(b) Liens existing on the Closing Date and set forth on Schedule 12.3 of the Disclosure Letter;

(c) Liens for Taxes, assessments or governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business (other than Liens imposed by ERISA) in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any of its Subsidiaries, (iii) pledges and deposits in the ordinary course of business securing liability to

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landlords (including obligations in respect of letters of credit or bank guarantees for the benefit of landlords) or other contractual obligations and (iv) pledges or deposits to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) or to secure obligations on surety and appeal bonds or performance bonds, in each case, entered into in the ordinary course of business;

(e) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 7.4 or 7.7;

(f) Liens (including the right of set‑off) in favor of banks or other financial institutions arising in connection with deposit or securities accounts held at such institutions in the ordinary course of business; provided that such Liens are not given in connection with the incurrence of Indebtedness and relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts; provided, further, that such Liens are within the general parameters customary in the banking industry;

(g) Liens that are contractual rights of set‑off (i) relating to pooled deposit or sweep accounts of Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (ii) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Subsidiaries in the ordinary course of business;

(h) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any Acquisition, Investment or other acquisition of assets or property not otherwise prohibited under this Agreement;

(i) Liens existing on assets or properties at the time of its acquisition or existing on the assets or properties of any Person at the time such Person becomes a Subsidiary of Borrower, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary of Borrower, (ii) such Lien does not extend to or cover any other assets or properties (other than the proceeds or products thereof and other than after‑acquired assets or properties subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after‑acquired assets or properties, it being understood that such requirement shall not be permitted to apply to any assets or properties to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under clause (g) of the definition of Permitted Indebtedness;

(j) Liens securing Indebtedness permitted under clause (d) and (t) (solely with respect to Permitted Refinancings of Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness”) of the definition of “Permitted Indebtedness”, so long as such Liens do not at any time encumber property other than the property financed by such Indebtedness or the subject of the applicable Capital Lease obligations and the proceeds and products thereof and customary security deposits;

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(k) rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any joint venture or other Persons that are not Subsidiaries;

(l) to the extent constituting a Lien, customary escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Permitted Investment;

(m) licenses, sublicenses, leases or subleases (other than relating to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries;

(n) Liens on cash or other current assets pledged to secure: (i) Indebtedness in respect of corporate credit cards, purchasing cards or bank card products, (ii) letters of credit or bank guarantees or (iii) obligations under Hedging Agreements permitted under clause (r) of the definition of “Permitted Indebtedness”; provided, that no such Liens shall be granted on any Equity Interests or Intellectual Property;

(o) Liens on specific assets comprising the borrowing base of Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness”;

(p) to the extent constituting a Lien, pursuant to any Transfer permitted pursuant to clause (j), (k) or (l) of the definition of “Permitted Transfers”;

(q) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, suppliers of materials, architects’ and repairmen’s Liens;

(r) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or survey matters, in each case affecting real estate owned in fee by any Credit Party and that do not in the aggregate materially interfere with the ordinary conduct of the business on such real estate, taken as a whole;

(s) other Liens, provided that the aggregate outstanding amount of Indebtedness secured thereby shall not exceed $5,000,000 at any time; provided, further that no such Liens shall be granted on the Equity Interests of Borrower or Material IP; and

(t) the modification, replacement, extension or renewal of the Liens described in clauses (a) through (r) above, but any such modification, replacement, extension or renewal must be limited to the assets or properties encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and the principal amount of any Indebtedness secured by such modification, replacement, extension or renewal may not increase other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection with the same; provided, however, that to the extent any of the foregoing Liens secure Indebtedness of a Credit Party, such Liens shall constitute Permitted Liens if and only to the extent that such Indebtedness is permitted under Section 6.4 hereof.

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“Permitted Negative Pledges” means:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b) prohibitions or limitations set forth in any lease, license or other similar agreement entered into in the ordinary course of business;

(c) prohibitions or limitations relating to Permitted Indebtedness, in the case of each such agreement if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement and the other Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(d) customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(e) prohibitions or limitations imposed by Requirements of Law;

(f) prohibitions or limitations that exist as of the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 12.1 of the Disclosure Letter;

(g) customary prohibitions or limitations arising in connection with any Permitted Transfer or contained in any agreement relating to any Permitted Transfer pending the consummation of such Permitted Transfer relating solely to the property subject to such Permitted Transfer;

(h) customary provisions in shareholders’ agreements, joint venture agreements, organizational documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non‑Wholly‑Owned Subsidiary and applicable solely to such joint venture entity or non‑Wholly‑Owned Subsidiary and the Equity Interests issued thereby;

(i) customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions would not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(j) customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions would not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

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(k) restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(l) prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(m) prohibitions or limitations imposed by any Loan Document;

(n) customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited by this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(o) any contractual restriction of the type described in clauses (a)-(n) or (p)-(q) of this definition “Permitted Negative Pledge” assumed in a Permitted Acquisition (provided such restriction was not created in contemplation of this Agreement);

(p) customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business , if and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(q) prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in any of clause (d) of the definition of “Permitted Indebtedness” so long as such prohibitions or limitations do not apply to any property other than the property financed by such Indebtedness; and

(r) prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (q) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Priority Liens” means Liens described in clauses (b), (c), (d), (e), (f), (g), (h), (i), (j), (n), (o) (solely to the extent expressly permitted to have priority pursuant to the applicable intercreditor agreement described in subclause (iv) of clause (f) of the definition of “Permitted Indebtedness”), and (r) of the definition of “Permitted Liens.”

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of maturity of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (plus interest, fees, premiums and penalties related thereto), (b) has a weighted average

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life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any property or assets other than the collateral securing the Indebtedness being refinanced or extended (and for the avoidance of doubt, if the Indebtedness being refinanced or extended is unsecured, such refinancing or extension Indebtedness shall be unsecured), (e) Borrower of which is the same as Borrower of the Indebtedness being refinanced or extended (with no additional co-borrowers), (f) to the extent guaranteed, the guarantors of which are the same as the guarantors of the Indebtedness being refinanced or extended, (g) if such Indebtedness being modified or extended is secured by Liens that are contractually subordinated in right of security to the Liens securing the Obligations, is contractually subordinated in right of security to the Liens securing the Obligations and subject to an intercreditor agreement reasonably satisfactory to the Blackstone Representative, (h) if such Indebtedness being modified or extended is contractually subordinated in right of payment to the Obligations, is contractually subordinated in right of payment to the Obligations and subject to an intercreditor agreement or subordination agreement reasonably satisfactory to the Blackstone Representative, and (i) is otherwise on terms no less favorable to the Credit Parties and their respective Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Subsidiary Distribution Restrictions” means, in each case notwithstanding Section 6.8:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b)  prohibitions or limitations set forth in any lease, license or other similar agreement entered into in the ordinary course of business;

(c)   prohibitions or limitations relating to Permitted Indebtedness, in the case of each such agreement if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement and the other Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(d)  customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(e)  prohibitions or limitations on the transfer or assignment of any properties, assets or Equity Interests set forth in any agreement entered into in the ordinary course of business that is not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to such properties, assets or Equity Interests;

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(f)   prohibitions or limitations imposed by Requirements of Law;

(g)  prohibitions or limitations that exist as of the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 12.1 of the Disclosure Letter;

(h)  customary prohibitions or limitations arising in connection with any Permitted Transfer or contained in any agreement relating to any Permitted Transfer pending the consummation of such Permitted Transfer;

(i)   customary provisions in shareholders’ agreements, joint venture agreements, organizational documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non‑Wholly‑Owned Subsidiary and applicable solely to such joint venture entity or non‑Wholly‑Owned Subsidiary and the Equity Interests issued thereby;

(j)   customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions would not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(k)   customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions would not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(l)    restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(m)  prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(n) prohibitions or limitations imposed by any Loan Document;

(o)  customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited by this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(p)  customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business , if

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and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(q)  prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in any of clause (d) of the definition of “Permitted Indebtedness” relating solely to the property financed by such Indebtedness;

(r) any contractual restriction of the type described in clauses (a)-(q) of this definition “Permitted Subsidiary Distribution Restrictions” assumed in a Permitted Acquisition (provided such restriction was not created in contemplation of this Agreement); and

(s) prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (r) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Transfers” means:

(a)  Transfers set forth on Schedule 6.1 of the Disclosure Letter;

(b)  Transfers of Inventory in the ordinary course of business;

(c)  Transfers of surplus, damaged, worn out or obsolete equipment that is, in the reasonable judgment of Borrower exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business, and Transfers of other properties or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such properties or assets or for the exercise of any right of eminent domain;

(d)  Transfers which are Permitted Liens, Permitted Investments (other than pursuant to clause (f) of the definition thereof) or Permitted Distributions;

(e)  Transfers of cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)   Transfers (i) between or among Credit Parties, provided that, with respect to any properties or assets constituting Collateral under the Loan Documents, any and all steps as may be required to be taken in order to create and maintain a first priority (subject to Permitted Priority Liens) security interest in and Lien upon such properties and assets in favor and for the benefit of Agent and the other Secured Parties are taken contemporaneously with the completion of any such transfer, and (ii) between or among non‑Credit Parties;

(g)  the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Credit Party or Subsidiary, provided, that any such sale or issuance by a Credit Party (other than Borrower) shall be to another Credit Party;

(h)  the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

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(i) any abandonment, cancellation, non‑renewal or discontinuance of use or maintenance of Intellectual Property (other than in relation to any material Product) that Borrower reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business and that (ii) would not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, the Secured Parties under any Loan Document in any material respect;

(j)   Transfers by Borrower or any of its Subsidiaries pursuant to: (i) a non‑exclusive license of or other non-exclusive grant of rights in relation to (or grant of a covenant not to sue with respect to) Intellectual Property in the ordinary course of business; (ii) an exclusive license of or other grant of rights in relation to (or grant of a covenant not to sue with respect to) Intellectual Property related to research, development, manufacturing, marketing, distribution, or commercialization by or on behalf of any Credit Party, to third parties, in each case, solely with respect to portions of any jurisdiction outside the United States; (iii) an exclusive license of or other non-exclusive grant of rights in relation to (or grant of a covenant not to sue with respect to) to third parties of discrete products, indications or classes of compounds in respect of any platform, in each case, other than for Afrezza; and (iv) an exclusive license or other non-exclusive grant of rights in relation to (or grant of a covenant not to sue with respect to) to third parties discrete as to a particular field of use, so long as, in each case of clauses (i) through (iv) above, such Transfers (x) do not result in a legal transfer of title to the licensed property and (y) have been granted in exchange for fair consideration;

(k)  Subject to Section 11.20, intercompany licenses or other grants of rights, including distribution, co‑promotion or similar commercial rights (or grant of covenant not to sue) (i) between or among the Credit Parties, or (ii) between or among the Credit Parties and Subsidiaries that are not Credit Parties entered into prior to the Closing Date and set forth in the Disclosure Letter, and renewals, replacements and extensions thereof that are on comparable terms and entered into in the ordinary course of business; provided, that with respect to any such intercompany license or other grant of rights pursuant to clause (ii), such license may only be exclusive with respect to any jurisdiction outside the United States;

(l) Transfers pursuant to the United Therapeutics License (i) as in effect on the Closing Date and (ii) otherwise, to the extent such Transfer is of the type described in any of clauses (a)-(k) or (m) of this definition of “Permitted Transfers”;

(m)  to the extent constituting Transfers, Permitted Investments; and

(n) other Transfers, provided that (x) the aggregate fair market value (reasonably determined in good faith by a Responsible Officer of Borrower) of the properties or assets Transferred pursuant to this clause (n) shall not exceed $10,000,000 in the aggregate; and (y) both immediately before and after giving effect to any such Transfer, no Default or Event of Default has occurred and is continuing.

Notwithstanding anything else to the contrary in this Agreement, (i) no Credit Party shall make any Transfers to Subsidiaries that are not Credit Parties except for Transfers pursuant to clause (k)(ii) above and Transfers constituting Investments pursuant to clause (o)(iv) of the definition of “Permitted Investments” and (ii) the Borrower shall not, and shall not permit any of

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its Subsidiaries to, Transfer any Intellectual Property other than pursuant to clauses (j) and (k) above.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) sold by Borrower substantially contemporaneously with any purchase by Borrower of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction; provided that such call option, warrant or right to purchase shall have customary market terms (as determined by the Borrower in good faith) and are classified as equity for GAAP purposes.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Data” means information, in any form, that constitutes “protected health information,” “personally identifiable information,” “personal information,” “personal data” or similar term under applicable Information Privacy or Security Laws.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Borrower or its Subsidiaries or any of their respective ERISA Affiliates or with respect to which Borrower or its Subsidiaries are subject to liability (including under Section 4069 of ERISA).

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Prepayment Premium” means:

(a) during the period of time from and after the Closing Date up to (and including) the date that is the first anniversary of the Closing Date, an amount equal to the greater of (i) the Make Whole Premium and (ii) three percent (3.00%) of the principal amount of the Term Loans prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (a)(ii), (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Agent for the ratable account of the Lenders;

(b) during the period of time after the date that is the first anniversary of the Closing Date up to (and including) the date that is the second anniversary of the Closing Date, an amount equal to three percent (3.00%) of the principal amount of the Term Loans prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (a)(ii), (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Agent for the ratable account of the Lenders;

(c) during the period of time after the date that is the second anniversary of the Closing Date up to (and including) the date that is the third anniversary of the Closing Date, an amount

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equal to one percent (1.00%) of the principal amount of the Term Loans prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (a)(ii), (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to Agent for the ratable account of the Lenders; and

(d) after the date that is the third anniversary of the Closing Date, zero.

“Prepayment Premium Trigger Event” means:

(a) any prepayment or repayment by any Credit Party of all, or any part, of the principal balance of any Term Loans for any reason (including any optional or voluntary prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof), whether in whole or in part, and whether before or after (i) the occurrence and continuation of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; provided, that any payment required to be made pursuant to Section 2.2(c)(iv) (relating solely to an Event of Loss) shall not constitute a Prepayment Premium Trigger Event;

(b) the acceleration of the Obligations pursuant to Section 8.1, for any reason, including acceleration as a result of the occurrence of an Event of Default pursuant to Section 7.5 including as a result of the commencement of any Insolvency Proceeding;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any institution of Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any institution of any Insolvency Proceeding to Agent, for the account of the Secured Parties, in full or partial satisfaction of the Obligations; or

(d) the termination of this Agreement for any reason.

For purposes of the definition of the term Prepayment Premium, if a Prepayment Premium Trigger Event occurs under and only under clause (a)(ii), (b), (c) or (d) above, the entire outstanding principal amount of the Term Loans shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.

“Prime Rate” means for any day, the rate of interest in effect for such day as published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, Agent (at the direction of the Blackstone Representative), with the consent of Borrower (such consent not to be unreasonably withheld), shall choose a reasonable comparable index or source to use as the basis for the Prime Rate.

“Product” means, individually or collectively, (a) (i) AFREZZA® (insulin human) inhalation powder (“Afrezza”), (ii) Tyvaso DPI® (treprostinil) inhalation powder (“Tyvaso

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DPI”), (iii) V-Go® wearable insulin delivery system (“V-Go”) and (iv) any other product that includes any of clauses (i) through (iii) and is developed, manufactured, packaged, labeled, commercialized, imported, exported, distributed, promoted, marketed or sold by or on behalf of any Credit Party or any of its Subsidiaries; and (b) any other current or future product that is developed, manufactured, packaged, labeled, commercialized, imported, exported, distributed, promoted, marketed or sold by or on behalf of any Credit Party or any of its Subsidiaries, including marketed products and products under development, and which product has reached (at least) the IND stage, including other pharmaceutical forms thereof, in each case, which product is material to the business of the Borrower and its Subsidiaries taken as a whole; provided, however, that products of third‑parties that are (1) independent of the Credit Parties or any of their Subsidiaries and (2) do not incorporate any Intellectual Property owned or exclusively licensed by the Credit Parties or any of their Subsidiaries, whether owned or co‑owned (or purported to be so), shall not constitute “Products” pursuant to the foregoing clause (b). For purpose of this definition, “has reached (at least) the IND stage” means that either an IND (or foreign equivalent) has been filed or the applicable data reasonably likely to support the filing of such an IND has been generated.

“Product IP” means any and all Intellectual Property of the Credit Parties or any of their Subsidiaries, whether owned or co‑owned (or purported to be so) or licensed to, related in any material respect to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, in the United States and throughout the world, including, without limitation: (a) Intellectual Property set forth in Schedule 4.6(c) of the Disclosure Letter, (b) all improvements, applications for letters patent, continuations, continuations‑in‑part, divisionals, provisionals or any substitute applications with respect to any such Intellectual Property, any patent issued with respect to any such Intellectual Property, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, as well as all trademark registrations, applications to register trademarks, copyright registrations, extensions and renewals with respect to any such Intellectual Property; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know‑how, show‑how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; and (d) any and all IP Ancillary Rights specifically relating to any of the foregoing.

“Public Health Law” means all Requirements of Law relating to the procurement, development, clinical and non‑clinical evaluation or investigation, product approval or clearance manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any drug, medical device, food, dietary supplement, or other product (including any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the Federal Food, Drug and Cosmetic Act (21 U.S.C. et seq.) and similar state or foreign laws, pharmacy laws, or consumer product safety laws.

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“Public Lender” is defined in Section 9.

“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Qualified Equity Interests” means any Equity Interests that that are not Disqualified Equity Interests.

“Redemption Conditions” means, with respect to any redemption or other cash principal payment of any Permitted Convertible Bond Indebtedness, satisfaction of each of the following events both immediately before and after giving effect to such event: (a) no Event of Default shall exist or result therefrom, and (b) both immediately before and after giving effect to such redemption, Borrower’s Liquidity shall be no less than 150% of all Obligations (plus the amount of Prepayment Premium that would apply in the event of a mandatory prepayment).

“Register” is defined in Section 2.8(a).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Registered Product IP” means each application for any, pending or issued (a) Patent, (b) registered Copyright, and (c) registered Trademark; in each case ((a), (b) and (c)), that is part of the Product IP and that is owned or co‑owned by, or exclusively or non‑exclusively licensed to, any Credit Party or any of its Subsidiaries, including, for clarity, all issued Patents, registered Trademarks and Copyrights, and pending applications of any of the foregoing.

“Regulatory Action” means an administrative or regulatory action, proceeding, investigation or non‑routine inspection, FDA Form 483 inspectional observation or other formal notice of serious deficiencies, warning letter, untitled letter, notice of violation letter, , seizure, Section 305 notice or other similar communication, or consent decree issued by a Regulatory Agency.

“Regulatory Agency” means a U.S. Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals and counterpart foreign Governmental Authorities.

“Regulatory Approval” means all approvals, product or establishment licenses, clearances, registrations or authorizations of any Regulatory Agency necessary for the development, testing, manufacture, distribution, storage, import, export, advertising, labeling, promotion, sale and commercialization of any Product.

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“Rejection Deadline” is defined in Section 2.2(e).

“Rejection Notice” is defined in Section 2.2(e).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the current and prospective partners, directors, officers, employees, agents, trustees, administrators, members, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” is defined in Section 12.6.

“Required Delayed Draw Term Loan Lenders” means, at any date of determination, Delayed Draw Term Loan Lenders then holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Delayed Draw Term Loans and unused Delayed Draw Commitments; provided, however, that if any Delayed Draw Term Loan Lender shall be a Defaulting Lender at such time then it shall be excluded from the determination of Required Delayed Draw Term Loan Lenders.

“Required Initial Term Loan Lenders” means, at any date of determination, Lenders then holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Initial Term Loans; provided, however, that if any Initial Term Lender shall be a Defaulting Lender at such time then it shall be excluded from the determination of Required Initial Term Loan Lenders.

“Required Lenders” means, at any date of determination, Lenders then holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Term Loans and unused Commitments; provided, that if any Lender shall be a Defaulting Lender at such time then it shall be excluded from the determination of Required Lenders.

“Requirements of Law” means, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, order, policy, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including Health Care Laws and all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any foreign Governmental Authority), in each case, applicable to and binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject.

“Resignation Effective Date” is defined in Section 12.6.

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“Resolution Authority” means any body which has authority to exercise any Write‑down and Conversion Powers.

“Responsible Officers” means, with respect to any Person, each of the chief executive officer, chief financial officer, chief operating officer, chief commercial officer, general counsel or any senior vice president of such Person (or, in each case, if no individual holds such title, any individual performing similar functions).

“Restricted License” means any material license or other agreement of the kind or nature subject or purported to be subject from time to time to a Lien under any Collateral Document, with respect to which a Credit Party is the licensee, (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement in a manner enforceable under Requirements of Law, or (b) for which a breach of or default under could interfere with Agent’s right to sell any Collateral.

“Royalty Transaction” means any royalty or revenue interest financing, including any sale of royalty or revenue interests, “synthetic” royalty transactions or any other similar transactions, whether secured or unsecured.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission and any analogous Governmental Authority.

“Secured Parties” means Agent, any Lender, the Lead Arranger, each other Indemnified Person and each other holder of any Obligation of a Credit Party.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933.

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“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and among the Credit Parties and Agent, in form and substance substantially similar to Exhibit F attached hereto or in such form or substance as the Credit Parties, Agent and the Blackstone Representative may otherwise agree.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Term Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets (including goodwill minus disposition costs) of such Person (both at fair value and present fair saleable value), on a going concern basis, is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to generally pay all liabilities (including trade debt) of such Person as such liabilities become absolute and mature in the ordinary course of business and (c) such Person does not have unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged or will be engaged. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disputes” is defined in Section 4.6(i).

“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of any or all of the Equity Interests (by merger, consolidation, stock or equity purchase or otherwise) of any other Person.

“Subject Subsidiary” means, with respect to any Credit Party, a Subsidiary of such Credit Party that is organized, incorporated or formed under the laws of the jurisdiction of any other Credit Party.

“Subordinated Debt” means any unsecured Indebtedness in the form of or otherwise constituting term debt incurred by any Credit Party (including any Indebtedness incurred in connection with any Permitted Acquisition or other Permitted Investment) that: (a) is subordinated in right of payment to the Obligations at all times until all of the Obligations have been paid, performed or discharged in full, in cash in immediately available funds, and Borrower has no further right to obtain any Credit Extension hereunder pursuant to a subordination or other

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similar agreement that is in form and substance satisfactory to the Blackstone Representative in its sole discretion (which agreement shall include turnover provisions and other “deep” subordination terms, including with respect to payment, enforcement, and liens, that are satisfactory to the Blackstone Representative in its sole discretion); (b) except as permitted by clause (d) below or otherwise permitted by Section 6.10, is not subject to scheduled amortization, redemption (mandatory), sinking fund or similar payment and does not have a final maturity, in each case, before the date that is 181 days following the Term Loan Maturity Date; (c) does not include covenants and agreements (other than with respect to maturity, amortization, pricing and other economic terms) that, taken as a whole, are more restrictive or onerous on the Credit Parties in any material respect than the comparable covenants and agreements in the Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith); (d) is not subject to repayment or prepayment, including pursuant to a put option exercisable by the holder of any such Indebtedness, prior to the final maturity thereof except in the case of an event of default or change of control (or the equivalent thereof, however described); and (e) does not provide or otherwise include provisions having the effect of providing that a default or event of default (or the equivalent thereof, however described) under or in respect of such Indebtedness shall exist, or such Indebtedness shall otherwise become due prior to its scheduled maturity or the holder or holders thereof or any trustee or agent on its or their behalf shall be permitted (with or without the giving of notice, the lapse of time or both) to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in any such case upon the occurrence of a Default or Event of Default hereunder unless and until the Obligations have been declared, or have otherwise automatically become, immediately due and payable pursuant to Section 8.1(a).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which more than fifty percent (50.0%) of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (or similar body) of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party.

“Tax” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Initial Term Loans, the Delayed Draw Term Loans and any Incremental Delayed Draw Term Loans.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Term Loan Note” means a promissory note in substantially the form attached hereto as Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term SOFR” means:

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(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. Eastern Time on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR shall be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. Eastern Time on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR shall be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent (at the direction of the Blackstone Representative) in its reasonable discretion).

“Term SOFR Reference Rate” means the forward‑looking term rate based on SOFR.

“Territory” means, with respect to any Product, anywhere in the world in which any Product has been approved, or which approval is being sought, by the relevant Governmental Authority, or in which any activities have been undertaken with respect to the commercialization of any Product, including (a) advertising, promoting, marketing, offering, selling, importing, exporting, transporting, and distributing any Product, (b) strategic marketing or sales force detailing, educating, and liaising with the medical community, (c) obtaining necessary licenses and authorization from applicable Governmental Authorities, (d) interacting with the FDA and other Governmental Authorities regarding any of the foregoing, (e) producing, manufacturing or supplying any Product, and (f) activities relating to prosecution and maintenance of Product IP.

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“Third Party IP” is defined in Section 4.6(l).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date, to (b) Adjusted EBITDA as of the most recent Compliance Certificate required to be delivered pursuant to Section 5.2(a)(ii) or 5.2(c)(i).

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof or in any similar office or agency anywhere in the world in which foreign counterparts are registered or issued, and (b) all renewals thereof.

“Transfer” is defined in Section 6.1.

“Treasury Rate” means, as of the date any Term Loan is prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (a)(ii), (b), (c) or (d) of the definition thereof, deemed to be prepaid), the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such prepayment (or deemed prepayment) date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date; provided, however, that, if the period from the prepayment (or deemed prepayment) date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Regulations” means the regulations promulgated pursuant to the IRC.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or Base Rate.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

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“United Therapeutics License” means that certain License and Collaboration Agreement, dated as of September 3, 2018, between MannKind and United Therapeutics Corporation, a Delaware corporation, as amended, restated, supplemented or otherwise modified prior to the Closing Date or thereafter in accordance with the terms of this Agreement.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“Wholly‑Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Requirements of Law) are owned by such Person or another Wholly‑Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly‑Owned Subsidiary herein shall be a reference to a Wholly‑Owned Subsidiary of a Credit Party.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write‑down and Conversion Powers” means:

(a) in relation to any Bail‑In Legislation described in the EU Bail‑In Legislation Schedule from time to time, the powers described as such in relation to that Bail‑In Legislation in the EU Bail‑In Legislation Schedule;

(b) in relation to any other applicable Bail‑In Legislation:

(i) any powers under that Bail‑In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail‑In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail‑In Legislation.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MANNKIND CORPORATION,

as Borrower

By: /s/ Christopher Prentiss

Name: Christopher Prentiss

Title: Chief Financial Officer

QrumPharma, Inc.,
as a Guarantor

By: /s/ Christopher Prentiss

Name: Christopher Prentiss

Title: President and Chief Financial Officer

MannKind LLC,
as a Guarantor

By: /s/ Christopher Prentiss

Name: Christopher Prentiss

Title: Chief Executive Officer and Chief Financial Officer

Technosphere International, Inc.,

as a Guarantor

By: /s/ Christopher Prentiss

Name: Christopher Prentiss

Title: President and Chief Financial Officer

[Signature Page to Loan Agreement]

wilmington trust, national association,

as Agent

By:

Name:

Title:

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP,

as the Blackstone Representative

By:

Name:

Title:

[__],

as a Lender

By:

Name:

Title:

[Signature Page to Loan Agreement]